Exhibit (a)(1)(A)

Offer to Purchase

All Outstanding Shares of Common Stock

of

DICE THERAPEUTICS, INC.

at

$48.00 per share, net in cash, without interest and less any applicable tax withholding by

DURNING ACQUISITION CORPORATION

a wholly-owned subsidiary of

ELI LILLY AND COMPANY

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT ONE MINUTE PAST 11:59 P.M., EASTERN TIME, ON JULY 28, 2023, UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED.

Durning Acquisition Corporation, a Delaware corporation (“Purchaser”) and a wholly-owned subsidiary of Eli Lilly and Company, an Indiana corporation (“Lilly”), is offering to purchase all of the issued and outstanding shares of common stock, par value $0.0001 per share (the “Shares”), of DICE Therapeutics, Inc., a Delaware corporation (“DICE”), at a purchase price of $48.00 per Share (the “Offer Price”), net to the stockholder in cash, without interest and less any applicable tax withholding, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with this Offer to Purchase, as each may be amended or supplemented from time to time, collectively constitute the “Offer”).

The Offer is being made pursuant to an Agreement and Plan of Merger, dated June 18, 2023 (as it may be amended from time to time, the “Merger Agreement”), by and among DICE, Lilly and Purchaser, pursuant to which, after consummation of the Offer and subject to the satisfaction or waiver of certain conditions, Purchaser will merge with and into DICE pursuant to Section 251(h) of the General Corporation Law of the State of Delaware, as amended (the “DGCL”), upon the terms and subject to the conditions set forth in the Merger Agreement, with DICE continuing as the surviving corporation (the “Surviving Corporation”) and becoming a wholly-owned subsidiary of Lilly (the “Merger”). At the effective time of the Merger (the “Effective Time”), each Share issued and outstanding immediately prior to the Effective Time (other than (i) Shares owned by DICE or any wholly-owned subsidiary of DICE (each, a “DICE Subsidiary”) immediately prior to the Effective Time, (ii) Shares owned by Lilly, Purchaser or any other subsidiary of Lilly or Purchaser at the commencement of the Offer and owned by Lilly, Purchaser or any other subsidiary of Lilly immediately prior to the Effective Time, (iii) Shares irrevocably accepted for purchase in the Offer or (iv) Shares that are held by stockholders who are entitled to demand and properly demand appraisal for such Shares pursuant to and in compliance in all respects with Section 262 of the DGCL and do not fail to perfect or otherwise waive, withdraw or lose their rights to such appraisal with respect to such shares under the DGCL (the “Dissenting Shares”)), including each Share that is subject to vesting or repurchase rights of DICE immediately prior to the Effective Time (such Shares, “Restricted Stock”), will be converted into the right to receive an amount in cash equal to the Offer Price, without interest, from Purchaser (the “Merger Consideration”), less any applicable tax withholding.

Under no circumstances will interest be paid on the purchase price for the Shares accepted for payment in the Offer, including by reason of any extension of the Offer or any delay in making payment for the Shares.

The obligation of Purchaser to accept for payment and pay for Shares validly tendered (and not properly withdrawn) pursuant to the Offer is subject to the satisfaction of, among other conditions: (1) the Minimum Tender Condition (as defined below in Section 15 — “Conditions of the Offer”) and (2) the Antitrust Condition (as defined below in Section 15 — “Conditions of the Offer”). The Offer also is subject to other customary conditions as set forth in this Offer to Purchase. See Section 15 — “Conditions of the Offer.” There is no financing condition to the Offer and the Merger.

The Board of Directors of DICE (the “DICE Board”) unanimously (i) determined that the Offer, the Merger and the other transactions contemplated by the Merger Agreement (collectively, the “Transactions”) are fair to, and in the best interests of DICE and its stockholders, (ii) approved and declared advisable the Merger and the execution, delivery and performance by DICE of the Merger Agreement and the consummation of the Transactions, (iii) resolved that the Merger Agreement and the Merger will be governed by and effected under Section 251(h) of the DGCL and (iv) resolved to recommend that DICE’s stockholders accept the Offer and tender their Shares pursuant to the Offer.

A summary of the principal terms and conditions of the Offer appears in the “Summary Term Sheet” beginning on page i of this Offer to Purchase. You should read this entire document carefully before deciding whether to tender your Shares in the Offer.

NEITHER THE OFFER NOR THE MERGER HAS BEEN APPROVED OR DISAPPROVED BY THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SEC OR ANY STATE SECURITIES COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF THE OFFER OR THE MERGER OR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS OFFER TO PURCHASE OR THE RELATED LETTER OF TRANSMITTAL. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL AND A CRIMINAL OFFENSE.

The Information Agent for the Offer is:

1290 Avenue of the Americas, 9th Floor

New York, NY 10104

Shareholders, Banks and Brokers

Call Toll Free: 1-866-431-2105

Via Email: DICETherapeutics@georgeson.com

IMPORTANT

If you wish to tender all or a portion of your Shares to Purchaser in the Offer, you must:

•

If you hold your Shares directly as the holder of record, complete and sign the Letter of Transmittal (or, in the case of a book-entry transfer, deliver an Agent’s Message (as defined below) in lieu of the Letter of Transmittal) that accompanies this Offer to Purchase in accordance with the instructions set forth therein and mail or deliver the Letter of Transmittal with any required signature guarantees and all other required documents to the Depositary (as defined below in the “Summary Term Sheet”). These materials must be delivered to the Depositary prior to the Expiration Time (as defined below).

•

If you hold your Shares through a broker, dealer, commercial bank, trust company or other nominee, request your broker, dealer, commercial bank, trust company or other nominee to tender your Shares through The Depository Trust Company’s (“DTC”) Automated Tender Offer Program (“ATOP”) prior to the Expiration Time.

Questions or requests for assistance may be directed to Georgeson LLC, the information agent for the Offer (the “Information Agent”), at the address and telephone number set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the related Letter of Transmittal and other materials related to the Offer may be obtained at no cost to stockholders from the Information Agent. Additionally, copies of this Offer to Purchase, the related Letter of Transmittal and any other materials related to the Offer are available free of charge at www.sec.gov. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance.

This Offer to Purchase and the related Letter of Transmittal contain important information, and you should read both carefully and in their entirety before making a decision with respect to the Offer.

i

SUMMARY TERM SHEET

The information contained in this Summary Term Sheet is a summary only and is not meant to be a substitute for the more detailed description and information contained in the remainder of this Offer to Purchase, the related Letter of Transmittal and other materials related to the Offer. You are urged to read carefully this Offer to Purchase, the related Letter of Transmittal and other materials related to the Offer in their entirety. This Summary Term Sheet includes cross-references to other sections of this Offer to Purchase where you will find more complete descriptions of the topics mentioned below. The information concerning DICE contained in this Summary Term Sheet and elsewhere in this Offer to Purchase has been provided by DICE to Lilly and Purchaser or has been taken from, or is based upon, publicly available documents or records of DICE on file with the SEC or other public sources at the time of the Offer. Lilly and Purchaser have not independently verified the accuracy and completeness of such information.

Securities Sought	Subject to certain conditions, including the satisfaction of the Minimum Tender Condition (as described in Section 15 — “Conditions of the Offer”), all of the issued and outstanding shares of common stock, par value $0.0001 per share, of DICE.

Price Offered Per Share	Upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal: $48.00, net to the stockholder in cash, without interest and less any applicable tax withholding.

Scheduled Expiration of Offer	One minute past 11:59 P.M., Eastern Time, on July 28, 2023, unless the Offer is otherwise extended or earlier terminated.

Purchaser	Durning Acquisition Corporation, a Delaware corporation and wholly-owned subsidiary of Lilly.

DICE Board Recommendation	The DICE Board unanimously recommended that DICE’s stockholders accept the Offer and tender their Shares pursuant to the Offer.

Who is offering to buy my securities?

•

Durning Acquisition Corporation, a Delaware corporation and wholly-owned subsidiary of Lilly, which was formed solely for the purpose of facilitating the acquisition of DICE by Lilly, is offering to buy all Shares in exchange for the Offer Price.

•

Unless the context indicates otherwise, in this Offer to Purchase, we use the terms “us,” “we” and “our” to refer to Purchaser together with, where appropriate, Lilly. We use the term “Purchaser” to refer to Durning Acquisition Corporation alone, the term “Lilly” to refer to Eli Lilly and Company alone and the term “DICE” to refer to DICE Therapeutics, Inc. alone.

See Section 8 — “Certain Information Concerning Lilly and Purchaser.”

What is the class and amount of securities sought pursuant to the Offer?

•

Purchaser is offering to purchase all of the issued and outstanding Shares on the terms and subject to the conditions set forth in this Offer to Purchase. In this Offer to Purchase, we use the term “Offer” to refer to this offer to purchase the Shares and the term “Shares” to refer to the issued and outstanding shares of common stock, par value $0.0001 per share, of DICE that are the subject of the Offer.

See Section 1 — “Terms of the Offer.”

Why are you making the Offer?

•

We are making the Offer because we want to acquire control of, and ultimately the entire equity interest in, DICE. Following the consummation of the Offer, we intend to complete the Merger (as defined below) as soon as practicable. Upon completion of the Merger, DICE will become a wholly-owned subsidiary of Lilly. In addition, we will cause the Shares to be delisted from The Nasdaq Global Market (“Nasdaq”) and deregistered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after completion of the Merger.

Who can participate in the Offer?

•	The Offer is open to all holders and beneficial owners of the Shares.

How much are you offering to pay?

•	Purchaser is offering to pay $48.00 per Share, net to the stockholder in cash, without interest and less any applicable tax withholding.

See the “Introduction” to this Offer to Purchase.

Will I have to pay any fees or commissions?

•

If you are the holder of record of your Shares and you directly tender your Shares to us in the Offer, you will not need to pay brokerage fees or similar expenses. If you own your Shares through a broker, dealer, commercial bank, trust company or other nominee, and your broker, dealer, commercial bank, trust company or other nominee tenders your Shares on your behalf, your broker, dealer, commercial bank, trust company or other nominee may charge you a fee for doing so. You should consult your broker, dealer, commercial bank, trust company or other nominee to determine whether any charges will apply.

See the “Introduction” to this Offer to Purchase and Section 18 — “Fees and Expenses.”

Is there an agreement governing the Offer?

•

Yes. DICE, Lilly and Purchaser have entered into an Agreement and Plan of Merger, dated June 18, 2023 (as it may be amended from time to time, the “Merger Agreement”). The Merger Agreement contains the terms and conditions of the Offer and the Merger.

See Section 11 — “The Merger Agreement; Other Agreements — Merger Agreement” and Section 15 — “Conditions of the Offer.”

What are the material U.S. federal income tax consequences of tendering my Shares in the Offer or having my Shares exchanged for cash pursuant to the Merger?

•

The exchange of Shares for cash pursuant to the Offer or the Merger will be a taxable transaction for U.S. federal income tax purposes. A U.S. Holder (as defined below) who sells Shares pursuant to the Offer or receives cash in exchange for Shares pursuant to the Merger generally will recognize capital gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between (i) the amount of cash received and (ii) the U.S. Holder’s adjusted tax basis in the Shares sold pursuant to the Offer or converted pursuant to the Merger. See Section 5 — “Material U.S. Federal Income Tax Consequences” for a more detailed discussion of the tax treatment of the Offer and the Merger.

•

If you are a Non-U.S. Holder (as defined below), you generally will not be subject to U.S. federal income tax with respect to the sale of Shares pursuant to the Offer or receipt of cash in exchange for Shares pursuant to the Merger unless you have certain connections to the United States. See Section 5 – “Material U.S. Federal Income Tax Consequences” for a more detailed discussion of the tax treatment of the Offer and the Merger.

We urge you to consult with your own tax advisor as to the particular tax consequences to you of the Offer and the Merger in light of your particular circumstances (including the application and effect of any U.S. federal, state, local or non-U.S. income and other tax laws).

Does Purchaser have the financial resources to pay for all of the Shares that it is offering to purchase pursuant to the Offer?

•

Yes. We estimate that we will need approximately $2.4 billion in cash to purchase all of the Shares pursuant to the Offer and to complete the Merger. Lilly will provide us with sufficient funds to purchase all Shares validly tendered (and not properly withdrawn) in the Offer. Lilly has or will have available to it, through a variety of sources, including cash on hand and borrowings at prevailing market interest rates under Lilly’s commercial paper program, funds necessary to satisfy all of Purchaser’s payment obligations under the Merger Agreement and resulting from the Transactions. The Offer is not conditioned upon Lilly’s or Purchaser’s ability to finance or fund the purchase of the Shares pursuant to the Offer.

See Section 9 — “Source and Amount of Funds.”

Is Purchaser’s financial condition relevant to my decision to tender my Shares in the Offer?

•	We do not think Purchaser’s financial condition is relevant to your decision to tender Shares in the Offer because:

•	the Offer is being made for all issued and outstanding Shares solely for cash;

•

through Lilly, we will have sufficient funds available to purchase all Shares validly tendered (and not properly withdrawn) in the Offer and, if we consummate the Offer and the Merger, all Shares converted into the right to receive an amount in cash equal to the Offer Price in the Merger; and

•	the Offer and the Merger are not subject to any financing condition.

See Section 9 — “Source and Amount of Funds” and Section 11 — “The Merger Agreement; Other Agreements — Merger Agreement.”

Is there a minimum number of Shares that must be tendered in order for you to purchase any securities?

•

Yes. The obligation of Purchaser to accept for payment and pay for Shares validly tendered (and not properly withdrawn) pursuant to the Offer is subject to various conditions set forth in Section 15 — “Conditions of the Offer,” including the Minimum Tender Condition. The “Minimum Tender Condition” means that there have been validly tendered in the Offer and not properly withdrawn prior to the Expiration Time (as defined below) that number of Shares that, when added to Shares, if any, then owned beneficially by Lilly, Purchaser, or any other subsidiary of Lilly, would represent at least a majority of the Shares outstanding as of immediately following the consummation of the Offer. See Section 15 — “Conditions of the Offer.”

If you do not consummate the Offer, will you nevertheless consummate the Merger?

•

No. Neither we nor DICE is under any obligation to pursue or consummate the Merger if the Offer is not consummated as set forth in this Offer to Purchase. See Section 11 — “The Merger Agreement; Other Agreements — Merger Agreement.”

How long do I have to decide whether to tender my Shares in the Offer?

•

You will have until the Expiration Time to tender your Shares in the Offer. The term “Expiration Time” means one minute past 11:59 P.M., Eastern Time, on July 28, 2023, unless the expiration of the Offer is extended to a subsequent date in accordance with the terms of the Merger Agreement, in which case the term “Expiration Time” means such subsequent time on such subsequent date. In addition, if, pursuant to the Merger Agreement, we decide to, or are required to, extend the Offer as described below, you will have an additional period of time to tender your Shares.

See Section 1 — “Terms of the Offer” and Section 3 — “Procedures for Accepting the Offer and Tendering Shares.”

Can the Offer be extended and under what circumstances?

•

Yes. The Merger Agreement contains provisions that govern the circumstances under which Purchaser is required or permitted to extend the Offer and under which Lilly is required to cause Purchaser to extend the Offer. Specifically, the Merger Agreement provides:

•

if, at the scheduled Expiration Time, any Offer Condition (as defined in Section 15 — “Conditions of the Offer”), other than the Minimum Tender Condition, has not been satisfied or waived, Purchaser will, and Lilly will cause Purchaser to, extend the Offer for one or more consecutive increments of not more than 10 business days each (or such longer period as Lilly and DICE may agree), until such time as such conditions have been satisfied or waived (irrespective of whether the Minimum Tender Condition has been satisfied);

•

Purchaser will, and Lilly will cause Purchaser to, extend the Offer for the minimum period required by any rule, regulation, interpretation or position of the SEC or the staff thereof or Nasdaq, in each case that are applicable to the Offer; and

•

if, at the scheduled Expiration Time, each Offer Condition (other than the Minimum Tender Condition) has been satisfied or waived and the Minimum Tender Condition has not been satisfied, Purchaser may (and if so requested by DICE, Purchaser will, and Lilly will cause Purchaser to), extend the Offer for one or more consecutive increments of such duration as requested by DICE (or if not so requested by DICE, as determined by Lilly) but not more than 10 business days each (or for such longer period as may be agreed between DICE and Lilly); provided that DICE may not request Purchaser to, and Lilly will not be required to cause Purchaser to, extend the Offer on more than five occasions.

In each case, Purchaser is not required to extend the Offer beyond the Outside Date and may only do so with DICE’s consent. The “Outside Date” means June 18, 2024. See Section 1 — “Terms of the Offer” and Section 11 — “The Merger Agreement; Other Agreements —Merger Agreement.”

Will there be a subsequent offering period?

•	No, the Merger Agreement does not provide for a “subsequent offering period” in accordance with Rule 14d-11 under the Exchange Act without the prior written consent of DICE.

How will I be notified if the Offer is extended?

•

If we extend the Offer, we intend to inform Computershare Trust Company, N.A., the depositary and paying agent for the Offer (the “Depositary”), of any extension, and will issue a press release announcing the extension no later than 9:00 a.m., Eastern Time, on the business day after the previously scheduled Expiration Time.

See Section 1 — “Terms of the Offer.”

What are the most significant conditions to the Offer?

•

The obligation of Purchaser to accept for payment and pay for Shares validly tendered (and not properly withdrawn) pursuant to the Offer is subject to the satisfaction of a number of conditions by the scheduled Expiration Time of the Offer, including, among other conditions:

•	the Minimum Tender Condition (as defined below in Section 15 — “Conditions of the Offer”);

•	the Antitrust Condition (as defined below in Section 15 — “Conditions of the Offer”);

v

•	the Representations Condition (as defined below in Section 15 — “Conditions of the Offer”); and

•	the Legal Restraint Condition (as defined below in Section 15 — “Conditions of the Offer”).

The above Offer Conditions are further described, and other Offer Conditions are described, below in Section 15 — “Conditions of the Offer.” The Offer and the Merger are not subject to any financing condition.

How do I tender my Shares?

•

If you hold your Shares directly as the holder of record, complete and sign the Letter of Transmittal (or, in the case of a book-entry transfer, deliver an Agent’s Message in lieu of the Letter of Transmittal) that accompanies this Offer to Purchase in accordance with the instructions set forth therein and mail or deliver the Letter of Transmittal with any required signature guarantees and all other required documents to the Depositary. These materials must be delivered to the Depositary prior to the Expiration Time.

•

If you hold your Shares through a broker, dealer, commercial bank, trust company or other nominee, request your broker, dealer, commercial bank, trust company or other nominee to tender your Shares through ATOP prior to the Expiration Time.

•

We are not providing for guaranteed delivery procedures. Therefore, DICE stockholders must allow sufficient time for the necessary tender procedures to be completed during normal business hours of DTC, which end earlier than the Expiration Time. Normal business hours of DTC are between 8:00 a.m. and 5:00 p.m., Eastern Time, Monday through Friday. DICE stockholders must tender their Shares in accordance with the procedures set forth in this Offer to Purchase and the related Letter of Transmittal prior to the Expiration Time. Tenders received by the Depositary after the Expiration Time will be disregarded and of no effect.

See Section 3 — “Procedures for Accepting the Offer and Tendering Shares.”

If I accept the Offer, how will I get paid?

•

If the Offer Conditions are satisfied and we accept your validly tendered Shares for payment, payment will be made by deposit of the aggregate purchase price for the Shares accepted in the Offer with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payments from Purchaser and transmitting payments, subject to any tax withholding required by applicable law, to tendering stockholders whose Shares have been accepted for payment.

See Section 3 — “Procedures for Accepting the Offer and Tendering Shares.”

Until what time may I withdraw previously tendered Shares?

•

You may withdraw your previously tendered Shares at any time until the Expiration Time. In addition, if we have not accepted your Shares for payment within 60 days of commencement of the Offer, you may withdraw them at any time after August 28, 2023, the 60th day after commencement of the Offer, until we accept your Shares for payment.

See Section 4 — “Withdrawal Rights.”

How do I properly withdraw previously tendered Shares?

•

To properly withdraw previously tendered Shares, you must deliver a written notice of withdrawal with the required information to the Depositary prior to the Expiration Time. If you tendered Shares by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, you must instruct the broker, dealer, commercial bank, trust company or other nominee to arrange for the withdrawal of your Shares in a timely manner prior to the Expiration Time.

See Section 4 — “Withdrawal Rights.”

Has the Offer been approved by the DICE Board?

•

Yes. The DICE Board unanimously (i) determined that the Offer, the Merger and the other Transactions are fair to, and in the best interests of DICE and its stockholders, (ii) approved and declared advisable the Merger and the execution, delivery and performance by DICE of the Merger Agreement and the consummation of the Transactions, (iii) resolved that the Merger Agreement and the Merger will be governed by and effected under Section 251(h) and (iv) resolved to recommend that DICE’s stockholders accept the Offer and tender their Shares pursuant to the Offer.

•

Descriptions of the reasons for the DICE Board’s recommendation and approval of the Offer are set forth in DICE’s Solicitation/Recommendation Statement on Schedule 14D-9 (the “Schedule 14D-9”), which is being mailed to DICE stockholders together with the Offer materials (including this Offer to Purchase and the related Letter of Transmittal). Stockholders should carefully read the information set forth in the Schedule 14D-9, including the information set forth in Item 4 thereof under the sub-headings “Recommendation of the Board” and “Background of the Merger Agreement; Reasons for the Recommendation.”

If Shares tendered pursuant to the Offer are purchased by Purchaser, will DICE continue as a public company?

•

No. We expect to complete the Merger as soon as practicable following the consummation of the Offer. Once the Merger takes place, DICE will become a wholly-owned subsidiary of Lilly. Following the Merger, we will cause the Shares to be delisted from Nasdaq and deregistered under the Exchange Act.

See Section 13 — “Certain Effects of the Offer.”

Will a meeting of DICE stockholders be required to approve the Merger?

•

No. Section 251(h) of the DGCL provides that, unless expressly required by its certificate of incorporation, no vote of stockholders will be necessary to authorize the merger of a constituent corporation which has a class or series of stock listed on a national securities exchange or held of record by more than 2,000 holders immediately prior to the execution of the applicable agreement of merger by such constituent corporation if, subject to certain statutory provisions:

•

the agreement of merger expressly permits or requires that the merger will be effected by Section 251(h) of the DGCL and provides that such merger be effected as soon as practicable following the consummation of the tender offer;

•

an acquiring corporation consummates a tender offer for all of the outstanding stock of such constituent corporation on the terms provided in such agreement of merger that, absent the provisions of Section 251(h) of the DGCL, would be entitled to vote on the adoption or rejection of the agreement of merger; provided however, that such tender offer may be conditioned on the tender of a minimum number or percentage of shares of the stock of such constituent corporation, or any class or series thereof, and such offer may exclude any excluded stock (as defined in the DGCL);

•

immediately following the consummation of the tender offer, the stock that the acquiring corporation irrevocably accepts for purchase, together with the stock otherwise owned by the acquiring corporation or its affiliates, equals at least the percentage of shares of each class of stock of such constituent corporation that would otherwise be required to adopt the agreement of merger for such constituent corporation;

•	the acquiring corporation merges with or into such constituent corporation pursuant to such agreement of merger; and

•

each outstanding share (other than shares of excluded stock) of each class or series of stock of the constituent corporation that is the subject of and not irrevocably accepted for purchase in the offer is converted in such merger into, or into the right to receive, the same amount and type of consideration in the merger as was payable in the tender offer.

•

If the conditions to the Offer and the Merger are satisfied or waived (to the extent waivable), we are required by the Merger Agreement to effect the Merger pursuant to Section 251(h) of the DGCL without a meeting of DICE stockholders and without a vote or any further action by DICE stockholders.

See Section 16 — “Certain Legal Matters; Regulatory Approvals.”

If I do not tender my Shares but the Offer is consummated, what will happen to my Shares?

•

If the Offer is consummated, subject to the satisfaction or waiver of certain conditions set forth in the Merger Agreement (See Section 11 — “The Merger Agreement; Other Agreements — Merger Agreement”), Purchaser will merge with and into DICE pursuant to Section 251(h) of the DGCL. At the Effective Time, each Share issued and outstanding immediately prior to the Effective Time (other than (i) Shares owned by DICE or any DICE Subsidiary immediately prior to the Effective Time, (ii) Shares owned by Lilly, Purchaser or any other subsidiary of Lilly or Purchaser at the commencement of the Offer and owned by Lilly, Purchaser or any other subsidiary of Lilly immediately prior to the Effective Time, (iii) Shares irrevocably accepted for purchase in the Offer or (iv) the Dissenting Shares), including each Share of Restricted Stock, will be converted into the right to receive the Merger Consideration, less any applicable tax withholding.

•

If the Merger is completed, DICE stockholders who do not tender their Shares in the Offer (other than stockholders who properly exercise appraisal rights) will receive the same Offer Price per Share that they would have received had they tendered their Shares in the Offer. Therefore, if the Offer is consummated and the Merger is completed, the only differences to you between tendering your Shares and not tendering your Shares in the Offer are that (i) you may be paid earlier if you tender your Shares in the Offer and (ii) appraisal rights will not be available to you if you tender Shares in the Offer, but will be available to you in the Merger if you do not tender Shares in the Offer and you comply in all respects with Section 262 of the DGCL. See Section 17 — “Appraisal Rights.”

•

However, in the unlikely event that the Offer is consummated but the Merger is not completed, the number of DICE stockholders and the number of Shares that are still in the hands of the public may be so small that there will no longer be an active public trading market (or, possibly, there may not be any public trading market) for the Shares. Also, in such event, it is possible that the Shares will be delisted from Nasdaq and DICE will no longer be required to make filings with the SEC under the Exchange Act.

See the “Introduction” to this Offer to Purchase, Section 11 — “The Merger Agreement; Other Agreements — Merger Agreement” and Section 13 — “Certain Effects of the Offer.”

What will happen to my stock options and restricted stock units?

•

The Offer is being made only for Shares, and not for outstanding stock options or restricted stock units issued by DICE. Holders of outstanding unexercised stock options or outstanding restricted stock units issued by DICE will receive payment for such stock options or restricted stock units following the Effective Time as provided in the Merger Agreement without participating in the Offer. Holders of outstanding vested but unexercised stock options or outstanding vested restricted stock units issued by DICE may participate in the Offer only if they first exercise such stock options or are issued Shares in respect of such restricted stock units, in each case in accordance with the terms of the applicable Company Stock Plan (as defined herein) and other applicable agreements with DICE and tender the Shares, if any, issued upon such exercise or settlement. Any such exercise should be completed sufficiently in advance of the Expiration Time to ensure the holder of such outstanding stock options or restricted stock units will have sufficient time to comply with the procedures for tendering Shares described below in Section 3 — “Procedures for Accepting the Offer and Tendering Shares.” Holders of outstanding unexercised stock options and restricted stock units issued by DICE will receive payment with respect to those stock options and restricted stock units as described in the following paragraphs.

•

Immediately prior to the Effective Time, each stock option to purchase DICE common stock granted under a Company Stock Plan or as a non-plan inducement award that is then outstanding (other than rights under DICE’s 2021 Employee Stock Purchase Plan (the “ESPP”)), but not then vested or exercisable will become vested and exercisable in full. At the Effective Time, each stock option to purchase DICE common stock that is outstanding (including any stock option of DICE for which the vesting was accelerated immediately prior to the Effective Time as described in the preceding sentence) will be canceled and each holder thereof will be entitled to receive an amount in cash, without interest, less any applicable tax withholding, determined by multiplying (i) the excess, if any, of the Merger Consideration over the exercise price per Share underlying such stock option by (ii) the number of Shares subject to such stock option. Any such stock option that has an exercise price that equals or exceeds the Merger Consideration will be canceled for no consideration. The Merger Agreement provides that this payment will be made net of any applicable tax withholding, at or reasonably promptly after the Effective Time (but in no event later than five business days after the Effective Time).

•

Immediately prior to the Effective Time, each restricted stock unit of DICE granted under a DICE stock plan that is then outstanding but unvested immediately prior to the Effective Time will become immediately vested and exercisable in full. At the Effective Time, each restricted stock unit of DICE that is then outstanding will be canceled and each holder thereof will be entitled to receive an amount of cash, without interest, less any applicable tax withholding, determined by multiplying (i) the Merger Consideration by (ii) the number of Shares underlying such restricted stock unit. The Merger Agreement provides that this payment will be made, at or reasonably promptly after the Effective Time (but in no event later than five business days after the Effective Time) or at such later date as required under Section 409A of the Internal Revenue Code of 1986, as amended.

See Section 11 — “The Merger Agreement; Other Agreements — Merger Agreement.”

What will happen to my unvested Shares of Restricted Stock that are not validly tendered and accepted in the Offer?

•

At the Effective Time, any repurchase rights of DICE or other similar restrictions on unvested Shares of Restricted Stock will lapse in full and will be of no further force or effect, and all unvested shares of Restricted Stock that are not validly tendered and accepted in the Offer will be fully vested as of the Effective Time and, as a result of the Merger, will be entitled to receive the Merger Consideration less any applicable tax withholding.

What will happen to outstanding warrants to purchase Shares?

•

As of immediately prior to the Effective Time, each warrant to purchase Shares that was issued on June 27, 2022 to Silicon Valley Bank (“DICE Warrant”) and that is then issued, unexpired and unexercised will, as a result of the Merger and without any action on the part of any holder of a DICE Warrant, cease to represent a DICE Warrant in respect of Shares and will become a warrant exercisable for an amount in cash without interest, less any applicable tax withholding, equal to the product obtained by multiplying (i) the excess, if any, of the Merger Consideration over the exercise price per Share underlying such DICE Warrant by (ii) the number of Shares underlying such DICE Warrant (such amount, the “DICE Warrant Cash Consideration”). Lilly will pay, or will cause payment of, the DICE Warrant Cash Consideration at or reasonably promptly after the Effective Time (but in no event later than five Business Days after the Effective Time) in accordance with and subject to the terms and conditions of the applicable DICE Warrant.

What will happen to the ESPP and the Company Stock Plans (as defined below)?

•

With respect to the offering period under the ESPP in effect as of June 18, 2023, if any (the “ESPP Offering Period”), no individual who was not a participant in the ESPP June 18, 2023 may enroll in the ESPP with respect to such ESPP Offering Period and no participant may increase the percentage amount of their payroll deduction election from that in effect on June 18, 2023 for such ESPP Offering Period.

•	No new offering period will be commenced prior to the Effective Time.

•

If the applicable purchase date with respect to the ESPP Offering Period would otherwise occur on or after the Acceptance Time (as defined herein), then the ESPP Offering Period will be shortened and the applicable purchase date with respect to the ESPP Offering Period will occur on the day immediately preceding the date on which the Acceptance Time occurs.

•	The ESPP will be terminated immediately prior to the Effective Time.

•	DICE’s 2014 Equity Incentive Plan and 2021 Equity Incentive Plan (each, a “Company Stock Plan”) will be terminated effective as of the Effective Time.

See Section 11 — “The Merger Agreement; Other Agreements — Merger Agreement.”

What is the market value of my Shares as of a recent date?

•

On June 16, 2023, the last full day of trading before the public announcement of the execution of the Merger Agreement, the reported closing price of the Shares on Nasdaq was $33.85 per Share. On June 29, 2023, the last full day of trading before commencement of the Offer, the reported closing price of the Shares on Nasdaq was $46.50 per Share. We encourage you to obtain a recent market quotation for the Shares before deciding whether to tender your Shares.

See Section 6 — “Price Range of Shares; Dividends on the Shares.”

Have any stockholders already agreed to tender their Shares in the Offer or to otherwise support the Offer?

•

Yes. On June 18, 2023, in connection with the execution and delivery of the Merger Agreement, RA Capital Healthcare Fund, L.P., RA Capital Nexus Fund II, L.P. and J. Kevin Judice (collectively, the “Supporting Stockholders”), solely in their respective capacities as stockholders of DICE, entered into tender and support agreements (collectively, the “Tender and Support Agreements”) with Lilly and Purchaser, pursuant to which each Supporting Stockholder agreed, among other things, (i) to tender all of the Shares held by such Supporting Stockholder in the Offer, subject to certain exceptions (including the valid termination of the Merger Agreement), (ii) to vote against other proposals to acquire DICE and (iii) to certain other restrictions on its ability to take actions with respect to DICE and its Shares.

•

Each Tender and Support Agreement terminates automatically upon the earliest of (i) the valid termination of the Merger Agreement in accordance with its terms, (ii) the Effective Time, (iii) termination of such Tender and Support Agreement by written notice of termination from Lilly to the applicable Supporting Stockholder(s) or (iv) the date on which any amendment or change to the Merger Agreement or the Offer is effected without the applicable Supporting Stockholders’ consent that decreases the amount, or changes the form, of consideration payable to all stockholders of DICE pursuant to the terms of the Merger Agreement. The Supporting Stockholders collectively beneficially owned approximately 18% of the outstanding Shares as of June 27, 2023.

See Section 11 — “The Merger Agreement; Other Agreements —Tender and Support Agreements.”

Will I have appraisal rights in connection with the Offer?

•

No appraisal rights will be available to holders of Shares who tender such Shares in connection with the Offer. However, if Purchaser purchases Shares pursuant to the Offer and the Merger is completed, holders

x

of Shares immediately prior to the Effective Time who (i) did not tender their Shares in the Offer, (ii) follow the procedures set forth in Section 262 of the DGCL and (iii) do not thereafter lose such holders’ appraisal rights (by withdrawal, failure to perfect or otherwise), in each case in accordance with the DGCL, will be entitled to have their Shares appraised by the Delaware Court of Chancery and to receive payment of the “fair value” of such Shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest thereon. The “fair value” could be greater than, less than or the same as the Offer Price. More information regarding Section 262 of the DGCL, including how to access it without subscription or cost, is set forth in DICE’s Solicitation/Recommendation Statement on Schedule 14D-9, which is being mailed to DICE stockholders together with the Offer materials (including this Offer to Purchase and the related Letter of Transmittal).

See Section 17 — “Appraisal Rights.”

Whom should I call if I have questions about the Offer?

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You may call Georgeson LLC, the information agent for the Offer (the “Information Agent”), toll free at 1-866-431-2105. See the back cover of this Offer to Purchase for additional contact information for the Information Agent.

INTRODUCTION

Durning Acquisition Corporation, a Delaware corporation (“Purchaser”) and a wholly-owned subsidiary of Eli Lilly and Company, an Indiana corporation (“Lilly”), is offering to purchase all of the issued and outstanding shares of common stock, par value $0.0001 per share (the “Shares”), of DICE Therapeutics, Inc., a Delaware corporation (“DICE”), at a purchase price of $48.00 per Share (the “Offer Price”), net to the stockholder in cash, without interest and less any applicable tax withholding, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with this Offer to Purchase, as each may be amended or supplemented from time to time, collectively constitute the “Offer”).

The Offer is being made pursuant to an Agreement and Plan of Merger, dated June 18, 2023 (as it may be amended from time to time, the “Merger Agreement”), by and among DICE, Lilly and Purchaser, pursuant to which, after consummation of the Offer and subject to the satisfaction or waiver of certain conditions, Purchaser will merge with and into DICE pursuant to Section 251(h) of the General Corporation Law of the State of Delaware, as amended (the “DGCL”), upon the terms and subject to the conditions set forth in the Merger Agreement, with DICE continuing as the surviving corporation (the “Surviving Corporation”) and becoming a wholly-owned subsidiary of Lilly (the “Merger”). At the effective time of the Merger (the “Effective Time”), each Share issued and outstanding immediately prior to the Effective Time (other than (i) Shares owned by DICE or any wholly-owned subsidiary of DICE (each, a “DICE Subsidiary”) immediately prior to the Effective Time, (ii) Shares owned by Lilly, Purchaser or any other subsidiary of Lilly or Purchaser at the commencement of the Offer and owned by Lilly, Purchaser or any other subsidiary of Lilly immediately prior to the Effective Time, (iii) Shares irrevocably accepted for purchase in the Offer or (iv) Shares that are held by stockholders who are entitled to demand and properly demand appraisal for such Shares pursuant to and in compliance in all respects with Section 262 of the DGCL and do not fail to perfect or otherwise waive, withdraw or lose their rights to such appraisal with respect to such shares under the DGCL (the “Dissenting Shares”)), including each Share that is subject to vesting or repurchase rights of DICE immediately prior to the Effective Time (such Shares, “Restricted Stock”), will be converted into the right to receive an amount in cash equal to the Offer Price, without interest, from Purchaser (the “Merger Consideration”), less any applicable tax withholding.

Under no circumstances will interest be paid on the purchase price for the Shares accepted for payment in the Offer, including by reason of any extension of the Offer or any delay in making payment for the Shares.

The Merger Agreement is more fully described in Section 11 — “The Merger Agreement; Other Agreements — Merger Agreement.”

Tendering stockholders who are holders of record of their Shares and who tender directly to the Depositary (as defined above in the “Summary Term Sheet”) will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in Section 6 of the Letter of Transmittal, stock transfer taxes with respect to the purchase of Shares by Purchaser pursuant to the Offer. Stockholders who hold their Shares through a broker, dealer, commercial bank, trust company or other nominee should consult such broker, dealer, commercial bank, trust company or other nominee as to whether it charges any service fees or commissions.

The Board of Directors of DICE (the “DICE Board”) unanimously (i) determined that the Offer, the Merger and the other Transactions are fair to, and in the best interests of DICE and its stockholders, (ii) approved and declared advisable the Merger and the execution, delivery and performance by DICE of the Merger Agreement and the consummation of the Transactions, (iii) resolved that the Merger Agreement and the Merger will be governed by and effected under Section 251(h) of the DGCL and (iv) resolved to recommend that DICE’s stockholders accept the Offer and tender their Shares pursuant to the Offer.

Descriptions of the DICE Board’s reasons for authorizing and approving the Merger Agreement and the consummation of the Transactions are set forth in DICE’s Solicitation/Recommendation Statement on

Schedule 14D-9 (the “Schedule 14D-9”), which is being mailed to DICE stockholders together with the Offer materials (including this Offer to Purchase and the related Letter of Transmittal). Stockholders should carefully read the information set forth in the Schedule 14D-9, including the information set forth in Item 4 under the sub-headings “Recommendation of the Board” and “Background of the Merger Agreement; Reasons for the Recommendation.”

The obligation of Purchaser to accept for payment and pay for Shares validly tendered (and not properly withdrawn) pursuant to the Offer is subject to the satisfaction of, among other conditions: (i) the Minimum Tender Condition (as defined below in Section 15 — “Conditions of the Offer”) and (ii) the Antitrust Condition (as defined below in Section 15 — “Conditions of the Offer”). The Offer also is subject to other customary conditions as set forth in this Offer to Purchase. See Section 15 — “Conditions of the Offer.” There is no financing condition to the Offer and the Merger.

DICE has advised Lilly that at a meeting of the DICE Board held on June 16, 2023, Centerview Partners LLC (“Centerview”) rendered its oral opinion to the DICE Board, which was subsequently confirmed by delivery of a written opinion dated June 16, 2023, that, as of such date, and based upon and subject to the various assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken in preparing its opinion, the Offer Price, to be paid to holders of Shares (other than (i) Shares owned by DICE or a DICE Subsidiary immediately prior to the Effective Time, (ii) Shares owned by Lilly, Purchaser or any other subsidiary of Lilly at the commencement of the Offer which are owned by Lilly, Purchaser or any other subsidiary of Lilly immediately prior to the Effective Time and (iii) Appraisal Shares (as defined in the Merger Agreement) (the shares referred to in clauses (i), (ii) and (iii) together with any Shares held by any affiliate of DICE or Parent, the ”Excluded Shares”)) pursuant to the Merger Agreement was fair, from a financial point of view, to such holders. The full text of the written opinion delivered by Centerview to the DICE Board is attached as Annex A to the Schedule 14D-9.

THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION AND SHOULD BE READ CAREFULLY IN THEIR ENTIRETY BEFORE MAKING ANY DECISION WITH RESPECT TO THE OFFER.

THE TENDER OFFER

1. Terms of the Offer

Purchaser is offering to purchase all of the outstanding Shares at the Offer Price, net to the stockholder in cash, without interest and less any applicable tax withholding. Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), we will accept for payment and, promptly after the Expiration Time, pay for all Shares validly tendered prior to the Expiration Time and not properly withdrawn as described in Section 4 — “Withdrawal Rights.”

The Offer is conditioned upon, among other things, the satisfaction of the Minimum Tender Condition, the Antitrust Condition and the other conditions described in Section 15 — “Conditions of the Offer.”

The Merger Agreement contains provisions that govern the circumstances under which Purchaser is required or permitted to extend the Offer. Specifically, the Merger Agreement provides that:

(i)

if, at the scheduled Expiration Time, any Offer Condition (as defined in Section 15 — “Conditions of the Offer”), other than the Minimum Tender Condition, has not been satisfied or waived, Purchaser will, and Lilly will cause Purchaser to, extend the Offer for one or more consecutive increments of not more than 10 business days each (or such longer period as Lilly and DICE may agree), until such time as such conditions have been satisfied or waived (irrespective of whether the Minimum Tender Condition has been satisfied);

(ii)

Purchaser will, and Lilly will cause Purchaser to, extend the Offer for the minimum period required by any rule, regulation, interpretation or position of the SEC or the staff thereof or Nasdaq, in each case, that are applicable to the Offer; and

(iii)

if, at the scheduled Expiration Time, each Offer Condition (other than the Minimum Tender Condition) has been satisfied or waived and the Minimum Tender Condition has not been satisfied, Purchaser may (and if so requested by DICE, Purchaser will, and Lilly will cause Purchaser to), extend the Offer for one or more consecutive increments of such duration as requested by DICE (or if not so requested by DICE, as determined by Lilly) but not more than 10 business days each (or for such longer period as may be agreed between DICE and Lilly); provided that DICE may not request Purchaser to, and Lilly will not be required to cause Purchaser to, extend the Offer on more than five occasions.

In each case, Purchaser is not required to extend the Offer beyond the Outside Date and may only do so with DICE’s consent. See Section 1 — “Terms of the Offer” and Section 11 — “The Merger Agreement; Other Agreements — Merger Agreement.”

If we extend the Offer, are delayed in our acceptance of Shares for payment or are unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer and the Merger Agreement, the Depositary may retain tendered Shares on our behalf, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described in Section 4 — “Withdrawal Rights,” and as otherwise required by Rule 14e-1(c) under the Exchange Act.

Purchaser expressly reserves the right to waive, in its sole discretion, in whole or in part, any Offer Condition or modify the terms of the Offer in any manner not inconsistent with the Merger Agreement, except that DICE’s prior written approval is required for Purchaser to, and for Lilly to permit Purchaser to:

(i)	reduce the number of Shares subject to the Offer;

(ii)	reduce the Offer Price;

(iii)	waive, amend or modify either of the Minimum Tender Condition or the Termination Condition (as defined below);

(iv)	add to the Offer Conditions or impose any other conditions on the Offer or amend, modify or supplement any Offer Condition in any manner adverse to the holders of Shares;

(v)	except as otherwise provided in the Merger Agreement, terminate, extend or otherwise amend or modify the Expiration Time;

(vi)	change the form or terms of consideration payable in the Offer;

(vii)	otherwise amend, modify or supplement any of the terms of the Offer in any manner adverse to holders of Shares; or

(viii)	provide for any “subsequent offering period” in accordance with Rule 14d-11 of the Exchange Act.

Any extension, delay, termination or amendment of the Offer will be followed as promptly as practicable by a public announcement thereof, and such announcement in the case of an extension will be made no later than 9:00 a.m., Eastern Time, on the business day after the previously scheduled Expiration Time. Without limiting the manner in which we may choose to make any public announcement, we intend to make announcements regarding the Offer by issuing a press release and making any appropriate filing with the SEC.

If we make a material change in the terms of the Offer or the information concerning the Offer or if we waive a material condition of the Offer, we will disseminate additional tender offer materials and extend the Offer, in each case, if and to the extent required by Rules 14d-4(d)(1), 14d-6(c) and 14e-1 under the Exchange Act. The minimum period during which the Offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the terms or information changes. We understand that in the SEC’s view, an offer should remain open for a minimum of five business days from the date the material change is first published, sent or given to holders of Shares, and with respect to a change in price or a change in the percentage of Shares sought, a minimum of 10 business days is required to allow for adequate dissemination to holders of Shares and investor response.

If, on or before the Expiration Time, we increase the consideration being paid for Shares accepted for payment in the Offer, such increased consideration will be paid to all holders whose Shares are purchased in the Offer, whether or not such Shares were tendered before the announcement of the increase in the consideration.

The obligation of Purchaser to irrevocably accept for payment, and pay for, all Shares validly tendered and not properly withdrawn pursuant to the Offer is subject to the satisfaction of the Offer Conditions. Notwithstanding any other term of the Offer or the Merger Agreement, Purchaser will not be required to, and Lilly will not be required to cause Purchaser to, accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act, to pay for any tendered Shares if any of the Offer Conditions has not been satisfied at the scheduled Expiration Time. Under certain circumstances described in the Merger Agreement, Lilly or DICE may terminate the Merger Agreement.

DICE has provided us with its stockholder list and security position listings for the purpose of disseminating this Offer to Purchase, the related Letter of Transmittal and other materials related to the Offer to holders of Shares. This Offer to Purchase, the related Letter of Transmittal and other materials related to the Offer, including the Schedule 14D-9, will be mailed to record holders of Shares whose names appear on DICE’s stockholder list and will be furnished for subsequent transmittal to beneficial owners of Shares to brokers, dealers, commercial banks, trust companies and other nominees whose names, or the names of whose nominees, appear on DICE’s stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing.

2.	Acceptance for Payment and Payment for Shares

Subject to the terms of the Offer and the Merger Agreement and subject to the satisfaction or waiver of all of the Offer Conditions set forth in Section 15 — “Conditions of the Offer,” we will accept for payment and pay for all Shares validly tendered and not properly withdrawn pursuant to the Offer as promptly as practicable after the scheduled Expiration Time and, in any event, not more than three business days after the Expiration Time (the date and time of acceptance for payment, the “Acceptance Time”). Subject to compliance with Rule 14e-1(c) and Rule 14d-11(e) under the Exchange Act, as applicable, and with the Merger Agreement, we expressly reserve the right to delay payment for Shares in order to comply in whole or in part with any applicable law or regulation. See Section 16 — “Certain Legal Matters; Regulatory Approvals.”

In all cases, we will pay for Shares validly tendered and accepted for payment pursuant to the Offer only after timely receipt by the Depositary of (i) the certificates evidencing such Shares (the “Share Certificates”) or confirmation of a book-entry transfer of such Shares into the Depositary’s account at The Depository Trust Company (“DTC”) (such a confirmation, a “Book-Entry Confirmation”) pursuant to the procedures set forth in Section 3 — “Procedures for Accepting the Offer and Tendering Shares,” (ii) the Letter of Transmittal, properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer or a tender through DTC’s Automated Tender Offer Program (“ATOP”), an Agent’s Message (as defined below) in lieu of the Letter of Transmittal) and (iii) any other documents required by the Letter of Transmittal or the Depositary, in each case prior to the Expiration Time. Accordingly, tendering stockholders may be paid at different times depending upon when the Share Certificates and Letter of Transmittal, or Book-Entry Confirmations and Agent’s Message, in each case, with respect to Shares that are actually received by the Depositary.

The term “Agent’s Message” means a message transmitted through electronic means by DTC in accordance with the normal procedures of DTC to, and received by, the Depositary and forming part of a Book-Entry Confirmation, that states that DTC has received an express acknowledgment from the participant in DTC tendering the Shares that are the subject of such Book-Entry Confirmation that such participant has received and agrees to be bound by the terms of, the Letter of Transmittal, and that Purchaser may enforce such agreement against such participant. The term “Agent’s Message” also includes any hard copy printout evidencing such message generated by a computer terminal maintained at the Depositary’s office.

For purposes of the Offer, we will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered to Purchaser and not properly withdrawn as, if and when we give oral or written notice to the Depositary of our acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price for such Shares with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payments from us and transmitting such payments to tendering stockholders whose Shares have been accepted for payment. If we extend the Offer, are delayed in our acceptance of Shares for payment or are unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer and the Merger Agreement, the Depositary may retain tendered Shares on our behalf, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described in Section 4 — “Withdrawal Rights.” However, our ability to delay the payment for Shares that we have accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires us to pay the consideration offered or return the securities deposited by or on behalf of stockholders promptly after the termination or withdrawal of the Offer. Under no circumstances will we pay interest on the Offer Price for Shares accepted for payment in the Offer, including by reason of any extension of the Offer or any delay in making such payment.

If any tendered Shares are not accepted for payment pursuant to the terms and conditions of the Offer for any reason, or if Share Certificates are submitted evidencing more Shares than are tendered, Share Certificates representing unpurchased Shares will be promptly returned, without expense to the tendering stockholder (or, in the case of Shares tendered by book-entry transfer into the Depositary’s account at DTC pursuant to the procedure set forth in Section 3 — “Procedures for Accepting the Offer and Tendering Shares,” such Shares will be credited to an account maintained at DTC) following the Expiration Time.

3.	Procedures for Accepting the Offer and Tendering Shares

Valid Tenders. In order for a stockholder to validly tender Shares pursuant to the Offer, the Letter of Transmittal, properly completed and duly executed, together with any required signature guarantees (or, in the case of a book-entry transfer or a tender through DTC’s ATOP, an Agent’s Message in lieu of the Letter of Transmittal) and any other documents required by the Letter of Transmittal or the Depositary must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and either (i) in the case of certificated Shares, the Share Certificates evidencing tendered Shares must be received by the Depositary at such address or (ii) in the case of Shares held in book-entry form, such Shares must be tendered pursuant to the procedures for book-entry transfer described below under “Book-Entry Transfer” and a Book-Entry Confirmation must be received by the Depositary, in each case prior to the Expiration Time.

Book-Entry Transfer. The Depositary will establish an account with respect to the Shares at DTC for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in DTC’s system may make a book-entry delivery of Shares by causing DTC to transfer such Shares into the Depositary’s account at DTC in accordance with DTC’s procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer at DTC, either the Letter of Transmittal, properly completed and duly executed, together with any required signature guarantees, or an Agent’s Message in lieu of the Letter of Transmittal, and any other required documents, must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Time. Delivery of documents to DTC does not constitute delivery to the Depositary.

No Guaranteed Delivery. We are not providing for guaranteed delivery procedures. Therefore, DICE stockholders must allow sufficient time for the necessary tender procedures to be completed during normal business hours of DTC, which end earlier than the Expiration Time. Normal business hours of DTC are between 8:00 a.m. and 5:00 p.m., Eastern Time, Monday through Friday. DICE stockholders must tender their Shares in accordance with the procedures set forth in this Offer to Purchase and the related Letter of Transmittal prior to the Expiration Time. Tenders received by the Depositary after the Expiration Time will be disregarded and of no effect.

Signature Guarantees for Shares. No signature guarantee is required on the Letter of Transmittal (i) if the Letter of Transmittal is signed by the holder(s) of record (which term, for purposes of this Section 3, includes any participant in DTC’s system whose name appears on a security position listing as the owner of the Shares) of the Shares tendered therewith, unless such holder or holders have completed either the box entitled “Special Delivery Instructions” or the box entitled “Special Payment Instructions” on the Letter of Transmittal or (ii) if the Shares are tendered for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a member in good standing of the Security Transfer Agents Medallion Program or any other “eligible guarantor institution,” as such term is defined in Rule 17Ad-15 of the Exchange Act (each, an “Eligible Institution” and collectively, “Eligible Institutions”). In all other cases, all signatures on a Letter of Transmittal must be guaranteed by an Eligible Institution. See Instruction 1 of the Letter of Transmittal. If a Share Certificate is issued in the name of a person or persons other than the signers of the Letter of Transmittal, or if payment is to be made or delivered to, or a Share Certificate not accepted for payment or not tendered is to be issued in, the name(s) of a person or persons other than the holder(s) of record, then the Share Certificate must be endorsed or accompanied by appropriate duly executed stock powers, in either case signed exactly as the name(s) of the holder(s) of record that appear on the Share Certificate, with the signature(s) on such Share Certificate or stock powers guaranteed by an Eligible Institution as provided in the Letter of Transmittal. See Instructions 1 and 5 of the Letter of Transmittal.

Notwithstanding any other provision of this Offer, payment for Shares accepted for payment pursuant to the Offer will in all cases only be made after timely receipt by the Depositary of (i) certificates evidencing such Shares or a Book-Entry Confirmation of a book-entry transfer of such Shares into the Depositary’s account at DTC pursuant to the procedures set forth in this Section 3, (ii) the Letter of Transmittal, properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer or a tender through DTC’s ATOP, an Agent’s Message in lieu of the Letter of Transmittal) and (iii) any other documents required by the Letter of Transmittal or the Depositary, in each case prior to the Expiration Time. Accordingly, tendering stockholders may be paid at different times depending upon when the Share Certificates and Letter of Transmittal, or Book-Entry Confirmations and Agent’s Message, in each case, with respect to Shares that are actually received by the Depositary.

THE METHOD OF DELIVERY OF THE SHARES (OR SHARE CERTIFICATES), THE LETTER OF TRANSMITTAL, THE AGENT’S MESSAGE AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH DTC, IS AT THE ELECTION AND RISK OF THE TENDERING STOCKHOLDER. DELIVERY OF THE SHARES (OR SHARE CERTIFICATES), THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS WILL BE DEEMED MADE, AND RISK OF LOSS THEREOF WILL PASS, ONLY WHEN THEY ARE ACTUALLY RECEIVED BY THE DEPOSITARY (INCLUDING, IN THE CASE OF A BOOK-ENTRY TRANSFER OF SHARES, BY BOOK-ENTRY CONFIRMATION WITH RESPECT TO SUCH SHARES). IF SUCH DELIVERY IS BY MAIL, IT IS RECOMMENDED THAT THE SHARE CERTIFICATES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS BE SENT BY PROPERLY INSURED REGISTERED MAIL WITH RETURN RECEIPT REQUESTED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY PRIOR TO THE EXPIRATION TIME.

Tender Constitutes Binding Agreement. The tender of Shares pursuant to any of the procedures described above will constitute the tendering stockholder’s acceptance of the Offer, as well as the tendering stockholder’s representation and warranty that such stockholder has the full power and authority to tender and assign the Shares tendered, as specified in the Letter of Transmittal (or, in the case of a book-entry transfer, an Agent’s Message). Our acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering stockholder and us upon the terms and subject to the conditions of the Offer.

Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by us, in our sole discretion, which determination will be final and binding on all parties, subject to the rights of holders of Shares to challenge such determination with respect to their Shares in a court of competent jurisdiction and any subsequent judgment of any such court. We reserve the absolute right to reject any and all tenders determined by us not to be in proper form or the acceptance for payment of which may, in our opinion, be unlawful. We also reserve the absolute right to waive any defect or irregularity in the tender of any Shares of any particular stockholder, whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived to our satisfaction. None of Purchaser, Lilly or any of their respective affiliates or assigns, the Depositary, the Information Agent or any other person will be under any duty to give any notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Subject to the terms of the Merger Agreement and the rights of holders of Shares to challenge any interpretation with respect to their Shares in a court of competent jurisdiction and any subsequent judgment of any such court, our interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

Appointment as Proxy. By executing the Letter of Transmittal as set forth above, the tendering stockholder will irrevocably appoint designees of Purchaser as such stockholder’s attorneys-in-fact and proxies in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such stockholder’s rights with respect to the Shares tendered by such stockholder and accepted for payment by Purchaser and with respect to any and all other Shares or other securities or rights issued or issuable in respect of such Shares. All such powers of attorney and proxies will be considered irrevocable and coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, we accept for payment the Shares tendered by such stockholder as provided herein. Upon such appointment, all prior powers of attorney, proxies and consents given by such stockholder with respect to such Shares or other securities or rights will, without further action, be revoked and no subsequent powers of attorney, proxies, consents or revocations may be given by such stockholder (and, if given, will not be deemed effective). The designees of Purchaser will thereby be empowered to exercise all voting and other rights with respect to such Shares and other securities or rights, including, without limitation, in respect of any annual, special or adjourned meeting of DICE stockholders, actions by written consent in lieu of any such meeting or otherwise, as they in their sole discretion deem proper. We reserve the right to require that, in order for Shares to be deemed validly tendered, immediately upon our acceptance for payment of such Shares, Purchaser must be able to exercise full voting, consent and other rights with respect to such Shares and other related securities or rights, including voting at any meeting of stockholders of DICE.

Stock Options and Restricted Stock Units. The Offer is being made only for Shares, and not for outstanding stock options or restricted stock units issued by DICE. Holders of outstanding unexercised stock options or outstanding restricted stock units issued by DICE will receive payment for such stock options or restricted stock units following the Effective Time as provided in the Merger Agreement without participating in the Offer. Holders of outstanding vested but unexercised stock options or outstanding vested restricted stock units issued by DICE may participate in the Offer only if they first exercise such stock options or are issued Shares in respect of such restricted stock units, in each case in accordance with the terms of the applicable Company Stock Plan and other applicable agreements of DICE and tender the Shares, if any, issued upon such exercise or settlement. Any such exercise should be completed sufficiently in advance of the Expiration Time to assure the holder of such outstanding stock options will have sufficient time to comply with the procedures for tendering Shares described in this Section 3. See Section 11 — “The Merger Agreement; Other Agreements — Merger Agreement” for additional information regarding the treatment of outstanding equity awards in the Merger.

Unvested Restricted Stock. Pursuant to the Merger Agreement, at the Effective Time, any repurchase rights of DICE or other similar restrictions on unvested Shares of Restricted Stock shall lapse in full and will be of no further force or effect, and all unvested shares of Restricted Stock that are not validly tendered and accepted in the Offer will be fully vested as of the Effective Time and, as a result of the Merger, will be entitled to receive the Merger Consideration less any applicable tax withholding.

Information Reporting and Backup Withholding. Payments made to stockholders of DICE in the Offer or the Merger generally will be subject to information reporting and may be subject to backup withholding of U.S. federal income tax on payments for Shares made in the Offer or the Merger (currently at a rate of 24%). To avoid backup withholding, any stockholder that is a U.S. person that does not otherwise establish an exemption from U.S. federal backup withholding should complete and return the Internal Revenue Service (“IRS”) Form W-9 included in the Letter of Transmittal, certifying that such stockholder is a U.S. person, that the taxpayer identification number provided is correct, and that such stockholder is not subject to backup withholding. Any stockholder that is not a U.S. person should submit an IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable IRS Form W-8) attesting to such stockholder’s exempt foreign status in order to qualify for an exemption from information reporting and backup withholding. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund from the IRS or a credit against a stockholder’s U.S. federal income tax liability, if any, provided the required information is timely furnished to the IRS. If backup withholding applies and results in an overpayment of tax, a refund can generally be obtained by the stockholder timely filing a U.S. federal income tax return.

4.	Withdrawal Rights

Except as otherwise provided in this Section 4, or as provided by applicable law, tenders of Shares made pursuant to the Offer are irrevocable.

Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Time. Thereafter, tenders are irrevocable, except that if we have not accepted your Shares for payment within 60 days of commencement of the Offer, you may withdraw them at any time after August 28, 2023, the 60th day after commencement of the Offer, until Purchaser accepts your Shares for payment.

For a withdrawal of Shares to be effective, the Depositary must timely receive a written notice of withdrawal at one of its addresses set forth on the back cover of this Offer to Purchase. Any notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the names in which the Share Certificates are registered, if different from the person who tendered such Shares. The signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfer as set forth in Section 3 — “Procedures for Accepting the Offer and Tendering Shares,” any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Shares. If Share Certificates representing the Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the name of the holder(s) of record and the serial numbers shown on such Share Certificates must also be furnished to the Depositary.

Withdrawals of tenders of Shares may not be rescinded and any Shares properly withdrawn will be deemed not validly tendered for purposes of the Offer. Withdrawn Shares may, however, be retendered by following one of the procedures for tendering Shares described in Section 3 — “Procedures for Accepting the Offer and Tendering Shares” at any time prior to the Expiration Time.

Purchaser will determine, in its sole discretion, all questions as to the form and validity (including time of receipt) of any notice of withdrawal, and such determination will be final and binding, subject to the rights of holders of Shares to challenge such determination with respect to their Shares in a court of competent jurisdiction and any subsequent judgment of any such court. No withdrawal of Shares will be deemed to have been properly made until all defects and irregularities have been cured or waived. None of Purchaser, Lilly or any of their respective affiliates or assigns, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give such notification.

5.	Material U.S. Federal Income Tax Consequences

The following is a discussion of the material U.S. federal income tax consequences of the Offer and the Merger to DICE stockholders whose Shares are tendered and accepted for payment pursuant to the Offer or whose Shares are converted into the right to receive cash in the Merger. This summary is based on provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder and administrative and judicial interpretations thereof, each in effect as of the date of this Offer, and all of which are subject to change, possibly with retroactive effect. We have not sought, and do not intend to seek, any ruling from the IRS or any opinion of counsel with respect to the statements made and the conclusions reached in the following summary, and no assurance can be given that the IRS will agree with the views expressed herein, or that a court will not sustain any challenge by the IRS in the event of litigation.

This summary applies only to stockholders who hold their Shares as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment). This summary does not address all aspects of U.S. federal income taxation that may be relevant to a stockholder in light of its particular circumstances, or that may apply to stockholders subject to special treatment under U.S. federal income tax laws (e.g., regulated investment companies, real estate investment trusts, mutual funds, controlled foreign corporations, passive foreign investment companies, cooperatives, banks and certain other financial institutions, insurance companies, government organizations, tax-exempt organizations, retirement plans or other tax-deferred accounts, a corporation that accumulates earnings to avoid U.S. federal income tax, stockholders that are, or hold Shares through, partnerships or other pass-through entities for U.S. federal income tax purposes, U.S. Holders (as defined below) whose functional currency is not the United States dollar, dealers or brokers in securities or foreign currency, traders that mark-to-market their securities, expatriates and former long-term residents of the United States, persons subject to the alternative minimum tax, Non-U.S. Holders (as defined below) that own or have owned within the past five years (or are deemed to own or have owned within the past five years) 5% or more of the outstanding Shares, stockholders holding Shares as part of a straddle, hedging, constructive sale or conversion transaction, stockholders that purchase or sell Shares as part of a wash sale for tax purposes, stockholders required to recognize income or gain with respect to the Offer or the Merger no later than such income or gain is required to be reported on an applicable financial statement (as defined in the Code), stockholders holding Shares as qualified small business stock for purposes of Sections 1045 and/or 1202 of the Code, stockholders who exercise their appraisal rights in the Merger, and stockholders who received their Shares in compensatory transactions, pursuant to the exercise of employee stock options, stock purchase rights or stock appreciation rights, as restricted stock or otherwise as compensation). In addition, this discussion does not address any tax consequences related to the Medicare contribution tax on net investment income, nor does it address any tax considerations under state, local or non-U.S. laws or U.S. federal laws other than those pertaining to the U.S. federal income tax.

For purposes of this summary, the term “U.S. Holder” means a beneficial owner of Shares that, for U.S. federal income tax purposes, is: (i) an individual who is a citizen or resident of the United States; (ii) a corporation, or an entity treated as a corporation for U.S. federal income tax purposes, created or organized under the laws of the United States, any state thereof or the District of Columbia; (iii) an estate, the income of which is subject to U.S. federal income tax regardless of its source; or (iv) a trust, if (A) a United States court is able to exercise primary supervision over the trust’s administration and one or more U.S. persons have authority to control all of the trust’s substantial decisions or (B) the trust has validly elected to be treated as a U.S. person for U.S. federal income tax purposes.

For purposes of this summary, the term “Non-U.S. Holder” means a beneficial owner of Shares that is for U.S. federal income tax purposes: (i) a non-resident alien individual (other than certain former citizens and residents of the United States subject to U.S. tax as expatriates); (ii) a corporation (or other entity taxable as a corporation) that is not organized in or under the laws of the United States, any state thereof or the District of Columbia; or (iii) an estate or trust that is not a U.S. Holder. The term “Non-U.S. Holder” generally does not include an individual who is present in the United States for 183 days or more in the taxable year of disposition of Shares. If you are such an individual, you should consult your tax advisor regarding the U.S. federal income tax consequences to you of the Offer and the Merger.

If a partnership, or another entity or arrangement treated as a partnership for U.S. federal income tax purposes, holds Shares, the tax treatment of its partners or members generally will depend upon the status of the partner or member and the partnership’s activities. Accordingly, partnerships or other entities treated as partnerships for U.S. federal income tax purposes that hold Shares, and partners or members in those entities, are urged to consult their tax advisors regarding the specific U.S. federal income tax consequences to them of the Offer and the Merger.

Because individual circumstances may differ, each stockholder should consult its own tax advisor as to the applicability and effect of the rules discussed below and the particular tax effects of the Offer and the Merger to it, including the application and effect of the alternative minimum tax, the Medicare contribution tax on net investment income, and any U.S. federal, state, local and non-U.S. tax laws.

Tax Consequences to U.S. Holders

The exchange of Shares for cash pursuant to the Offer or the Merger will be a taxable transaction for U.S. federal income tax purposes.

A U.S. Holder who sells Shares pursuant to the Offer or receives cash in exchange for Shares pursuant to the Merger generally will recognize capital gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between (i) the amount of cash received and (ii) the U.S. Holder’s adjusted tax basis in the Shares sold pursuant to the Offer or converted pursuant to the Merger. Any capital gain or loss recognized will be long-term capital gain or loss if your holding period for such Shares exceeds one year as of the closing of the

Offer or the Effective Time, as the case may be. The deductibility of capital losses is subject to limitations. Gain or loss generally will be determined separately for each block of Shares (that is, Shares acquired at the same cost in a single transaction) tendered pursuant to the Offer or exchanged pursuant to the Merger.

Tax Consequences to Non-U.S. Holders

Subject to the discussion under “Information Reporting and Backup Withholding” below, any gain realized by a Non-U.S. Holder upon the tender of Shares pursuant to the Offer or the exchange of Shares pursuant to the Merger, as the case may be, generally will not be subject to U.S. federal income tax unless (i) the gain is effectively connected with a U.S. trade or business of such Non-U.S. Holder (and, if an applicable treaty so provides, is also attributable to a permanent establishment maintained by such Non-U.S. Holder in the United States), in which case the Non-U.S. Holder generally will be taxed on a net income basis generally in the same manner as a U.S. Holder (as described above under “Tax Consequences to U.S. Holders”), except that if the Non-U.S. Holder is a foreign corporation, an additional branch profits tax may apply at a rate of 30% (or a lower applicable treaty rate) on effectively connected earnings and profits (as adjusted for certain items), which will include such gain, or (ii) the Non-U.S. Holder is a nonresident alien individual who is present in the United States for 183 days or more in the taxable year of the closing of the Offer or the Effective Time, as the case may be, and certain other conditions are met, in which case the Non-U.S. Holder may be subject to a 30% U.S. federal income tax (or a tax at a reduced rate under an applicable income tax treaty) on such gain (net of certain U.S. source losses).

Information Reporting and Backup Withholding

Information reporting generally will apply to payments to a stockholder pursuant to the Offer or the Merger, unless such stockholder is an entity that is exempt from information reporting and, when required, properly demonstrates its eligibility for exemption. Any payment to a U.S. Holder that is subject to information reporting generally will also be subject to backup withholding, unless such U.S. Holder provides the appropriate documentation (generally, IRS Form W-9) to the applicable withholding agent certifying that, among other things, its taxpayer identification number is correct, or otherwise establishes an exemption.

The information reporting and backup withholding rules that apply to payments to a stockholder pursuant to the Offer and Merger generally will not apply to payments to a Non-U.S. Holder if such Non-U.S. Holder certifies under penalties of perjury that it is not a U.S. person (generally by providing an IRS Form W-8BEN or W-8BEN-E or other applicable IRS Form W-8) or otherwise establishes an exemption. Non-U.S. Holders should consult their own tax advisors to determine which IRS Form W-8 is appropriate.

Certain stockholders (including corporations) generally are not subject to backup withholding. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules generally will be allowed as a refund or a credit against a U.S. Holder’s U.S. federal income tax liability if the required information is properly and timely furnished by such U.S. Holder to the IRS.

THE FOREGOING SUMMARY DOES NOT DISCUSS ALL ASPECTS OF UNITED STATES FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO PARTICULAR STOCKHOLDERS. YOU ARE URGED TO CONSULT YOUR TAX ADVISOR REGARDING THE PARTICULAR TAX CONSEQUENCES TO YOU OF THE OFFER OR THE MERGER IN LIGHT OF YOUR PARTICULAR CIRCUMSTANCES, INCLUDING THE APPLICATION AND EFFECT OF ANY FEDERAL, STATE, LOCAL, NON-UNITED STATES, OR OTHER LAWS.

6.	Price Range of Shares; Dividends on the Shares

The Shares trade on Nasdaq under the symbol “DICE.” DICE has advised us that, as of June 27, 2023, 47,790,092 Shares were issued and outstanding. The following table sets forth the high and low intraday sale prices per Share for each quarterly period with respect to the periods indicated, as reported by Nasdaq:

	High	Low
2023
Second Quarter (through June 29, 2023)	$46.90	$25.51
First Quarter	$33.22	$25.70
2022
Fourth Quarter	$45.99	$18.90
Third Quarter	$23.61	$14.42
Second Quarter	$23.62	$12.64
First Quarter	$25.92	$13.39
2021
Fourth Quarter	$38.18	$20.94
Third Quarter (from September 15, 2021, the first trading day following DICE’s initial public offering)	$40.50	$30.00

On June 16, 2023, the last full day of trading before the public announcement of the execution of the Merger Agreement, the reported closing price of the Shares on Nasdaq was $33.85 per Share. On June 29, 2023, the last full day of trading before commencement of the Offer, the reported closing price of the Shares on Nasdaq was $46.50 per Share. We encourage you to obtain a recent market quotation for the Shares before deciding whether to tender your Shares.

DICE has never declared or paid cash dividends on the Shares and does not intend to declare or pay cash dividends on the Shares in the foreseeable future.

7.	Certain Information Concerning DICE

The summary information set forth below is qualified in its entirety by reference to DICE’s public filings with the SEC (which may be obtained as described below under “Additional Information”) and should be considered in conjunction with the financial and other information in such filings with the SEC and other publicly available information. Neither Lilly nor Purchaser has any knowledge that would indicate that any statements contained in this Offer to Purchase based on such filings and information is untrue. However, neither Lilly nor Purchaser assumes any responsibility for the accuracy or completeness of the information concerning DICE, whether furnished by DICE or contained in such filings, or for any failure by DICE to disclose events that may have occurred or that may affect the significance or accuracy of any such information but which are unknown to Lilly or Purchaser.

DICE, a Delaware corporation, is a biopharmaceutical company leveraging its proprietary technology platform to build a pipeline of novel oral therapeutic candidates to treat chronic diseases in immunology and other therapeutic areas. DICE was formed as a corporation under the laws of the State of Delaware in August 2013 under the name DiCE Molecules Corporation. In November 2014, DICE formed DiCE Molecules Holdings, LLC and completed a corporate reorganization pursuant to which DiCE Molecules Corporation was effectively succeeded by DiCE Molecules Holdings, LLC. In September 2021, DiCE Molecules Holdings, LLC converted into a Delaware corporation and changed its name to DICE. The address of DICE’s principal executive offices and DICE’s phone number at its principal executive offices are as set forth below:

DICE Therapeutics, Inc.

400 East Jamie Court, Suite 300

South San Francisco, California, 94080

(650) 566-1420

Additional Information. The Shares are registered under the Exchange Act. Accordingly, DICE is subject to the information and reporting requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. Information as of particular dates concerning DICE’s directors and officers, their compensation (including any equity-based awards granted to them), the principal holders of DICE’s securities, any material interests of such persons in transactions with DICE and other matters was disclosed in DICE’s definitive proxy statement for DICE’s 2023 Annual Meeting of Stockholders filed with the SEC on April 26, 2023. Such information also will be available in the Schedule 14D-9. The SEC maintains a website on the Internet at www.sec.gov that contains reports, proxy statements and other information regarding registrants, including DICE, that file electronically with the SEC.

8.	Certain Information Concerning Lilly and Purchaser

The summary information set forth below is qualified in its entirety by reference to Lilly’s public filings with the SEC (which may be obtained as described below under “Additional Information”) and should be considered in conjunction with the more comprehensive financial and other information in such filings with the SEC and other publicly available information.

Purchaser is a Delaware corporation and wholly-owned subsidiary of Lilly, and was formed solely for the purpose of facilitating the acquisition of DICE by Lilly. Purchaser has not carried on any activities to date, except for activities incidental to its formation and activities undertaken in connection with the Transactions. Upon consummation of the Merger, Purchaser will merge with and into DICE and will cease to exist, with DICE surviving the Merger as the Surviving Corporation. The address of Purchaser’s principal executive offices and Purchaser’s phone number at its principal executive offices are as set forth below:

Durning Acquisition Corporation

Lilly Corporate Center

Indianapolis, IN 46285

(317) 276-2000

Lilly, an Indiana corporation, was incorporated in 1901 to succeed to the drug manufacturing business founded in Indianapolis, Indiana, in 1876 by Colonel Eli Lilly. Lilly discovers, develops, manufactures and markets products in a single business segment — human pharmaceutical products. Lilly manufactures and distributes its products through facilities in the U.S., including Puerto Rico, and seven other countries. Its products are sold in approximately 110 countries. The address of Lilly’s principal executive offices and Lilly’s phone number at its principal executive offices are as set forth below:

Eli Lilly and Company

Lilly Corporate Center

Indianapolis, IN 46285

(317) 276-2000

The name, citizenship and applicable employment history, as of the date of this Offer to Purchase, of each director and executive officer of Purchaser and Lilly are set forth in Schedule I to this Offer to Purchase.

Except as set forth in Schedule I to this Offer to Purchase, during the last five years, none of Purchaser or Lilly, or, to the best knowledge of Purchaser and Lilly after due inquiry, any of the persons listed in Schedule I to this Offer to Purchase, (i) has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) was a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

As of June 30, 2023, none of Lilly, Purchaser or their respective associates or affiliates owned any Shares.

Except as set forth elsewhere in this Offer to Purchase or Schedule I to this Offer to Purchase: (i) none of Purchaser, Lilly or, to the best knowledge of Purchaser and Lilly after due inquiry, the persons listed in Schedule I hereto beneficially owns or has a right to acquire any Shares or any other equity securities of DICE; (ii) none of Purchaser, Lilly or, to the best knowledge of Purchaser and Lilly after due inquiry, the persons referred to in clause (i) above has effected any transaction with respect to the Shares or any other equity securities of DICE during the past 60 days; (iii) none of Purchaser, Lilly or, to the best knowledge of Purchaser and Lilly after due inquiry, the persons listed in Schedule I to this Offer to Purchase has any contract, arrangement, understanding or relationship with any other person with respect to any securities of DICE (including any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations); (iv) during the two years before the date of this Offer to Purchase, there have been no transactions between any of Purchaser, Lilly, their subsidiaries or, to the best knowledge of Purchaser and Lilly after due inquiry, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and DICE or any of its executive officers, directors or affiliates, on the other hand, that would be required to be disclosed on the Tender Offer Statement on Schedule TO, to which this Offer to Purchase and the related Letter of Transmittal are filed as exhibits (the “Schedule TO”) under SEC rules and regulations; and (v) during the two years before the date of this Offer to Purchase, there have been no material contacts, negotiations or transactions between Purchaser, Lilly, their subsidiaries or, to the best knowledge of Purchaser and Lilly after due inquiry, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and DICE or any of its affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer for or other acquisition of DICE’s securities, an election of DICE’s directors or a sale or other transfer of a material amount of DICE’s assets.

Additional Information. Lilly is subject to the information and reporting requirements of the Exchange Act, and in accordance therewith, is required to file periodic reports, proxy statements and other information with the SEC relating to its business, its financial condition, information as of particular dates concerning Lilly’s directors and officers, information as of particular dates concerning the principal holders of Lilly’s securities and any material interests of such persons in transactions with Lilly. The SEC maintains a website on the Internet at www.sec.gov that contains reports, proxy statements and other information regarding registrants, including Lilly, that file electronically with the SEC.

9.	Source and Amount of Funds

The Offer is not conditioned upon Lilly’s or Purchaser’s ability to finance or fund the purchase of Shares pursuant to the Offer. We estimate that we will need approximately $2.4 billion in cash to purchase all of the Shares pursuant to the Offer and to complete the Merger. Lilly will provide us with sufficient funds to purchase all Shares validly tendered (and not properly withdrawn) in the Offer. Lilly has or will have available to it, through a variety of sources, including cash on hand and borrowings at prevailing market interest rates under Lilly’s commercial paper program, funds necessary to satisfy all of Purchaser’s payment obligations under the Merger Agreement and resulting from the Transactions. As of March 31, 2023, Lilly had approximately $3.55 billion in cash and cash equivalents on hand. In the event that Lilly determines to issue commercial paper in connection with the purchase of Shares pursuant to the Offer and to complete the Merger, such commercial paper will be issued at a discount to principal amount resulting in an effective yield determined by the market for commercial paper at the time of each such issuance, the maturities of such commercial paper and Lilly’s commercial paper rating. Lilly currently anticipates the maturities of such commercial paper to be between 30 and 90 days. We have no specific alternative financing arrangements or alternative financing plans in connection with the Offer or the Merger.

10.	Background of the Offer; Past Contacts or Negotiations with DICE

Background of the Offer

The following is a description of contacts between representatives of Lilly and DICE that resulted in the execution of the Merger Agreement and the agreements related to the Offer. For a review of DICE’s additional activities, please refer to the Schedule 14D-9 that will be filed by DICE with the SEC and mailed to DICE stockholders.

In the ordinary course of business and to supplement its research and development activities, Lilly regularly evaluates business development opportunities, including strategic acquisitions and licensing, partnership and collaboration opportunities.

On April 21, 2022, DICE and Lilly entered into a confidentiality agreement to facilitate discussions to increase awareness of DICE’s product candidates and technology platform. The confidentiality agreement with Lilly included a customary “standstill” restriction that would expire upon the occurrence of specified events, including DICE’s entry into an agreement providing for an acquisition of DICE or the commencement of a tender offer for DICE stock that the DICE Board does not reject within 10 business days. The confidentiality agreement did not include a provision prohibiting Lilly from making any request that DICE waive the “standstill” restriction, known as a “don’t ask/don’t waive” provision.

In May 2022, following a scientific exchange of preclinical data from DICE’s DC-806 and DC-853 development programs between representatives of DICE and Lilly, a representative of Lilly contacted DICE and, on May 18, 2022, representatives of Lilly met with members of DICE’s management, including Mr. Scott Robertson, DICE’s chief business and financial officer, and discussed potential collaboration opportunities between the companies. A representative of Lilly requested additional data from DICE’s ongoing Phase 1 clinical trial of DC-806, which Mr. Robertson indicated would be available later in the year once the Phase 1 clinical trial of DC-806 was complete.

On August 22, 2022, Lilly contacted DICE to express interest in discussing the possibility of a partnering transaction with respect to DICE’s IL-17 program, including DC-806 and DC-853. In response to this interest, on November 4, 2022, members of DICE’s senior management, including Dr. Kevin Judice, DICE’s chief executive officer, Mr. Robertson, Dr. Tim Lu, DICE’s chief medical officer, and Dr. John Jacobsen, DICE’s chief scientific officer, met with representatives of Lilly and reviewed topline results from DICE’s Phase 1 clinical trial of DC-806 and the planned development strategy for DC-806. At this meeting, members of DICE’s senior management indicated that, given DICE’s current strong cash position, while DICE would consider partnering opportunities that might maximize the value of one or more of DICE’s product candidates, the DICE Board would require any such partnership to be both economically and strategically attractive to DICE and its stockholders in order to consider pursuing it prior to the announcement of the results from the Phase 2b clinical trial of DC-806.

On January 9, 2023, members of DICE’s senior management met with representatives of Lilly during the J.P. Morgan Healthcare Conference and discussed DICE, its technology platform, product candidates and recent clinical data. At this meeting, when asked about DICE’s business development priorities, members of DICE’s senior management indicated that while DICE would consider proposals for a partnership, any proposal would need to provide substantial value, and retained rights, to DICE in view of DICE’s current strong cash position and expected future announcements of additional information from DICE’s clinical trials.

On January 18, 2023, representatives of Lilly contacted Mr. Robertson to schedule a meeting.

On January 24, 2023, Mr. Robertson met with representatives of Lilly and discussed next steps coming out of the meeting during the J.P. Morgan Healthcare Conference. The representatives of Lilly indicated continued interest in a potential transaction with DICE, and requested additional due diligence information. Mr. Robertson informed the representatives of Lilly that, while DICE would not provide Lilly with access to detailed due diligence information unless Lilly first submitted a proposal for a transaction, DICE would provide Lilly with specific items of information that were important for Lilly to formulate a proposal.

On February 6, 2023, a representative of Lilly spoke with Mr. Robertson to request access to specific due diligence information in order for Lilly to conduct technical due diligence. On February 8, 2023, Lilly was provided with access to limited due diligence information.

On March 15, 2023, during an industry conference, Dr. Judice met with a representative of Lilly and discussed scientific data related to DICE’s programs and technology platform.

On March 27, 2023 and March 28, 2023, representatives of Centerview contacted representatives of Lilly and informed them that DICE had received acquisition interest and that, if Lilly were interested in making an acquisition proposal, members of DICE’s senior management would be prepared to meet with them for a management presentation and address key due diligence questions to facilitate an acquisition proposal. Following this outreach, representatives of Lilly confirmed to representatives of Centerview that they were interested in evaluating a potential acquisition of DICE and meeting with members of DICE’s senior management.

On April 14, 2023, Lilly delivered to a representative of Centerview a written non-binding indication of interest for an acquisition of DICE for $35.56 in cash per Share (the “April 14 Proposal”). The April 14 Proposal indicated that consummation of a transaction would not be contingent on Lilly’s ability to obtain financing, and stated that Lilly was prepared to move expeditiously to finalize its due diligence, and was prepared to begin a customary confirmatory due diligence review immediately, in parallel with the negotiation of a mutually satisfactory merger agreement.

On April 17, 2023, a representative of Centerview spoke with a representative of Lilly and stated that the per share price in the April 14 Proposal was significantly below the DICE Board’s value expectations but that DICE was willing to grant Lilly access to additional diligence information, with the expectation that Lilly would submit a significantly improved proposal to acquire DICE. Lilly was subsequently provided access to an expanded virtual data room containing additional due diligence materials.

On April 20, 2023, DICE amended its confidentiality agreement with Lilly to extend the term of the agreement, which otherwise would have expired on April 21, 2023, to October 21, 2023.

On May 3, 2023, representatives of Lilly informed a representative of Centerview that Lilly intended to provide a revised proposal to acquire DICE during the week of May 15, 2023 and requested that DICE provide an initial draft of the proposed merger agreement for Lilly’s review. The representative of Centerview communicated to representatives of Lilly that the DICE Board would need to review Lilly’s revised acquisition proposal before determining whether to engage in merger agreement discussions.

On May 8, 2023, members of DICE’s senior management met with representatives of Lilly and provided Lilly with additional information regarding DICE’s clinical programs, with representatives of Centerview present. Following this meeting, Lilly requested access to additional technical information regarding DICE’s product candidates.

On May 19, 2023, Lilly sent to a representative of Centerview a revised non-binding indication of interest for an acquisition of DICE for $45.20 in cash per Share (the “May 19 Proposal”). Like the April 14 Proposal, the May 19 Proposal indicated that consummation of a transaction would not be contingent on Lilly’s ability to obtain financing, and stated that Lilly was prepared to move expeditiously to finalize its due diligence, and was prepared to begin a customary confirmatory due diligence review immediately, in parallel with the negotiation of a mutually satisfactory merger agreement.

On May 21, 2023, Dr. Judice contacted a representative of Lilly and indicated that the DICE Board was seeking an acquisition proposal at a price per Share “in the $50s.”

On May 22, 2023, a representative of Lilly spoke with a representative of Centerview and requested that DICE propose a specific price per Share that the DICE Board would find to be acceptable.

On May 23, 2023, a representative of Centerview informed representatives of Lilly that DICE was seeking a revised proposal from Lilly to acquire DICE at a price of $51 per Share.

On May 24, 2023, Lilly delivered to a representative of Centerview a revised non-binding indication of interest for an acquisition of DICE for $48 in cash per Share (the “May 24 Proposal”). Like the April 14 Proposal and the May 19 Proposal, the May 24 Proposal indicated that consummation of a transaction would not be contingent on Lilly’s ability to obtain financing and stated that Lilly was prepared to move expeditiously to finalize its due diligence, and was prepared to begin a customary confirmatory due diligence review immediately, in parallel with the negotiation of a mutually satisfactory merger agreement. The May 24 Proposal indicated that this was Lilly’s “best and final” offer for an acquisition of DICE.

On May 25, 2023, a representative of Centerview contacted representatives of Lilly and communicated that DICE was willing to proceed with negotiations of a definitive merger agreement and confirmatory due diligence based on the $48 per share proposed in the May 24 Proposal.

Subsequently on May 25, 2023, Fenwick & West LLP (“Fenwick & West”), DICE’s outside legal advisor, provided Kirkland & Ellis LLP (“Kirkland & Ellis”), Lilly’s outside legal advisor, with an initial draft of the Merger Agreement. The draft provided for a transaction to be structured as a cash tender offer followed immediately by a merger, for exceptions to the definition of “Company Material Adverse Effect” for, among other things, conditions or events arising in connection with DICE’s preclinical or clinical studies, for Lilly to be obligated to commit to any divestitures or other actions if required in order to obtain regulatory clearance, for Lilly to not enter into or consummate any transaction or acquisition that would reasonably be expected to delay or prevent obtaining regulatory clearance, and for DICE to be allowed in certain circumstances to provide due diligence information to, and negotiate a merger agreement with, a party making an unsolicited acquisition proposal that constitutes or could reasonably be expected to lead to a superior proposal, and to accept a superior proposal after providing Lilly a right to match such proposal and paying a termination fee equal to 2.3% of the equity value of the transaction.

On May 27, 2023, Fenwick & West sent an initial draft of DICE’s disclosure letter to the Merger Agreement to Kirkland & Ellis. From June 4, 2023 to June 18, 2023, Fenwick & West and Kirkland & Ellis exchanged drafts of DICE’s disclosure letter to the Merger Agreement.

On May 29, 2023, certain representatives of Lilly and representatives of Kirkland & Ellis were provided with access to diligence information regarding chemical structure and formulation of DICE’s product candidates.

On June 1, 2023, a representative of Fenwick & West spoke with a representative of Kirkland & Ellis, and the representative of Kirkland & Ellis indicated that Lilly requested that Dr. Judice and RA Capital Healthcare Fund, L.P. (“RA Healthcare”) and RA Capital Nexus Fund II, L.P. (“RA Capital Nexus” and, together with RA Healthcare, “RA Capital”), stockholders of DICE with whom Dr. Jake Simson, a member of the Board, is affiliated, enter into Tender and Support Agreements in which Dr. Judice and RA Capital (together, the “Supporting Stockholders”) would agree to tender the Shares owned by such Supporting Stockholders in the Offer, and which would terminate in the event of a termination of the Merger Agreement.

Also on June 1, 2023, a representative of Lilly spoke with a representative of Centerview regarding their ongoing due diligence, planning and timeline for the transaction.

Between May 30, 2023 and June 13, 2022, members of DICE’s senior management conducted a number meetings with representatives of Lilly, where representatives of Centerview were present, at which members of DICE’s senior management made presentations and answered questions regarding a range of diligence topics. Representatives of Fenwick & West and Kirkland & Ellis were in attendance for the meeting with respect to legal matters.

On June 5, 2023, Kirkland & Ellis provided Fenwick & West with a revised draft of the Merger Agreement, which proposed a number of changes to the draft previously circulated by Fenwick & West, including a limitation with respect to clinical trial hold orders issued by the FDA to the exception for conditions or events arising in connection with DICE’s preclinical or clinical studies to the definition of “Company Material Adverse Effect,” removing Lilly’s obligation to commit to any divestitures or other actions if required in order to obtain United States regulatory clearance, removing Lilly’s obligation to not enter into or consummate any transaction or acquisition that would reasonably be expected to delay or prevent obtaining regulatory clearance and increasing the amount of the termination fee payable by DICE if it terminated the Merger Agreement to accept a superior proposal to 4.5% of the equity value of the transaction.

On June 6, 2023, Kirkland & Ellis provided Fenwick & West with a proposed form of the Tender and Support Agreement that Lilly required be executed by each Supporting Stockholder, beneficial owners of approximately 18% of the outstanding Shares in the aggregate, which agreements would terminate upon any termination of the Merger Agreement, including to accept a superior proposal. From June 6, 2023 to June 12, 2023, Fenwick & West and Kirkland & Ellis exchanged drafts of the form of Tender and Support Agreement.

On June 6, 2023, Fenwick & West provided Kirkland & Ellis with a revised draft of the Merger Agreement, which, among other things, made revisions to the clinical trial hold limitation in the definition of “Company Material Adverse Effect,” added a reverse termination fee amount of 7.0% of the equity value of the transaction that would be payable in the event that the transaction were not consummated due to the failure to obtain required regulatory approvals, restored Lilly’s obligation to not enter into or consummate any transaction or acquisition that would reasonably be expected to delay or prevent obtaining regulatory clearance, and decreased the amount of the termination fee payable by DICE if it terminated the Merger Agreement to accept a superior proposal to 3.0% of the equity value of the transaction.

On June 9, 2023, a representative of Centerview spoke with representatives of Lilly regarding their finalization of due diligence, key open issues in the Merger Agreement, and the timeline for a transaction announcement.

Also on June 9, 2023, Lilly’s board of directors held a meeting during which it reviewed and approved the Merger Agreement and the Transactions, including the Offer and the Merger.

On June 12, 2023, Kirkland & Ellis provided Fenwick & West with a revised draft of the Merger Agreement, which, among other things, revised the clinical trial hold limitation in the definition of “Company Material Adverse Effect,” removed the reverse termination fee in the event that the transaction was not consummated due to the failure to obtain required regulatory approvals, limited Lilly’s obligation to not enter into or consummate any transaction or acquisition that would reasonably be expected to delay or prevent obtaining regulatory clearance, and increased the amount of the termination fee payable by DICE if it terminated the Merger Agreement to accept a superior proposal to 4.0% of the equity value of the transaction.

On June 13, 2023, members of DICE’s senior management met with representatives of Lilly, with representatives of Centerview present, to provide certain additional clinical and preclinical data regarding DC-806 and DC-853.

On June 14, 2023, a representative of Centerview spoke with representatives of Lilly regarding completion of their due diligence and the anticipated timing for signing the transaction, subject to finalizing the open issues in the Merger Agreement.

Later on June 15, 2023, Fenwick & West provided Kirkland & Ellis with a revised draft of the Merger Agreement, which, among other things, revised the clinical trial hold limitation in the definition of “Company Material Adverse Effect,” revised the limitations to Lilly’s obligation to not enter into or consummate any transaction or acquisition that would reasonably be expected to delay or prevent obtaining regulatory clearance, and decreased the amount of the termination fee payable by DICE if it terminated the Merger Agreement to accept a superior proposal to $92 million (approximately 3.8% of the equity value of the transaction).

On June 16, 2023, Kirkland & Ellis provided Fenwick & West with a revised draft of the Merger Agreement, which among other things, revised the clinical trial hold limitation in the definition of “Company Material Adverse Effect” and revised the restriction on Lilly to not enter into or consummate any transaction or acquisition that would reasonably be expected to delay or prevent obtaining regulatory clearance.

Later on June 16, 2023, representatives of Fenwick & West contacted representatives of Kirkland & Ellis, discussed the remaining open issues in the Merger Agreement, and agreed (subject to approval by the DICE Board) to accept Lilly’s most recent proposal regarding the definition of “Company Material Adverse Effect” and representatives of Kirkland & Ellis agreed (subject to Lilly’s approval) to a revision of the restriction on Lilly’s obligation to not enter into or consummate any transaction or acquisition that would reasonably be expected to delay or prevent obtaining regulatory clearance.

On June 18, 2023, DICE, Lilly, and Purchaser executed the Merger Agreement and Lilly, Purchaser and each Supporting Stockholder executed the Tender and Support Agreements.

In the morning of June 20, 2023, DICE and Lilly issued a joint press release announcing the execution of the Merger Agreement.

On June 30, 2023, Purchaser commenced the Offer and filed this Offer to Purchase.

11.	The Merger Agreement; Other Agreements

Merger Agreement

The following is a summary of certain provisions of the Merger Agreement. The summary does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement itself which has been filed as Exhibit (d)(1) to the Schedule TO and is incorporated herein by reference. Copies of the Merger Agreement and the Schedule TO, and any other filings that Lilly or Purchaser makes with the SEC with respect to the Offer, may be obtained in the manner set forth in Section 8 — “Certain Information Concerning Lilly and Purchaser.” Stockholders and other interested parties should read the Merger Agreement for a more complete description of the provisions summarized below. Capitalized terms used in this Section 11 and not otherwise defined in this Offer to Purchase have the respective meanings set forth in the Merger Agreement.

The Merger Agreement has been filed with the SEC and incorporated by reference herein to provide investors and stockholders with information regarding the terms of the Merger Agreement. It is not intended to modify or supplement any factual disclosures about Lilly, Purchaser or DICE. The representations, warranties and covenants contained in the Merger Agreement were made only as of specified dates for the purposes of such agreement, were solely for the benefit of Lilly, Purchaser and DICE and may be subject to qualifications and limitations agreed upon by Lilly, Purchaser and DICE. In particular, in reviewing the representations, warranties and covenants contained in the Merger Agreement and any description thereof contained or incorporated by reference herein, it is important to bear in mind that such representations, warranties and covenants were negotiated with the principal purpose of allocating risk between Lilly, Purchaser and DICE, rather than establishing matters as facts. Such representations, warranties and covenants may also be subject to a contractual standard of materiality different from those generally applicable to stockholders and reports and documents filed with the SEC, and in some cases, are qualified by the confidential disclosure letter delivered by DICE to Lilly and Purchaser concurrently with the execution of the Merger Agreement (the “Disclosure Letter”). Neither the

inclusion of the Merger Agreement nor the summary of the Merger Agreement is intended to modify or supplement any factual disclosures about DICE, Lilly or Purchaser in DICE’s public reports filed with the SEC. Investors are not third-party beneficiaries under the Merger Agreement (except that, after the Effective Time, any one or more of the holders of Shares, Cash-Out Stock Options and Exercisable Pre-Close Stock Options may enforce the provisions in the Merger Agreement relating to their right to receive the consideration in the Merger applicable to such holder(s), and certain provisions pertaining to limitations of liability if the Termination Fee (as defined below) is paid to Lilly are intended to benefit and shall be enforceable by the stockholders of DICE). Accordingly, investors should not rely on such representations, warranties and covenants as characterizations of the actual state of facts or circumstances described therein. Information concerning the subject matter of such representations, warranties and covenants, which do not purport to be accurate as of the date of this Offer to Purchase, may have changed since June 18, 2023, which subsequent information may or may not be fully reflected in Lilly, Purchaser and DICE’s public disclosures.

The Offer. Provided that the Merger Agreement has not been terminated, Purchaser will commence the Offer as promptly as practicable, and in no event later than July 3, 2023. Purchaser’s obligation to, and Lilly’s obligation to cause Purchaser to, irrevocably accept for payment and pay for Shares validly tendered in the Offer is subject to the satisfaction of the Minimum Tender Condition and the other Offer Conditions that are described herein. Subject to the satisfaction of the Minimum Tender Condition and the other Offer Conditions described herein, the Merger Agreement provides that Purchaser will, and Lilly will cause Purchaser to, irrevocably accept for payment and pay for all Shares validly tendered and not properly withdrawn pursuant to the Offer that Purchaser becomes obligated to purchase pursuant to the Offer promptly after the expiration of the Offer and, in any event, no more than three business days after the expiration of the Offer.

Purchaser expressly reserves the right to waive, in its sole discretion, in whole or in part, any Offer Condition or modify the terms of the Offer in any manner not inconsistent with the Merger Agreement, except that DICE’s prior written approval is required for Purchaser to, and for Lilly to permit Purchaser to:

•	reduce the number of Shares subject to the Offer;

•	reduce the Offer Price;

•	waive, amend or modify either of the Minimum Tender Condition or the Termination Condition (as defined below);

•	add to the Offer Conditions or impose any other conditions on the Offer or amend, modify or supplement any Offer Condition in any manner adverse to the holders of Shares;

•	except as otherwise provided in the Merger Agreement, terminate, extend or otherwise amend or modify the Expiration Time;

•	change the form or terms of consideration payable in the Offer;

•	otherwise amend, modify or supplement any of the terms of the Offer in any manner adverse to holders of Shares; or

•	provide for any “subsequent offering period” in accordance with Rule 14d-11 of the Exchange Act.

The Merger Agreement provides that:

(i)

if, at the scheduled Expiration Time, any Offer Condition, other than the Minimum Tender Condition, has not been satisfied or waived, Purchaser will, and Lilly will cause Purchaser to, extend the Offer for one or more consecutive increments of not more than 10 business days each (or such longer period as Lilly and DICE may agree), until such time as such conditions have been satisfied or waived (irrespective of whether the Minimum Tender Condition has been satisfied);

(ii)

Purchaser will, and Lilly will cause Purchaser to, extend the Offer for the minimum period required by any rule, regulation, interpretation or position of the SEC or the staff thereof or Nasdaq, in each case, that are applicable to the Offer; and

(iii)

if, at the scheduled Expiration Time, each Offer Condition (other than the Minimum Tender Condition) has been satisfied or waived and the Minimum Tender Condition has not been satisfied, Purchaser may (and if so requested by DICE, Purchaser will, and Lilly will cause Purchaser to), extend the Offer for one or more consecutive increments of such duration as requested by DICE (or if not so requested by DICE, as determined by Lilly) but not more than 10 business days each (or for such longer period as may be agreed between DICE and Lilly); provided that DICE may not request Purchaser to, and Lilly will not be required to cause Purchaser to, extend the Offer on more than five occasions.

In each case, Purchaser is not required to extend the Offer beyond the Outside Date and may only do so with DICE’s consent.

The Merger. At the Effective Time, Purchaser will merge with and into DICE, the separate corporate existence of Purchaser will cease, and DICE will continue as the Surviving Corporation. Subject to the Merger Agreement and pursuant to the DGCL (including Section 251 thereof), the closing date of the Merger will take place no later than the second business day after satisfaction or waiver of the closing conditions set forth in the Merger Agreement. Lilly, Purchaser and DICE have agreed to take all necessary and appropriate action to cause the Merger to become effective as soon as practicable following the consummation (within the meaning of Section 251(h)(6) of the DGCL) of the Offer without a vote of holders of the Shares in accordance with Section 251(h) of the DGCL.

At the closing of the Merger, DICE will cause the certificate of merger to be filed with the Secretary of State of the State of Delaware, executed in accordance with the relevant provisions of the DGCL, and will make all other filings or recordings required under the DGCL to effectuate the Merger.

At the Effective Time, the certificate of incorporation of DICE will be amended and restated in its entirety and, as so amended, will be the certificate of incorporation of the Surviving Corporation. The bylaws of the Surviving Corporation immediately following the Effective Time will be the bylaws of the Purchaser immediately prior to the Effective Time, except that references to the name of Purchaser will be replaced by the name of the Surviving Corporation.

Board of Directors and Officers. The board of directors of the Surviving Corporation immediately following the Effective Time will consist of the members of the board of directors of Purchaser immediately prior to the Effective Time, and the officers of the Surviving Corporation immediately following the Effective Time will consist of the officers of Purchaser immediately prior to the Effective Time, each to hold office until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

Conversion of Capital Stock at the Effective Time. In the Merger, each Share issued and outstanding immediately prior to the Effective Time (other than (i) Shares owned by DICE or any DICE Subsidiary immediately prior to the Effective Time, (ii) Shares owned by Lilly, Purchaser or any other subsidiary of Lilly or Purchaser at the commencement of the Offer and owned by Lilly, Purchaser or any other subsidiary of Lilly immediately prior to the Effective Time, (iii) Shares irrevocably accepted for purchase in the Offer, or (iv) the Dissenting Shares), including each Share of Restricted Stock, will be converted into the right to receive the Merger Consideration, less any applicable tax withholding.

Each share of Purchaser’s common stock issued and outstanding immediately prior to the Effective Time will be converted into one fully paid and nonassessable share of common stock of the Surviving Corporation and will constitute the only outstanding shares of capital stock of the Surviving Corporation.

The holders of certificates or book-entry shares which immediately prior to the Effective Time represented Shares will cease to have any rights with respect to such Shares other than the right to receive, upon surrender of such certificates or book-entry shares in accordance with the procedures set forth in the Merger Agreement, the Merger Consideration, or, with respect to Dissenting Shares, the rights set forth in Section 262 of the DGCL.

Treatment of Equity Awards. Pursuant to the Merger Agreement, as of immediately prior to the Effective Time, each stock option (other than rights under the ESPP) to purchase DICE common stock granted under a Company Stock Plan or as a non-plan inducement award that is then outstanding but not then vested or exercisable, will fully vest. At the Effective Time, each stock option of DICE granted under a Company Stock Plan or as a non-plan inducement award then outstanding (other than rights under the ESPP) that is then outstanding will be canceled and the holder thereof will be entitled to receive a cash payment without interest, less any applicable tax withholding, equal to the product obtained by multiplying (i) the total number of Shares underlying such DICE stock option and (ii) the excess, if any, of the Merger Consideration over the exercise price per Share of such DICE stock option. Any such stock option that has an exercise price per Share that equals or exceeds the Merger Consideration will be canceled for no consideration.

The Merger Agreement also provides that each restricted stock unit of DICE granted under a Company Stock Plan or as a non-plan inducement award that is outstanding but unvested immediately prior to the Effective Time will fully vest as of immediately prior to the Effective Time. At the Effective Time, each restricted stock unit of DICE granted under a Company Stock Plan or as a non-plan inducement award that is then outstanding will be canceled and the holder thereof will be entitled to receive a cash payment, without interest, less any applicable tax withholding, equal to the product obtained by multiplying (i) the Merger Consideration by (ii) the number of Shares underlying such restricted stock unit.

Treatment of Employee Stock Purchase Plan. As soon as practicable following the execution of the Merger Agreement, DICE is required to take all actions with respect to the ESPP that are necessary to provide that (i) with respect to the ESPP Offering Period under the ESPP in effect as of June 18, 2023, if any, no individual who was not already a participant in the ESPP as of June 18, 2023 may enroll in the ESPP with respect to such ESPP Offering Period and no participant may increase the percentage amount of their payroll deduction election from that in effect on June 18, 2023 for such offering period, (ii) no new offering period will be commenced under the ESPP prior to the Effective Time, (iii) if the applicable purchase date with respect to the ESPP Offering Period in effect on June 18, 2023 would otherwise occur on or after the day on which the Acceptance Time occurs, such ESPP Offering Period will be shortened and the applicable purchase date with respect to such ESPP Offering Period will occur on the day immediately preceding the date on which the Acceptance Time occurs, and (iv) immediately prior to the Effective Time, the ESPP will terminate.

Promised Grantees. Prior to the Effective Time, DICE will grant a cash bonus in a specified manner to each person identified on the Disclosure Letter who had been promised an equity interest in DICE and remains at the time an employee of DICE (each, a “Promised Grantee”) in lieu of such promised equity interest in exchange for (and subject to) the execution of a general release of claims in favor of DICE, Lilly and related persons. As of and following the Effective Time, no Promised Grantee will have the right to acquire any equity interest in DICE or the Surviving Corporation or have any right to receive an equity award in respect thereof.

DICE Warrants. Pursuant to the Merger Agreement, as of immediately prior to the Effective Time, each DICE Warrant that is then issued, unexpired and unexercised will, as a result of the Merger and without any action on the part of any holder of the DICE Warrant, cease to represent a DICE Warrant in respect of Shares and will become a warrant exercisable for an amount in cash without interest, less any applicable tax withholding, equal to the product obtained by multiplying (i) the excess, if any, of the Merger Consideration over the exercise price per Share underlying such DICE Warrant by (ii) the number of Shares underlying such DICE Warrant.

Withholding. Lilly, DICE and the Depositary are entitled to deduct and withhold from any amounts payable pursuant to the Merger Agreement such amounts required to deducted and withheld under the Code or any other tax law.

Transfer Taxes. If payment is to be made to a person other than the person named on a surrendered Share Certificate, it will be a condition to such payment that (i) such Share Certificate so surrendered must be properly endorsed or must otherwise be in proper form and (ii) the person presenting such Share Certificate must pay any transfer tax or other taxes required or must establish to the satisfaction of Lilly that such tax has been paid or is not required to be paid.

In the Merger Agreement, DICE has made representations and warranties to Lilly and Purchaser with respect to, among other things:

•	corporate matters, such as organization, organizational documents, standing, qualification, power and authority;

•	capital structure;

•	subsidiaries and equity interests;

•	authority, execution and enforceability relative to the Merger Agreement;

•	no conflicts and required consents;

•	SEC filings and undisclosed liabilities;

•	disclosure controls and internal controls over financial reporting;

•	accuracy of information supplied for purposes of the offer documents and the Schedule 14D-9;

•	the absence of specified changes or events;

•	taxes;

•	labor relations;

•	employees and employee benefit plans;

•	property;

•	contracts;

•	litigation;

•	compliance with laws, including anti-corruption and anti-bribery laws;

•	regulatory matters;

•	environmental matters;

•	intellectual property and computer systems;

•	privacy and data;

•	insurance;

•	brokers and other advisors;

•	no rights agreements;

•	anti-takeover provisions and statutes;

•	the opinion of its financial advisor;

•	no stockholder vote required; and

•	affiliate transactions.

Some of the representations and warranties in the Merger Agreement made by DICE are qualified as to “materiality” or “Company Material Adverse Effect.” For purposes of the Merger Agreement, a “Company Material Adverse Effect” means any change, event, condition, development, circumstance, state of facts, effect or occurrence that (i) has a material adverse effect on the business, financial condition or results of operations of DICE and the DICE Subsidiaries, taken as a whole, or (ii) prevents DICE from consummating the Transactions on or before the Outside Date. For purposes of clause (i) of the definition of “Company Material Adverse Effect,” none of the following, and no change, event, condition, development, circumstance, state of facts, effect or occurrence that results from or arises in connection with the following, either alone or in combination, will be deemed to constitute a Company Material Adverse Effect or will be taken into account in determining whether there has been a Company Material Adverse Effect:

any change, event, condition, development, circumstance, state of facts, effect or occurrence to the extent resulting from or arising in connection with:

(A) general conditions (or changes therein) in the industries in which DICE and the DICE Subsidiaries operate;

(B) general economic or regulatory, legislative or political conditions (or changes therein), including any actual or potential stoppage, shutdown, default or similar event or occurrence affecting a national or federal government, or securities, credit, banking, financial or other capital markets conditions (including changes generally in prevailing interest rates, currency exchange rates, credit markets or equity price levels or trading volumes), in each case in the United States, the European Union or elsewhere in the world;

(C) any change or prospective change in applicable law or GAAP (or the authoritative interpretation or enforcement thereof);

(D) geopolitical conditions, the outbreak or escalation of hostilities, any acts or threats of war (whether or not declared, including the ongoing conflict between Russia and Ukraine), sabotage, cyber-intrusion, terrorism, or any escalation or worsening of any of the foregoing;

(E) any epidemic, pandemic (including COVID-19), disease outbreak or other public health-related event (or escalation or worsening of any such events or occurrences, including, in each case, the response of Governmental Officials (including COVID-19 Measures)), hurricane, tornado, flood, fire, volcano, earthquake or other natural or man-made disaster or any other national or international calamity, crisis or disaster;

(F) the failure, in and of itself, of DICE to meet any internal or external projections, forecasts, estimates or predictions in respect of any financial or operating metrics before, on or after June 18, 2023, or changes in the market price or trading volume of DICE common stock or the credit rating of DICE (it being understood that the underlying facts giving rise or contributing to such failure or change may be taken into account in determining whether there has been a Company Material Adverse Effect if such facts are not otherwise excluded under this definition);

(G) the announcement, pendency or performance of any of the Transactions, including the identity of, or any facts or circumstances relating to, Lilly, Purchaser or their respective affiliates, any stockholder proceeding (direct or derivative) in respect of the Merger Agreement or any of the Transactions and any loss of or change in relationship, contractual or otherwise, with any governmental entity, supplier, vendor, service provider, collaboration partner, licensor, licensee or any other party having business dealings with DICE or either DICE Subsidiary (including the exercise, or prospective exercise, by any party of any rights that arise upon a change of control), or departure of any employees or officers, of DICE or either DICE Subsidiary;

(H) DICE’s compliance with the covenants contained in the Merger Agreement;

(I) any action taken by DICE or either DICE Subsidiary at Lilly’s written request or with Lilly’s written consent;

(J) any matter described in the Disclosure Letter, to the extent the effects of such matter were known or reasonably foreseeable by Lilly;

(K) any conditions or events that occur in connection with DICE’s, either DICE Subsidiary’s, or their competitors’ or potential competitors’, preclinical or clinical studies or the results of, or data derived from, such studies or announcements thereof or in connection therewith, or approval by the U.S. Food and Drug Administration (the “FDA”) or any other governmental entity (or other preclinical or clinical or regulatory developments), market entry or threatened market entry of any products competitive with any of the DICE’s or either DICE Subsidiary’s products or product candidates; or

(L) any recommendations, statements, decisions or other pronouncements made, published or proposed by professional medical organizations or payors, or any governmental entity or representative thereof, or any panel or advisory body empowered or appointed by any of the foregoing, relating to any products or product candidates of DICE or either DICE Subsidiary, or any competitors or potential competitors of DICE or either DICE Subsidiary, or the pricing, reimbursement or insurance coverage thereof, except (x) in the case of clauses (A), (B), (C), (D) or (E), to the extent that DICE and the DICE Subsidiaries, taken as a whole, are disproportionately affected thereby as compared with other participants in the industries in which DICE and the DICE Subsidiaries operate (in which case the incremental disproportionate impact or impacts may be taken into account in determining whether there has been a Company Material Adverse Effect) and (y) in the case of clauses (K) or (L), to the extent such change, event, condition, development, circumstance, state of facts, effect or occurrence results from (1) fraud by DICE or either DICE Subsidiary or (2) the FDA issuing either (I) one or more orders that impose a clinical hold on the investigation of DICE’s small molecule DC-806 compound or (II) one or more orders that impose a clinical hold on the investigation of DICE’s small molecule DC-853 compound, the result of which would reasonably be likely to result in a termination of, or a delay of 12 months or more in dosing patients in, the DC-806 program or the DC-853 program (in which case such change, event, condition, development, circumstance, state of facts, effect or occurrence, to the extent resulting from such fraud or order, may be taken into account in determining whether there has been a Company Material Adverse Effect).

In the Merger Agreement, Lilly and Purchaser have made representations and warranties to DICE with respect to:

•	corporate matters, such as organization, organizational documents, standing, qualification, power and authority;

•	authority, execution and enforceability relative to the Merger Agreement;

•	no conflicts and required consents;

•	accuracy of information supplied for purposes of the offer documents and the Schedule 14D-9;

•	brokers;

•	litigation;

•	ownership of securities of DICE; and

•	availability of funds to consummate the Offer and the Merger.

Some of the representations and warranties in the Merger Agreement made by Lilly and Purchaser are qualified as to “materiality” or “Parent Material Adverse Effect.” For purposes of the Merger Agreement, the term “Parent Material Adverse Effect” means any change, effect, event or occurrence that prevents Lilly or Purchaser from consummating the Offer, the Merger and the other Transactions on or before the Outside Date.

None of the representations and warranties of the parties to the Merger Agreement contained in the Merger Agreement or in any schedule, instrument or other document delivered pursuant to the Merger Agreement survive the Effective Time.

Conduct of Business Pending the Merger. DICE has agreed that, from June 18, 2023 until the earlier of the Acceptance Time and the termination of the Merger Agreement in accordance with its terms, except as expressly provided by the Merger Agreement or as disclosed prior to execution of the Merger Agreement in the Disclosure

Letter delivered to Lilly in connection with the Merger Agreement, DICE will, and will cause each DICE Subsidiary to, conduct its business in the ordinary course and use commercially reasonable efforts to (i) preserve intact its present business organization, (ii) keep available the services of its present officers at the vice-president level and above and (iii) preserve its present relationships and goodwill with suppliers, licensors, licensees, contractors, partners and others having material business dealings with it.

DICE has further agreed that, from June 18, 2023 to the earlier of the Acceptance Time or the termination of the Merger Agreement in accordance with its terms, except as expressly provided for by the Merger Agreement or as set forth prior to execution of the Merger Agreement in the Disclosure Letter, DICE will not do any of the following without the prior written consent of Lilly (which consent will not be unreasonably withheld, delayed or conditioned), among other things and subject to specified exceptions (including specified ordinary course exceptions):

•

(i) enter into any new material line of business or enter into any agreement, arrangement or commitment that materially limits or otherwise restricts DICE or its affiliates (other than in the case as further described in Section 6.01(a) of the Merger Agreement), from time to time engaging or competing in any line of business or in any geographic area or (ii) otherwise enter into any agreements, arrangements or commitments imposing material restrictions on DICE’s assets, operations or business;

•

declare, set aside, establish a record date in respect of, accrue, or pay any dividends on, or make any other distributions (whether in cash, stock, equity securities or property) in respect of any DICE capital stock, other than dividends and distributions of cash by a direct or indirect wholly owned subsidiary of DICE to its parent;

•	split, combine or reclassify any DICE capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of DICE’s capital stock;

•

repurchase, redeem, offer to redeem or otherwise acquire, directly or indirectly, any shares of capital stock of DICE or options, warrants, convertible or exchangeable securities, stock-based performance units or other rights to acquire any such shares of capital stock except for (i) acquisitions of shares of DICE common stock in connection with the surrender of shares of DICE common stock by holders of DICE stock options outstanding on June 18, 2023 in order to pay the exercise price of DICE stock options, (ii) the withholding of shares of DICE common stock to satisfy tax obligations with respect to awards granted pursuant to the DICE stock plans outstanding on June 18, 2023 and (iii) the acquisition by DICE of DICE stock options and restricted stock units, in each case, outstanding on June 18, 2023 in connection with the forfeiture of such awards, in each case in accordance with their terms;

•

issue, grant, deliver, sell, authorize, pledge or otherwise encumber any shares of DICE capital stock or options, warrants, convertible or exchangeable securities, stock-based performance units or other rights to acquire such shares, any bonds, debentures, notes or other indebtedness having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) or any other rights that give any person the right to receive any economic interest of a nature accruing to the holders of DICE common stock, other than issuances of DICE common stock upon the exercise of DICE stock options or purchase rights under the ESPP or the settlement of restricted stock units or upon the exercise of warrants, in each case in accordance with their terms;

•	amend its certificate of incorporation, bylaws or other comparable organizational documents (except for immaterial or ministerial amendments);

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form any subsidiary or acquire or agree to acquire, directly or indirectly, in a single transaction or a series of related transactions, whether by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any assets outside of the ordinary course of business, any business or any corporation, partnership, limited liability company, joint venture, association or other business organization or division thereof or any other person (other than DICE), if the aggregate amount of consideration paid or transferred by DICE or any DICE Subsidiary would exceed $250,000;

•	except as required pursuant to the terms of any benefit plan or benefit agreement in effect as of June 18, 2023:

○

adopt, enter into, establish, terminate, amend or modify any collective bargaining agreement, benefit plan or benefit agreement, or any plan or arrangement that would be a benefit plan or benefit agreement if in effect as of June 18, 2023;

○	grant to any director, employee or individual service provider any increase in base or other compensation;

○	grant to any director, employee, or individual service provider any increase in severance or termination pay;

○	pay or award, or commit to pay or award, any bonuses or incentive compensation;

○	enter into any employment, retention, consulting, change in control, severance or termination agreement with any director, employee or individual service provider;

○	take any action to accelerate any rights or benefits under any benefit plan or benefit agreement, or the funding of any payments or benefits under any benefit plan or benefit agreement; or

○	hire or terminate the employment or service of any employee or individual service provider, other than for cause;

•

make any change in accounting methods, principles or practices, except as may be required (i) by GAAP (or any authoritative interpretation thereof), including pursuant to standards, guidelines and interpretations of the Financial Accounting Standards Board or any similar organization, or (ii) by law, including Regulation S-X promulgated under the Securities Act of 1933, as amended, in each case, as agreed to by DICE’s independent public accountants;

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sell, lease (as lessor), license or otherwise transfer (including through any “spin-off”), or pledge, encumber or otherwise subject to any lien (other than a permitted lien), any properties or assets (other than intellectual property) except (i) sales or other dispositions of inventory and excess or obsolete properties or assets in the ordinary course of business, (ii) pursuant to contracts to which DICE is a party made available to Lilly and in effect prior to June 18, 2023 or (iii) properties or assets having a fair market value of less than $250,000 in the aggregate;

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sell, assign, license or otherwise transfer any intellectual property owned by DICE, except (i) for licenses (including sublicenses) to intellectual property granted in the ordinary course of business, (ii) pursuant to Standard IP Contracts (as defined in the Merger Agreement), (iii) pursuant to contracts to which DICE is a party made available to Lilly and in effect prior to June 18, 2023, or (iv) abandonment or other disposition of any of DICE’s intellectual property at the end of the applicable statutory term, in the ordinary course of prosecution or otherwise in the ordinary course of business;

•	incur or materially modify the terms of (including by extending the maturity date thereof) any indebtedness for borrowed money or guarantee any such indebtedness of another person;

•	issue or sell any debt securities or warrants or other rights to acquire any debt securities of DICE, guarantee any debt securities of another Person;

•	enter into any “keep well” or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing;

•

make any loans, advances or capital contributions to, or investments in, any other person, other than to or in (i) DICE, (ii) any acquisition not in violation of the Merger Agreement or (iii) any person pursuant to any advancement obligations under DICE’s certificate of incorporation or bylaws or indemnification agreements as in effect on or prior to June 18, 2023;

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other than in accordance with DICE’s capital expenditure budget made available to Lilly, make or agree to make any capital expenditure or expenditures that in the aggregate are in excess of the amount specified in the Disclosure Letter;

•

pay, discharge, settle, compromise or satisfy (i) any pending or threatened claims, liabilities or obligations relating to a Proceeding (absolute, accrued, asserted or unasserted, contingent or otherwise), including any Proceeding initiated by DICE, other than any such payment, discharge, settlement, compromise or satisfaction of a claim solely for money damages in the ordinary course of business in an amount not to exceed $250,000 per payment (assuming the payment in full of all future fixed or contingent payments), discharge, settlement, compromise or satisfaction of $1,000,000 in the aggregate for all such payments, discharges, settlements, compromises or satisfactions or (ii) any litigation, arbitration, proceeding or dispute that relates to the Transactions;

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make, change or revoke any material tax election, change any annual tax accounting period or adopt or change any material method of tax accounting, file any amended material tax return, enter into any closing agreement within the meaning of Section 7121 of the Code (or any similar provision of state, local or foreign law), or settle or compromise any material tax liability or refund;

•

amend, cancel or terminate any material insurance policy naming DICE or either DICE Subsidiary as an insured, a beneficiary or a loss payable payee without obtaining comparable substitute insurance coverage;

•	adopt a plan or agreement of complete or partial liquidation or dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than the Merger);

•

abandon, cancel, fail to renew or permit to lapse (i) any of DICE’s material registered intellectual property or (ii) any of DICE’s material registered intellectual property to the extent that DICE has the right to take or cause to be taken such action pursuant to the terms of the applicable contract under which such intellectual property is licensed to DICE;

•	fail to renew (to the extent renewable at the option of DICE) or terminate any contract under which material intellectual property is licensed to DICE;

•

disclose to any third party, other than under a confidentiality agreement or other legally binding confidentiality undertaking, any trade secret of DICE that is included in DICE’s intellectual property in a way that results in loss of material trade secret protection thereon, except for any such disclosures made as a result of a publication of a patent application filed by DICE or in connection with any required regulatory filing;

•

sell, transfer, license or otherwise encumber any of DICE’s intellectual property other than non-exclusive licenses ancillary to research, development, manufacture, clinical testing, sale, distribution and commercialization activities relating to products or services entered into in the ordinary course of business;

•

except in the ordinary course of business or in connection with any transaction to the extent specifically permitted by Section 6.01 of the Merger Agreement, enter into, terminate or modify in any material respect, or expressly release any material rights under, any specified material contracts or any contract that, if existing on June 18, 2023, would have been a specified material contract;

•

participate in any scheduled meetings or scheduled teleconferences with, or correspond in writing, communicate or consult with the FDA or any similar governmental entity without providing Lilly with prior written notice and, within 24 hours from the time such written notice is delivered, the opportunity to consult with DICE with respect to such correspondence, communication or consultation, in each case to the extent reasonably practicable and permitted by applicable law, and excluding routine administrative communications, or immaterial communications;

•	commence any clinical study of which Lilly has not been informed prior to June 18, 2023;

•	unless mandated by any regulatory authority, discontinue, terminate or suspend any ongoing clinical study;

•	discontinue, terminate or suspend any ongoing IND-enabling preclinical study without first consulting with Lilly in good faith; or

•	authorize, commit or agree to take any of the foregoing actions.

Access to Information. From and after June 18, 2023, subject to the requirements of applicable law, DICE has agreed to provide Lilly and its officers, directors, employees, investment bankers, attorneys, other advisors or other representatives reasonable access during normal business hours to DICE’s properties, books and records, contracts and personnel, and furnish, as promptly as reasonably practicable, to Lilly all information concerning its business, properties and personnel as Lilly may reasonably request, subject to customary exceptions and limitations.

Directors’ and Officers’ Indemnification and Insurance. The Merger Agreement provides for indemnification and insurance rights in favor of DICE’s current and former directors, officers, employees and agents, who we refer to as “indemnitees.” Specifically, Lilly and Purchaser have agreed that all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time (and rights to advancement of expenses) existing at the execution of the Merger Agreement in favor of indemnitees as provided in DICE’s certificate of incorporation or bylaws or under any indemnification agreement in effect as of June 18, 2023 and made available to Lilly will be assumed by the Surviving Corporation, without further action at the Effective Time, survive the Offer Closing and the Merger, continue in full force and effect in accordance with their respective terms and will for the period beginning upon the Acceptance Time and ending six years from the Effective Time, not be amended, repealed or otherwise modified in a manner that would adversely affect any right thereunder of any indemnitee.

At or prior to the Effective Time, following good-faith consultation with Lilly and utilizing Lilly’s insurance broker, DICE may obtain and fully pay the premium for “tail” directors’ and officers’ liability insurance policies in respect of acts or omissions occurring at or prior to the Effective Time (including for acts or omissions occurring in connection with the approval of the Merger Agreement and the consummation of the Transactions) for the period beginning upon the Acceptance Time and ending six years from the Effective Time, covering each indemnitee and containing terms (including with respect to coverage and amounts) and conditions (including with respect to deductibles and exclusions) that are in the aggregate, no less favorable to any indemnitee than those of DICE’s directors’ and officers’ liability insurance policies in effect on June 18, 2023 (the “Existing D&O Policies”). However, the maximum aggregate annual premium for such “tail” insurance policies will not exceed 300% of the aggregate annual premium payable by DICE pursuant to its most recent renewal under the Existing D&O Policies (the “Maximum Amount”). If such “tail” insurance policies have been obtained by DICE, Lilly will cause such “tail” insurance policies to be maintained in full force and effect, for their full term, and cause all obligations thereunder to be honored by it and the Surviving Corporation. In the event DICE does not obtain such “tail” insurance policies, then, for the period beginning upon the Acceptance Time and ending six years from the Effective Time, Lilly will either purchase such “tail” insurance policies or Lilly will maintain in effect the Existing D&O Policies in respect of acts or omissions occurring at or prior to the Effective Time (including for acts or omissions occurring in connection with the approval of the Merger Agreement and the consummation of the Transactions). However, neither Lilly nor the Surviving Corporation will be required to pay an aggregate annual premium for such insurance policies in excess of the Maximum Amount, and, if the annual premium of such insurance coverage exceeds such amount, Lilly or the Surviving Corporation will be obligated to obtain the maximum amount of coverage available for the Maximum Amount.

Reasonable Best Efforts. Upon the terms and subject to the conditions set forth in the Merger Agreement, each of DICE, Lilly and Purchaser will, and will cause their respective subsidiaries to, use its reasonable best efforts to promptly take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, as promptly as reasonably practicable and in any event prior to the Outside Date, the Offer, the Merger and the other Transactions, including (i) causing each of the Offer Conditions and each of the conditions to the Merger set forth in the Merger Agreement to be satisfied, in each case as promptly as reasonably practicable after June 18, 2023, (ii) the making of all necessary notices to, and the obtaining of all necessary or advisable actions or non-actions, waivers and consents from, any third party (including any governmental entity) with respect to the Merger Agreement or the Transactions, in each case as requested by Lilly, provided that DICE will not be required to make, or agree to make, any payments, or enter into or amend any contract, in connection therewith, (iii) the making of all necessary registrations, declarations and filings with, and the taking of all reasonable steps as may be necessary to avoid a Proceeding by, any governmental entity with respect to the Merger Agreement or the Transactions, (iv) the defending or contesting of any Proceedings, whether judicial or administrative, challenging the Merger Agreement or the consummation of the Transactions, including seeking to have any stay or temporary restraining order entered by any court or other governmental entity vacated or reversed and (v) the execution and delivery of any additional instruments necessary to consummate the Transactions and to fully carry out the purposes of the Merger Agreement. In addition and without limiting the foregoing, DICE and DICE Board will (A) take all action necessary to ensure that no restrictions on business combinations of any takeover law or similar statute or regulation is or becomes applicable to any Transaction or the Merger Agreement and (B) if the restrictions on business combinations of any takeover law or similar statute or regulation becomes applicable to any Transaction or the Merger Agreement, use its reasonable best efforts to take all action necessary to ensure that the Transactions may be consummated as promptly as practicable on the terms contemplated by the Merger Agreement and otherwise to minimize the effect of such statute or regulation on the Transactions and the Merger Agreement. Each of Lilly and DICE will not, and will not permit their respective subsidiaries to, enter into any agreement providing for, or consummate, any acquisition of a 40% or greater ownership interest in or applicable assets of any third party, where (i) such third party’s lead product or product candidate is, or the subject assets include, an oral or injectable small molecule drug, the primary indication for which is psoriasis or psoriatic arthritis, and (ii) such agreement or acquisition would reasonably be expected to prevent or materially delay any required approvals, or the expiration or termination of the applicable waiting period, under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), or any foreign antitrust laws applicable to the Merger.

Lilly and DICE will, or will cause their ultimate parent entity as that term is defined in the HSR Act to, in consultation and cooperation with the other, file (i) with the U.S. Federal Trade Commission (the “FTC”) and the Antitrust Division of the U.S. Department of Justice (the “DOJ”) the notification and report form required under the HSR Act for the Offer, the Merger or any of the other Transactions as promptly as practicable (but in no event later than July 10, 2023) and (ii) all appropriate filings, notices, applications or similar documents required under any foreign antitrust law applicable to the Transactions (as set forth in the Disclosure Letter) as promptly as reasonably practicable. Each of Lilly and DICE will (i) furnish to the other party such necessary information and reasonable assistance as the other party may request in connection with its preparation of any filing or submission which is necessary under the HSR Act or any foreign antitrust law, (ii) give the other party reasonable prior notice of any such filings or submissions and, to the extent reasonably practicable, of any communication with, and any inquiries or requests for additional information from, the FTC, the DOJ and any other governmental entity regarding the Offer, the Merger or any of the other Transactions, and permit the other party (or its outside counsel if necessary to retain confidentiality) to review and discuss in advance, and consider in good faith the views of, permit the participation of, and incorporate all reasonable comments of the other party in connection with, any such filings, submissions, communications, inquiries or requests, (iii) unless prohibited by applicable law or by the applicable governmental entity, and to the extent reasonably practicable, (A) not participate in or attend any meeting, or engage in any substantive conversation, with any governmental entity in respect of the Offer, the Merger or any of the other Transactions without providing reasonable prior notice the other party, (B) in the event one party is prohibited by applicable law or by the applicable governmental entity from participating in or attending any such meeting or engaging in any such conversation, keep such party apprised with respect thereto, (C) cooperate with one another in the filing of any substantive memoranda, white papers, filings, correspondence or other written communications explaining or defending the Merger Agreement, the Offer, the Merger or any of the other Transactions, articulating any regulatory or competitive argument or responding to requests or objections made by any governmental entity and (D) furnish the other party with copies of all filings, submissions, correspondence and communications (and memoranda setting forth the substance thereof) between it and its affiliates and their respective representatives, on the one hand, and any governmental entity or members of any governmental entity’s staff, on the other hand, with respect to the Merger Agreement, the Offer, the Merger and the other Transactions and (iv) comply with any inquiry or request from the FTC, the

DOJ or any other governmental entity as promptly as reasonably practicable. Any such additional information will be in substantial compliance with the requirements of the HSR Act or the applicable foreign antitrust law, as the case may be. The parties hereto agree not to extend, directly or indirectly, any waiting period under the HSR Act or any foreign antitrust law or enter into any agreement with a governmental entity to delay or not to consummate the Offer, the Merger or any of the other Transactions, except with the prior written consent of the other party. Without limiting the foregoing, DICE, Lilly and Purchaser will promptly provide to the other (or the other’s respective advisors) copies of all correspondence between such party and any Governmental Entity relating to the Transactions. DICE, Lilly and Purchaser may, as they deem advisable and necessary, designate any competitively sensitive materials provided to the other under Section 7.02 of the Merger Agreement as “outside counsel only.” Such materials and the information contained therein will be given only to outside counsel of the recipient and will not be disclosed by such outside counsel to employees, officers, or directors of the recipient without the advance written consent of the party providing such materials.

In furtherance of the foregoing and subject to the terms and conditions set forth in the Merger Agreement, Lilly and Purchaser have agreed to take promptly any and all steps necessary to avoid, eliminate or resolve each and every impediment and obtain all clearances, consents, approvals and waivers under the HSR Act or any foreign antitrust law that may be required by any governmental entity, so as to enable DICE, Lilly and Purchaser to close the Transactions as promptly as practicable (and in any event by or before the Outside Date); provided, however that nothing in Section 7.02 of the Merger Agreement will require, and notwithstanding anything to the contrary in the Merger Agreement, neither Lilly nor Purchaser will have any obligation to (or to cause any of their respective subsidiaries or affiliates or DICE or any DICE Subsidiary to): (i) sell, license, divest or dispose of or hold separate the assets, intellectual property or businesses of any entity, (ii) terminate, amend or assign any existing relationships or contractual rights or obligations of any entity, (iii) change or modify any course of conduct regarding future operations of any entity, (iv) otherwise take any action that would limit the freedom of action with respect to, or the ability to retain, one or more businesses, assets or rights of any entity or interests therein or (v) commit to take any such action in the foregoing clause (i), (ii), (iii) or (iv).

Employee Matters. Lilly will (or will cause the Surviving Corporation to), for a period of one year following the Effective Time (the “Continuation Period”), provide to each individual who is employed by DICE or any DICE Subsidiary immediately prior to the Effective Time and who continues employment with Lilly or the Surviving Corporation or any of their respective subsidiaries or affiliates as of immediately following the Effective Time (each, a “Company Employee”) (i) a base salary or wage rate and target cash incentive opportunity that are at least as favorable in the aggregate to those provided to such Company Employee by DICE or either DICE Subsidiary, as applicable, as of immediately prior to the Effective Time and (ii) employee benefits (excluding cash incentive opportunities, severance (except as provided in the following sentence), equity and equity based awards and change in control plans, programs and arrangements) that are substantially comparable in the aggregate to those provided to such Company Employee by DICE or either DICE Subsidiary under DICE’s benefit plans or DICE’s benefit agreements that are disclosed in the Disclosure Letter, as applicable, as of immediately prior to the Effective Time (or, to the extent a Company Employee becomes covered by an employee benefit plan or program of Lilly (or one of its affiliates other than the Surviving Corporation) during such period, substantially comparable to those benefits maintained for and provided to similarly situated employees of Lilly (or its relevant affiliate)). Notwithstanding the foregoing, during the Continuation Period, Lilly will (or will cause the Surviving Corporation to) provide any Company Employee who experiences a termination of employment under the circumstances set forth in the Disclosure Letter with severance benefits no less favorable than under the DICE policies set forth in the Disclosure Letter, subject to the Company Employee’s execution of a general release of claims in favor of DICE, Lilly and related persons.

Following the time in which the Company Employees no longer participate in a benefit plan of DICE after the Effective Time, the Company Employees will be eligible to participate in the corresponding plan of Lilly, the Surviving Corporation or their respective affiliates (“Surviving Corporation Plans”) to the same extent as other similarly-situated employees of Lilly and its affiliates. Following the Effective Time, each Company Employee will be immediately eligible to participate, without any waiting time, in any and all plans of the Surviving

Corporation to the extent coverage under any such plan replaces coverage under a comparable benefit plan of DICE in which such Company Employee participates immediately prior to the Effective Time.

If DICE has not paid annual bonuses in respect of calendar year 2023 (the “2023 Annual Bonuses”) prior to the Effective Time, then, no later than March 15, 2024, Lilly will cause the Surviving Corporation or its applicable affiliate to pay to each Company Employee who participates in the Company’s 2023 annual bonus plan, such Company Employee’s 2023 Annual Bonus based on the greater of target performance and actual achievement of the applicable performance metrics, subject to the Company Employee’s continued employment through the payment date (the “Payment Date”). If Lilly or the Surviving Corporation or any of their respective affiliates terminates the employment of any Company Employee for any reason other than for cause (as defined in the Executive Agreements (as such term is defined in the Disclosure Letter)) or solely to the extent such Company Employee is a party to an Executive Agreement, in the event of a resignation for Good Reason (as defined in the Executive Agreements) prior to the Payment Date, such Company Employee will remain entitled to receive their 2023 Annual Bonus on the Payment Date, payable as if they had remained employed through the Payment Date, subject to such Company Employee’s execution of a general release of claims in favor of DICE, Lilly and related Persons.

From and after the Effective Time, Lilly will (or will cause the Surviving Corporation to) assume, honor and continue all of DICE’s benefit plans and benefit agreements in accordance with their respective terms as in effect as of immediately prior to the Effective Time; provided, however, Lilly or the Surviving Corporation, as applicable, will not be limited in its ability to amend, modify or terminate any such benefit plan or benefit agreement in accordance with its terms as in effect as of immediately prior to the Effective Time and, subject, in the case of a benefit agreement, to the consent of any affected Company Employee who is party to such a benefit agreement.

With respect to the Surviving Corporation’s plans, including any “employee benefit plan,” as defined in Section 3(3) of ERISA, maintained by Lilly or any of its subsidiaries to provide benefits for vacation, paid time-off, severance or 401(k) savings, for purposes of determining eligibility to participate, level of benefits and vesting, each Company Employee’s service with DICE (as well as service with any predecessor employer of the DICE, to the extent service with the predecessor employer is recognized by the DICE) will be treated as service with Lilly or any of its subsidiaries. However, the foregoing will not apply to the extent it would result in duplication of benefits for the same period of service or to any benefit plan that is a frozen plan or that provides benefits to a grandfathered employee population.

With respect to any welfare plan maintained by Lilly or any of its subsidiaries in which any Company Employee is eligible to participate after the Effective Time, Lilly will (and cause the Surviving Corporation to), to the extent permitted under such plan, (i) waive all limitations as to preexisting conditions and exclusions with respect to participation and coverage requirements applicable to such employees and their eligible dependents and beneficiaries, to the extent such limitations were waived, satisfied or did not apply to such employees or eligible dependents or beneficiaries under the corresponding DICE welfare plans in which such employees participated immediately prior to the Effective Time and (ii) waive any waiting period or evidence of insurability requirement that would otherwise be applicable to a Company Employee and their eligible dependents on or after the Effective Time, in each case, to the extent such Company Employee or eligible dependent had satisfied any similar limitation or requirement under an analogous DICE benefit plan prior to the Effective Time.

Lilly will, or will cause the Surviving Corporation to, with respect to any accrued but unused personal, sick or vacation time to which any Company Employee is entitled pursuant to the personal, sick or vacation policies applicable to such Company Employee immediately prior to the Effective Time, assume the liability for any accrued personal, sick or vacation time and allow such Company Employee to use such accrued personal, sick or vacation time in accordance with the practice and policies of Lilly or the Surviving Corporation, as they may be amended from time to time.

Stockholder Litigation. From and after June 18, 2023 until the earlier of the Expiration Time or the termination of the Merger Agreement in accordance with its terms, DICE will provide Lilly an opportunity to review and to propose comments to all material filings or responses to be made by DICE in connection with any Proceedings commenced, or to the knowledge of DICE, threatened in writing, by or on behalf of one or more stockholders of DICE against DICE and its directors relating to any Transaction, and DICE will give reasonable and good faith consideration to any comments proposed by Lilly. In no event will DICE enter into, agree to or disclose any settlement with respect to such Proceedings without Lilly’s consent, such consent not to be unreasonably withheld, delayed or conditioned. DICE will notify Lilly promptly of the commencement or written threat of any Proceeding of which it has received notice or become aware and will keep Lilly promptly and reasonably informed regarding any such Proceedings.

No Solicitation. DICE will not, and DICE will cause its representatives not to, (i) directly or indirectly solicit, initiate or knowingly encourage or knowingly facilitate (including by way of providing information) any inquiries, proposals, or offers or the making of any submission or announcement of any inquiry, proposal, or offer that constitutes or could reasonably be expected to lead to a Company Takeover Proposal (as defined below) or (ii) directly or indirectly engage in, enter into or participate in any discussions or negotiations with any person regarding, furnish to any person any information or afford access to the business, properties, assets, books or records of DICE to, or take any other action to assist or knowingly facilitate or knowingly encourage any effort by any person, in each case in connection with or in response to any inquiry, offer or proposal that constitutes, or could reasonably be expected to lead to, any Company Takeover Proposal (other than, solely in response to an inquiry that did not result from a material breach of Section 6.02(a) of the Merger Agreement, to refer the inquiring person to Section 6.02 of the Merger Agreement and to limit its communication exclusively to such referral or to clarify the terms thereof in writing). DICE will, and will cause its directors and officers to, and will use its reasonable best efforts to cause its representatives to, immediately (i) cease all solicitations, discussions and negotiations regarding any inquiry, proposal or offer pending on June 18, 2023 that constitutes, or could reasonably be expected to lead to, a Company Takeover Proposal, (ii) request the prompt return or destruction of all confidential information previously furnished to any person within the last six months for the purposes of evaluating a possible Company Takeover Proposal and (iii) terminate access to any physical or electronic data rooms relating to a possible Company Takeover Proposal.

However, at any time prior to the Acceptance Time, in response to a Company Takeover Proposal made after June 18, 2023 that did not result from a material breach of Section 6.02(a) of the Merger Agreement, in the event that the DICE Board determines, in good faith, after consultation with outside counsel and a financial advisor, that such Company Takeover Proposal constitutes or could reasonably be expected to lead to a Superior Company Proposal (a “Qualifying Company Takeover Proposal”), DICE may (A) enter into an Acceptable Confidentiality Agreement (as defined below) with any person or group of persons making such Qualifying Company Takeover Proposal, (B) furnish information with respect to DICE to the person or group of persons making such Qualifying Company Takeover Proposal and its or their representatives pursuant to an Acceptable Confidentiality Agreement so long as DICE concurrently or promptly thereafter provides Lilly, in accordance with the terms of the Confidentiality Agreement, any material non-public information with respect to DICE furnished to such other person or group of persons that was not previously furnished to Lilly, and (C) participate in discussions or negotiations with such person or group of persons and its or their representatives regarding such Qualifying Company Takeover Proposal (including soliciting the making of a revised Qualifying Company Takeover Proposal); provided that DICE may only take the actions described in clauses (A), (B) or (C) above, if the DICE Board determines, in good faith, after consultation with outside counsel, that the failure to take any such action would be inconsistent with its fiduciary duties under applicable law. DICE will not, and will cause its representatives not to, release any person from, or waive, amend or modify any provision of, or grant permission under or fail to enforce, any standstill provision in any agreement to which DICE is a party; provided that, if the DICE Board determines in good faith, after consultation with its outside counsel that the failure to take such action would be inconsistent with its fiduciary duties under applicable law, DICE may waive any such standstill provision solely to the extent necessary to permit the applicable person (if such person has not been solicited in breach of Section 6.02 of the Merger Agreement) to make, on a confidential basis to the DICE Board, a

Company Takeover Proposal, conditioned upon such person agreeing that DICE will not be prohibited from providing any information to Lilly (including regarding any such Company Takeover Proposal) in accordance with, and otherwise complying with, Section 6.02 of the Merger Agreement.

“Acceptable Confidentiality Agreement” means a customary confidentiality agreement that contains confidentiality provisions that are no less favorable in the aggregate to DICE than those contained in the Confidentiality Agreement (defined below); provided that such confidentiality agreement may omit to contain a “standstill” or similar obligation to the extent that Lilly has been, or is, concurrently with the entry by DICE into such confidentiality agreement, released from any “standstill” or other similar obligation in the Confidentiality Agreement.

“Company Takeover Proposal” means any inquiry, proposal or offer from any person or group (other than Lilly and its subsidiaries) relating to (i) any direct or indirect acquisition or purchase, in a single transaction or a series of related transactions, of (A) 20% or more (based on the fair market value thereof, as determined by the DICE Board) of the assets of DICE and DICE Subsidiaries, taken as a whole or (B) 20% or more of the aggregate voting power of the capital stock of DICE, (ii) any tender offer, exchange offer, merger, consolidation, business combination, recapitalization, liquidation, dissolution, binding share exchange or similar transaction involving DICE that, if consummated, would result in any person or group (or the stockholders of any person) beneficially owning, directly or indirectly, 20% or more of the aggregate voting power of the capital stock of DICE or of the surviving entity or the resulting direct or indirect parent of DICE or such surviving entity, other than, in each case, the Transactions or (iii) any combination of the foregoing.

“Superior Company Proposal” means any written bona fide Company Takeover Proposal received after June 18, 2023 and that if consummated would result in a person or group (or the stockholders of any person) owning, directly or indirectly, (i) 75% or more of the aggregate voting power of the capital stock of DICE or of the surviving entity or the resulting direct or indirect parent of DICE or such surviving entity or (ii) 75% or more (based on the fair market value thereof, as determined in good faith by the DICE Board) of the assets of DICE and DICE Subsidiaries, taken as a whole, on terms and conditions which the DICE Board determines, in good faith, after consultation with outside counsel and its independent financial advisor, (A) is more favorable from a financial point of view to the stockholders of DICE than the Transactions, taking into account all the terms and conditions (including all financial, regulatory, financing, conditionality, legal and other terms and conditions) of such proposal and the Merger Agreement (including any changes to the terms of the Merger Agreement proposed by Lilly pursuant to Section 6.02(b) of the Merger Agreement) and (B) is reasonably likely to be completed.

Wherever the term “group” is used in this subsection of the Merger Agreement, it is used as defined in Rule 13d-5 under the Exchange Act.

Recommendation Change. As described above, and subject to the provisions described below, the DICE Board has determined to recommend that the stockholders of DICE accept the Offer and tender their Shares to Purchaser in the Offer. The foregoing recommendation is referred to herein as the “DICE Board Recommendation.” The DICE Board also agreed to include the DICE Board Recommendation with respect to the Offer in the Schedule 14D-9 and has permitted Lilly to refer to such recommendation in this Offer to Purchase and documents related to the Offer.

Except as described below, neither the DICE Board nor any committee thereof will:

•

withdraw, qualify or modify in a manner adverse to Lilly or Purchaser, or propose publicly to withdraw, qualify or modify in a manner adverse to Lilly or Purchaser, the DICE Board Recommendation or resolve or agree to take any such action;

•	adopt, endorse, approve or recommend, or propose publicly to adopt, endorse, approve or recommend, any Company Takeover Proposal or resolve or agree to take any such action;

•	publicly make any recommendation in connection with a tender offer or exchange offer (other than the Offer) other than a recommendation against such offer;

•

fail to include the DICE Board Recommendation in the Schedule 14D-9 when disseminated to DICE’s stockholders (any action described in this bullet and the foregoing three bullets is referred to as an “Adverse Recommendation Change”); or

•

approve or recommend, or publicly propose to approve or recommend, or authorize, cause or permit DICE to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, option agreement, merger agreement, joint venture agreement, partnership agreement or other agreement relating to or that would reasonably be expected to lead to, any Company Takeover Proposal (other than an Acceptable Confidentiality Agreement entered into in accordance with the Merger Agreement), or resolve, agree or publicly propose to take any such action.

Unless such action would otherwise constitute an Adverse Recommendation Change, DICE and Lilly have agreed that the Merger Agreement will not prohibit DICE from (1) taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act (or any similar communication to stockholders), including making any “stop-look-and-listen” communication to the stockholders of DICE or (2) making any disclosure to its stockholders if the DICE Board determines, in good faith, after consultation with outside counsel, that the failure to take such action would be inconsistent with its fiduciary duties or applicable law. DICE and Lilly have further agreed that: (i) any “stop, look and listen” letter or similar communication limited to the information described in Rule 14d-9(f) under the Exchange Act and (ii) any disclosure of information to DICE’s stockholders that describes DICE’s receipt of a Company Takeover Proposal and the operation of the Merger Agreement with respect thereto and contains a statement that the DICE Board has not effected an Adverse Recommendation Change will be deemed to not be an Adverse Recommendation Change.

However, at any time prior to the Acceptance Time, subject to compliance with other provisions summarized under “– No Solicitation” and “– Recommendation Change” above, (1) the DICE Board may take any of the actions specified in the first and fourth bullets of the definition of Adverse Recommendation Change above in response to an Intervening Event (as defined below) if the DICE Board determines, in good faith, after consultation with outside counsel, that the failure to take such action would be inconsistent with its fiduciary duties under applicable law and (2) if the DICE Board receives a Superior Company Proposal that did not result from a material breach of the provisions summarized under “– No Solicitation” DICE may make an Adverse Recommendation Change, and may terminate the Merger Agreement pursuant to the Superior Proposal Termination Right (defined below) in order to enter into a definitive agreement with respect to the Superior Company Proposal.

However, such action may only be taken if, prior to taking such action (1) the DICE Board has given Lilly at least four business days’ prior written notice of its intention to take such action and a description of the reasons for taking such action (which notice, in respect of a Superior Company Proposal, will specify the identity of the person who made such Superior Company Proposal and the material terms and conditions of such Superior Company Proposal and attach the most current version of the relevant transaction agreement, or, in respect of an Intervening Event, will include a reasonably detailed description of the underlying facts giving rise to such action), (2) DICE will have negotiated, and will have caused its representatives to negotiate in good faith, with Lilly during such notice period, to the extent Lilly wishes to negotiate, to enable Lilly to revise the terms of the Merger Agreement in such a manner that would eliminate the need for taking such action (and in respect of a Superior Company Proposal, would cause such Superior Company proposal to no longer constitute a Superior Company Proposal), (3) following the end of such notice period, the DICE Board will have considered in good faith any revisions to the Merger Agreement irrevocably committed to in writing by Lilly, and will have determined in good faith, after consultation with outside counsel, that failure to effect such recommendation change would be inconsistent with its fiduciary duties under applicable law and, with respect to a Superior Company Proposal, that such Superior Company Proposal continues to constitute a Superior Company Proposal and (4) in the event of any change to any of the financial terms (including the form and amount of consideration) of such Superior Company Proposal, DICE will, in each case, deliver to Lilly an additional notice consistent with that described in clause (1) above and a renewed notice period under clause (1) above will commence (except that the four-business day notice period referred to in clause (1) above will instead be equal to two business days) during which time DICE will be required to comply with the foregoing covenants anew with respect to such additional notice, including clauses (1) through (4) above.

“Intervening Event” means any event, change, effect, development, condition or occurrence material to DICE and DICE Subsidiaries, taken as a whole, that was not known or reasonably foreseeable by the DICE Board as of June 18, 2023 (or if known or reasonably foreseeable, the consequences of which were not known or reasonably foreseeable); provided that in no event will any of the following constitute or contribute to an Intervening Event: (i) changes in the financial or securities markets or general economic or political conditions in the United States, (ii) changes (including changes in applicable law) or conditions generally affecting the industry in which DICE operates, (iii) the announcement or pendency of the Merger Agreement or the Transactions, (iv) changes in the market price or trading volume of the common stock of DICE (it being understood that the underlying facts giving rise or contributing to such change may be taken into account in determining whether there has been an Intervening Event), (v) DICE’s meeting or exceeding any internal or published budgets, projections, forecasts or predictions of financial performance for any period, (vi) any fact relating to Lilly or its affiliates or (vii) the receipt, existence or terms of any Company Takeover Proposal or any inquiry, offer, request or proposal that would reasonably be expected to lead to a Company Takeover Proposal, or the consequences of any of the foregoing.

Termination. The Merger Agreement may be terminated at any time prior to the Acceptance Time as follows:

•	by mutual written consent of Lilly, Purchaser and DICE;

•

by either DICE or Lilly, if (i) the Acceptance Time has not occurred on or before 11:59 p.m., Eastern time, on the Outside Date; provided that the right to terminate the Merger Agreement pursuant to the foregoing will not be available to any party to the Merger Agreement if the failure of the Acceptance Time to occur on or before the Outside Date is primarily due to a material breach of the Merger Agreement by such party (the “Outside Date Termination Right”) or (ii) any judgment issued, or other legal restraint or prohibition imposed, in each case, by any governmental entity of competent jurisdiction, or law, in each case, of the United States or any state thereof permanently preventing or prohibiting the consummation of the Offer or the Merger will be in effect and will have become final and non-appealable; provided that the party seeking to terminate the Merger Agreement pursuant to the foregoing clause (ii) will have complied in all material respects with its obligations under Section 7.02 of the Merger Agreement in respect of any such legal restraint;

•

by Lilly, if DICE breaches or fails to perform any of its representations, warranties or covenants contained in the Merger Agreement, which breach or failure to perform individually or in the aggregate with all such other breaches or failures to perform would result in the failure of any of certain specified Offer Conditions and cannot be or has not been cured prior to the earlier of (x) 30 days after the giving of written notice to the DICE of such breach or failure to perform and (y) the Outside Date; provided that Lilly and Purchaser are not then in material breach of the Merger Agreement (the “Company Material Breach Termination Right”);

•	by Lilly if an Adverse Recommendation Change has occurred (the “Adverse Recommendation Change Termination Right”);

•

by DICE, if (i) Purchaser fails to commence the Offer in violation of the terms of the Merger Agreement (other than due to a violation by DICE of its obligations under the Merger Agreement), (ii) Purchaser will have terminated the Offer prior to its expiration date (as such expiration date may be extended in accordance with the Merger Agreement), other than in accordance with the Merger

Agreement or (iii) all of the Offer Conditions have been satisfied or waived as of immediately prior to the expiration of the Offer and the Acceptance Time will not have occurred within five business days following the expiration of the Offer;

•

by DICE, if Lilly or Purchaser breaches or fails to perform any of its representations, warranties or covenants contained in the Merger Agreement, which breach or failure to perform (i) individually or in the aggregate with all such other breaches or failures to perform, would result in a Parent Material Adverse Effect and (ii) has not been cured prior to the earlier of (x) 30 days after the giving of written notice to Lilly or Purchaser of such breach or failure to perform and (y) the Outside Date (provided that DICE is not then in material breach of the Merger Agreement); or

•

by DICE, if (i) the DICE Board authorizes DICE to enter into a definitive written agreement providing for a Superior Company Proposal, (ii) DICE Board has complied in all material respects with its obligations under the non-solicitation provisions of the Merger Agreement in respect of such Superior Company Proposal and (iii) DICE has paid, or simultaneously with the termination of the Merger Agreement pays, the fee due under the Merger Agreement that is payable if the Merger Agreement is terminated (the “Superior Proposal Termination Right”).

Effect of Termination. If the Merger Agreement is terminated in accordance with its terms, the Merger Agreement will become void and have no effect, without any liability or obligation on the part of Lilly or Purchaser, on the one hand, or DICE, on the other hand (except to the extent that such termination results from the Willful Breach (as defined below) by a party thereto of any representation, warranty or covenant set forth in the Merger Agreement, in which case such party may be liable to the other party thereto for damages which could include, in the case of a breach by Lilly or DICE, liability to DICE for lost stockholder premium), except (i) certain specified provisions and definitions described in “DICE Termination Fee” below and (ii) to the extent that such termination results from the Willful Breach of by a party of any representation, warranty or covenant set forth in the Merger Agreement, in which case such party may be liable to the other party for damages. “Willful Breach” means a material breach, or a material failure to perform, any covenant, representation, warranty, or agreement set forth in the Merger Agreement, in each case, that is the consequence of an intentional act or omission by a party thereto with the knowledge that the taking of such act or failure to take such act would result in, constitute or cause a material breach or material failure to perform the Merger Agreement. Lilly and Purchaser have acknowledged and agreed in the Merger Agreement that any failure of Lilly and Purchaser to satisfy its obligations to irrevocably accept for payment or pay for the Shares following satisfaction of the Offer Conditions, and any failure of Lilly to cause the Merger to be effective following the satisfaction of the conditions set forth in the Merger Agreement, will be deemed to constitute a Willful Breach of a covenant of the Merger Agreement.

DICE Termination Fee. DICE will pay to Lilly a fee of $92 million (the “Termination Fee”) if:

•	DICE terminates the Merger Agreement pursuant to the Superior Proposal Termination Right;

•	Lilly terminates the Merger Agreement pursuant to the Adverse Recommendation Change Termination Right; or

•

(A) after June 18, 2023, a bona fide Company Takeover Proposal is proposed or announced or has become known to the DICE Board and such Company Takeover Proposal is not withdrawn prior to the time of termination, (B) the Merger Agreement is terminated (x) pursuant to the Outside Date Termination Right (but in the case of a termination by DICE, only if at such time Lilly would not be prohibited from terminating the Merger Agreement pursuant to the Outside Date Termination Right and in the case of a termination by either Lilly or DICE, only if at the time of any such termination, the Antitrust Condition and the Legal Restraint Condition have been satisfied but the Minimum Tender Condition has not been satisfied) or (y) by Lilly pursuant to the Company Material Breach Termination Right as a result of a breach by DICE of a covenant in the Merger Agreement, and (C) within 12 months after such termination, DICE consummates any Company Takeover Proposal or DICE enters into a definitive agreement with respect to any Company Takeover Proposal that is subsequently consummated. For these purposes, the term “Company Takeover Proposal” will have the meaning set forth in the definition of Company Takeover Proposal except that all references to 20% will be deemed references to 50%.

In the event the Termination Fee is paid to Lilly in accordance with the terms of the Merger Agreement, the Termination Fee will be deemed to be liquidated damages for any and all losses or damages suffered or incurred by Lilly or Purchaser and will constitute the sole and exclusive remedy of Lilly and Purchaser against DICE and its current, former or future stockholders and representatives for any loss suffered as a result of the failure of the Transactions to be consummated, and none of DICE or its current, former or future stockholders or representatives will have any further liability or obligation relating to or arising out of the Merger Agreement or the Transactions provided that nothing contained in the Merger Agreement relieves any party from liability for any Willful Breach of the Merger Agreement. Acceptance by Lilly of the Termination Fee after it is paid because DICE has terminated the Merger Agreement pursuant to the Superior Proposal Termination Right will constitute acceptance by Lilly of the validity of any termination of the Merger Agreement pursuant to the Superior Proposal Termination Right.

Specific Performance. The parties have acknowledged and agreed that irreparable damage would occur in the event that any of the provisions of the Merger Agreement were not performed in accordance with its specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. The parties have further agreed that the parties thereto will be entitled to an injunction or injunctions, or any other appropriate form of equitable relief, to prevent breaches of the Merger Agreement and to enforce specifically the performance of the terms and provisions of the Merger Agreement, without proof of damages or otherwise (and each party waived any requirement for the securing or posting of any bond in connection with such remedy), in addition to any other remedy to which they are entitled at law or in equity. The right to specific enforcement includes the right of DICE to cause Lilly and Purchaser to cause the Offer, the Merger and the other Transactions to be consummated on the terms and subject to the conditions set forth in the Merger Agreement.

Expenses. Except as otherwise set forth in the Merger Agreement, all fees and expenses incurred in connection with the Merger Agreement, the Offer, the Merger and the other Transactions will be paid by the party incurring such fees or expenses, whether or not the Offer or the Merger is consummated.

Offer Conditions. The Offer Conditions are described in Section 15 — “Conditions of the Offer.”

Other Agreements

Tender and Support Agreements

The following is a summary of the material provisions of the Tender and Support Agreements (as defined below). The following description of the Tender and Support Agreements is only a summary and is qualified in its entirety by reference to the Tender and Support Agreements, copies of which are filed as Exhibits (d)(2) and (d)(3) to the Schedule TO and are incorporated herein by reference.

Concurrently with entry into the Merger Agreement, Lilly and Purchaser entered into a (i) Tender and Support Agreement (as it may be amended from time to time, the “RA Tender and Support Agreement”), dated as of June 18, 2023, with RA Capital and (ii) Tender and Support Agreement (as it may be amended from time to time, the “Founder Tender and Support Agreement”), dated as of June 18, 2023, with J. Kevin Judice. Collectively, as of June 27, 2023, the Supporting Stockholders beneficially owned approximately 18% of the outstanding Shares. Lilly and the Purchaser expressly disclaim beneficial ownership of all Shares covered by the Tender and Support Agreements.

The Tender and Support Agreements provide that, no later than 10 business days after the commencement of the Offer, the Supporting Stockholders will tender into the Offer, and not withdraw, all outstanding Shares each Supporting Stockholder owns of record or beneficially (within the meaning of Rule 13d-3 under the Exchange Act) as of the date of the Tender and Support Agreements or that the Supporting Stockholders acquires record ownership or beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of after such date during the Support Period (as defined below) (collectively, the “Subject Shares”).

During the period from June 18, 2023 until the termination of the Tender and Support Agreements (the “Support Period”), the Supporting Stockholders have agreed, in connection with any annual or special meeting of the stockholders of DICE, however called, including any adjournment or postponement thereof, or any action proposed to be taken by written consent (if permitted at such time) of DICE’s stockholders, to (i) appear at each such meeting or otherwise cause all Subject Shares to be counted as present at the meeting for purposes of determining a quorum and (ii) be present (in person or by proxy) and vote or cause to be voted, or deliver (or cause to be delivered) a written consent with respect to all of the Subject Shares, (x) against any Company Takeover Proposal (other than the Merger), (y) against any change in membership of the DICE Board that is not recommended or approved by the DICE Board, and (z) against any other proposed action, agreement or transaction involving DICE that would reasonably be expected to, impede, interfere with, delay, postpone, adversely affect, or prevent the consummation of, the Offer, the Merger or the other Transactions.

During the Support Period, each Supporting Stockholder has further agreed not to, directly or indirectly, (i) create or permit to exist any lien, other than certain permitted liens, on any of such Supporting Stockholder’s Subject Shares, (ii) transfer, sell (including short sell), assign, gift, hedge, pledge, grant a participation interest in, hypothecate or otherwise dispose of, or enter into any derivative arrangement with respect to (collectively, “Transfer”), any of such Supporting Stockholder’s Subject Shares, or any right or interest therein (or consent to any of the foregoing), (iii) enter into any contract with respect to any Transfer of such Supporting Stockholder’s Subject Shares or any interest therein, (iv) grant or permit the grant of any proxy, power of attorney or other authorization or consent in or with respect to any of such Supporting Stockholder’s Subject Shares, (v) deposit or permit the deposit of any of such Supporting Stockholder’s Subject Shares into a voting trust or enter into a voting agreement or arrangement with respect to any of such Supporting Stockholder’s Subject Shares, or (vi) take or permit any other action that would in any way restrict, limit, impede, delay or interfere with the compliance with such Supporting Stockholder’s obligations thereunder in any material respect, otherwise make any representation or warranty of such Supporting Stockholder therein untrue or incorrect, or have the effect of preventing or disabling such Supporting Stockholder from complying with any of their obligations under the Tender and Support Agreements. The restrictions on Transfer are subject to certain customary exceptions.

During the Support Period, the Supporting Stockholders, solely in their capacities as stockholders of DICE, will not, and will cause their representatives not to, directly or indirectly (i) solicit, initiate, knowingly facilitate or knowingly encourage (including by way of providing information or taking any other action) any inquiries, proposals or offers, or the making of any submission or announcement of any inquiry, proposal or offer that constitutes or could reasonably be expected to lead to any Company Takeover Proposal, (ii) directly or indirectly engage in, enter into or participate in any discussions or negotiations with any person regarding, or furnish to any person any information or afford access to the business, properties, assets, books or records of DICE to, or take any other action to assist, knowingly facilitate or knowingly encourage any effort by any person, in each case in connection with or in response to any inquiry, offer or proposal that constitutes, or could reasonably be expected to lead to any Company Takeover Proposal, (iii) enter into any agreement in principle, letter of intent, term sheet, merger agreement, purchase agreement, acquisition agreement, option agreement or other similar instrument relating to any Company Takeover Proposal, (iv) knowingly encourage or recommend any other holder of Shares to vote against the Merger or to not tender Shares into the Offer or (vi) resolve or agree to do any of the foregoing. The Tender and Support Agreements provide that the Supporting Stockholders’ obligations under the agreements are solely in their respective capacities as stockholders of DICE, and not, if applicable, in such stockholders’ or any of their affiliates’ capacity as a director, officer or employee of DICE, and that nothing in the Tender and Support Agreements in any way restricts a director or officer of DICE in the taking of any actions (or failures to act) in his or her capacity as a director or officer of DICE, or in the exercise of his or her fiduciary duties as a director or officer of DICE.

Each Tender and Support Agreement terminates automatically upon the earliest of (i) the valid termination of the Merger Agreement in accordance with its terms, (ii) the Effective Time, (iii) termination of such Tender and Support Agreement by written notice of termination from Lilly to the applicable Supporting Stockholder(s) or (iv) the date on which any amendment or change to the Merger Agreement or the Offer is effected without the applicable Supporting Stockholders’ consent that decreases the amount, or changes the form, of consideration payable to all stockholders of DICE pursuant to the terms of the Merger Agreement.

Confidentiality Agreement

On April 21, 2022, Lilly and DICE entered into a confidentiality agreement (as amended, by the First Amendment to the Confidentiality Agreement, dated April 20, 2023, the “Confidentiality Agreement”) pursuant to which Lilly and DICE agreed to, for a period continuing until October 21, 2023, (i) hold in confidence and not disclose any confidential information of the other party to any third party and (ii) not use any confidential information of the other party for any purpose other than in connection with a potential transaction with the other party, in each case, subject to certain exceptions. The Confidentiality Agreement includes a customary standstill provision for the benefit of DICE that expires on October 21, 2023 and permits Lilly to privately approach the DICE Board or DICE’s chief executive officer during the standstill period. In addition, the standstill provision automatically terminates upon (a) DICE’s announcement that it has entered into a definitive agreement with a third party with respect to a possible business combination in which DICE’s stockholders immediately prior to such business combination would retain or receive voting securities which would constitute immediately following the business combination less than 30% of the combined voting power of the voting securities of the surviving entity or ultimate parent company of such entity, or (b) a tender or exchange offer is commenced by a person other than Lilly or Lilly’s controlled affiliates for 30% or more of the securities of DICE, or there is a third party offer for all, or substantially all, of the assets of DICE or any affiliate of DICE.

This summary of the Confidentiality Agreement is only a summary and is qualified in its entirety by reference to the Confidentiality Agreement, which is filed as Exhibit (d)(4) to the Schedule TO, and the First Amendment to the Confidentiality Agreement, which is filed as Exhibit (d)(5) to the Schedule TO, each of which is incorporated herein by reference.

12.	Purpose of the Offer; Plans for DICE

Purpose of the Offer

The purpose of the Offer is for Lilly, through Purchaser, to acquire control of, and would be the first step in Lilly’s acquisition of the entire equity interest in, DICE. The Offer is intended to facilitate the acquisition of all issued and outstanding Shares. The purpose of the Merger is to acquire all issued and outstanding Shares not tendered and purchased pursuant to the Offer. If the Offer is consummated, Purchaser intends to complete the Merger as soon as practicable thereafter.

The DICE Board unanimously (i) determined that the Offer, the Merger and the other Transactions are fair to, and in the best interests of DICE and its stockholders, (ii) approved and declared advisable the Merger and the execution, delivery and performance by DICE of the Merger Agreement and the consummation of the Transactions, (iii) resolved that the Merger Agreement and the Merger will be governed by and effected under Section 251(h) of the DGCL and (iv) resolved to recommend that DICE’s stockholders accept the Offer and tender their Shares pursuant to the Offer.

If the Offer is consummated, we will not seek the approval of DICE’s remaining stockholders before effecting the Merger. Section 251(h) of the DGCL provides that following consummation of a successful tender offer for a public corporation, and subject to certain statutory provisions, if the acquirer holds at least the amount of shares of each class of stock of the constituent corporation that would otherwise be required to approve a merger for the constituent corporation, and the other stockholders receive the same consideration for their stock in the merger as was payable in the tender offer, the acquirer can effect a merger without the action of the other stockholders of the constituent corporation. Accordingly, if we consummate the Offer, we are required pursuant to the Merger Agreement to complete the Merger without a vote of DICE stockholders in accordance with Section 251(h) of the DGCL.

Plans for DICE

After completion of the Offer and the Merger, DICE will become a wholly-owned subsidiary of Lilly. In connection with Lilly’s consideration of the Offer, Lilly has developed a plan, on the basis of available information, for the combination of the business of DICE with that of Lilly. Lilly plans to integrate DICE’s business into Lilly. Lilly will continue to evaluate and refine the plan and may make changes to it as additional information is obtained.

Except as set forth in this Offer to Purchase and the Merger Agreement, and as contemplated by the Transactions, Lilly and Purchaser have no present plans or proposals that would relate to or result in (i) any extraordinary corporate transaction involving DICE (such as a merger, reorganization, liquidation, relocation of any operations or sale or other transfer of a material amount of assets); (ii) any purchase, sale or transfer of a material amount of assets of DICE; (iii) any material change in DICE’s dividend policy, or indebtedness (if any) or capitalization; (iv) a class of securities of DICE being delisted from a national securities exchange or ceasing to be authorized to be quoted in an inter-dealer quotation system of a registered national securities association; (v) any change to the management of DICE; (vi) any other material change in DICE’s corporate structure or business; or (vii) a class of equity securities of DICE being eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act.

13.	Certain Effects of the Offer

If the Offer is consummated, subject to the satisfaction or waiver of certain conditions set forth in the Merger Agreement (See Section 11 — “The Merger Agreement; Other Agreements — Merger Agreement”), Purchaser will merge with and into DICE pursuant to Section 251(h) of the DGCL. Since the Merger will be governed by Section 251(h) of the DGCL, no stockholder vote will be required to consummate the Merger. Promptly after the consummation of the Offer, and subject to the satisfaction of the remaining conditions set forth in the Merger Agreement, we and DICE will consummate the Merger as soon as practicable pursuant to Section 251(h). Immediately following the Merger, all of the issued and outstanding shares of DICE’s common stock will be held by Lilly.

Market for the Shares. If the Offer is successful, there will be no market for the Shares because Purchaser intends to consummate the Merger as soon as practicable, thereafter subject to the satisfaction or waiver of certain conditions set forth in the Merger Agreement.

Stock Quotation. Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the requirements for continued listing on Nasdaq if, among other things, DICE does not meet the requirements for the number of publicly held Shares, the aggregate market value of the publicly held Shares or the number of market makers for the Shares. Lilly will seek to cause the delisting of the Shares on Nasdaq as promptly as practicable after the Effective Time.

If Nasdaq were to delist the Shares prior to the consummation of the Merger, it is possible that the Shares would continue to trade on other securities exchanges or in the over-the-counter market and that price or other quotations of the Shares would be reported by other sources. The extent, if any, of a public market for such Shares and the availability of such quotations would depend, however, upon such factors as the number of stockholders and the aggregate market value of such securities remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration under the Exchange Act, and other factors.

Margin Regulations. The Shares are currently “margin stock” under the Regulations of the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”), which has the effect, among other things, of allowing brokers to extend credit based on the use of Shares as collateral. Depending upon factors similar to those described above regarding the market for the Shares and stock quotations, it is possible that, following the Offer, the Shares would no longer constitute “margin stock” for the purposes of the margin regulations of the Federal Reserve Board and, therefore, could no longer be used as collateral for loans made by brokers.

Exchange Act Registration. The Shares are currently registered under the Exchange Act. Such registration may be terminated upon notice to the SEC if the Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by DICE to its stockholders and to the SEC and would make certain provisions of the Exchange Act no longer applicable to DICE, such as the short-swing profit recovery provisions of Section 16(b) of the Exchange Act, the requirement of furnishing a proxy statement pursuant to Section 14(a) of the Exchange Act in connection with stockholders’ meetings and the related requirement of furnishing an annual report to stockholders and the requirements of Rule 13e-3 under the Exchange Act with respect to “going private” transactions. Furthermore, the ability of “affiliates” of DICE and persons holding “restricted securities” of DICE to dispose of such securities pursuant to Rule 144 under the Securities Act may be impaired or eliminated. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be “margin stock” or be eligible for listing on Nasdaq. We will cause the delisting of the Shares from Nasdaq and the termination of the registration of the Shares under the Exchange Act as soon after completion of the Merger as the requirements for such delisting and termination of registration are satisfied.

14.	Dividends and Distributions

The Merger Agreement provides that from June 18, 2023 to the Effective Time, without the prior written consent of Lilly, DICE will not declare, set aside, establish a record date in respect of, accrue or pay any dividends on, or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock of DICE (other than dividends and distributions of cash by a direct or indirect wholly-owned subsidiary of DICE to its parent).

15.	Conditions of the Offer

For purposes of this Section 15, capitalized terms used in this Section 15 and defined in the Merger Agreement have the meanings set forth in the Merger Agreement, a copy of which is filed as Exhibit (d)(1) of the Schedule TO and is incorporated herein by reference. The obligation of Purchaser to accept for payment and pay for Shares validly tendered and not properly withdrawn pursuant to the Offer is subject to the satisfaction of the conditions below. Purchaser will not be required to, and Lilly will not be required to cause Purchaser to, accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-l(c) under the Exchange Act (relating to Purchaser’s obligation to pay for or return tendered Shares promptly after the termination or withdrawal of the Offer), to pay for any Shares tendered pursuant to the Offer and may delay the acceptance for payment of or, subject to any applicable rules and regulations of the SEC, the payment for, any tendered Shares, and (subject to the provisions of the Merger Agreement) may not accept for payment any tendered Shares if, at the then-scheduled expiration of the Offer, any of the following conditions (collectively, the “Offer Conditions”) exist:

(i)

the Minimum Tender Condition has not been satisfied. The “Minimum Tender Condition” means that there have been validly tendered in the Offer and not properly withdrawn prior to the Expiration Time that number of Shares that, when added to the Shares, if any, then owned by Lilly, Purchaser or any subsidiary of Lilly, would represent at least a majority of the Shares outstanding as of immediately following the consummation of the Offer;

(ii)

the Antitrust Condition has not been satisfied. The “Antitrust Condition” means that the waiting period under the HSR Act applicable to the purchase of Shares pursuant to the Offer and the consummation of the Merger has either expired or been terminated;

(iii)

the Legal Restraint Condition has not been satisfied. The “Legal Restraint Condition” means that there shall be no Legal Restraint in effect preventing or prohibiting the consummation of the Offer or the Merger;

(iv)

(A) any representations or warranties of DICE set forth in Article IV of the Merger Agreement (other than those set forth in Sections 4.01, 4.02(a), (c) and (d), 4.04, 4.08(a), 4.21, 4.23 and 4.24 of the Merger Agreement) shall not be true and correct at and as of June 18, 2023 and at and as of such time, except to the extent such representation or warranty expressly relates to a specified date (in which case on and as of such specified date), other than for such failures to be true and correct that have not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect (for purposes of determining the satisfaction of this condition, without regard to any qualifications or exceptions contained therein as to “materiality” or “Company Material Adverse Effect”), (B) any representation or warranty of DICE set forth in Sections 4.01, 4.04, 4.21, 4.23 and 4.24 of the Merger Agreement (concerning DICE’s organization, standing and power; authority, execution and delivery, and enforceability; brokers and other advisors; opinion of financial advisors; and no vote required) shall not be true and correct in all material respects at and as of June 18, 2023 and at and as of such time, except to the extent such representation or warranty expressly relates to a specified date (in which case on and as of such specified date) (for purposes of determining the satisfaction of this condition, without regard to any qualifications or exceptions contained therein as to “materiality” or “Company Material Adverse Effect”), (C) any representation or warranty of DICE set forth in Section 4.02(a), (c) and (d) of the Merger Agreement shall not be true and correct other than in de minimis respects at and as of June 18, 2023 and at and as of such time, except to the extent such representation or warranty expressly relates to a specified date (in which case on and as of such specified date) and (D) any representation or warranty of DICE set forth in Section 4.08(a) of the Merger Agreement shall not be true and correct in all respects as of such time (clauses (A) through (D), collectively, the “Representations Condition”);

(v)	DICE has failed to perform in all material respects the obligations to be performed by it as of such time under the Merger Agreement;

(vi)

Lilly has failed to receive from DICE a certificate, dated as of the date on which the Offer expires and signed by an executive officer of DICE, certifying to the effect that the conditions set forth in paragraphs (iv) and (v) immediately above have been satisfied as of immediately prior to the expiration of the Offer; or

(vii)	the Termination Condition exists. The “Termination Condition” means that the Merger Agreement has been validly terminated in accordance with its terms.

The foregoing conditions are for the sole benefit of Lilly and Purchaser and, subject to the terms and conditions of the Merger Agreement and the applicable rules and regulations of the SEC, may be waived by Lilly and Purchaser, in whole or in part at any time and from time to time, in their sole discretion (except for the Minimum Tender Condition and the Termination Condition, which may not be waived by Lilly or Purchaser). The failure by Lilly, Purchaser or any other affiliate of Lilly at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances and each such right will be deemed an ongoing right that may be asserted at any time and from time to time.

Notwithstanding the foregoing, any extension, delay, termination or amendment of the Offer will be followed as promptly as practicable by a public announcement thereof, and such announcement in the case of an extension will be made no later than 9:00 a.m., Eastern Time, on the business day after the previously scheduled

Expiration Time. In addition, if we make a material change in the terms of the Offer or the information concerning the Offer or if we waive a material condition of the Offer, we will disseminate additional tender offer materials and extend the Offer, in each case, if and to the extent required by Rules 14d-4(d)(1), 14d-6(c) and 14e-1 under the Exchange Act.

16.	Certain Legal Matters; Regulatory Approvals

General. Based on our examination of publicly available information filed by DICE with the SEC and other publicly available information concerning DICE, we are not aware of any governmental license or regulatory permit that appears to be material to DICE’s business that would be adversely affected by our acquisition of Shares pursuant to the Offer or, except as set forth below in this Section 16, of any approval or other action by any government or governmental administrative or regulatory authority or agency, domestic or foreign, that would be required for our purchase of Shares pursuant to the Offer. Should any such approval or other action be required or desirable, we currently contemplate that, except for takeover laws in jurisdictions other than Delaware as described below under “State Takeover Laws,” such approval or other action will be sought. However, except for observance of the waiting periods and the obtaining of the required approvals summarized under “Antitrust Compliance” below in this Section 16, we do not anticipate delaying the purchase of Shares tendered pursuant to the Offer pending the outcome of any such matter. There can be no assurance that any such approval or action, if needed, will be obtained or, if obtained, that it will be obtained without substantial conditions; and there can be no assurance that, in the event that such approvals were not obtained or such other actions were not taken, adverse consequences might not result to DICE’s business or that certain parts of DICE’s business might not have to be disposed of or held separate, any of which may give us the right to terminate the Offer at the Expiration Time without accepting for payment any Shares validly tendered (and not properly withdrawn) pursuant to the Offer. Our obligation under the Offer to accept for payment and pay for Shares is subject to the Offer Conditions, including, among other conditions, the Antitrust Condition. See Section 15 — “Conditions of the Offer.”

Antitrust Compliance

Under the HSR Act and the rules and regulations promulgated thereunder, certain transactions, including Purchaser’s purchase of Shares pursuant to the Offer, cannot be consummated until, among other things, notifications have been submitted to the FTC and the DOJ and specified waiting period requirements have been satisfied.

Lilly and DICE expect to file their respective Premerger Notification and Report Forms pursuant to the HSR Act with the FTC and the DOJ on or prior to July 10, 2023, which filing will initiate a 15-day waiting period. If the 15-day waiting period expires on a Saturday, Sunday or federal holiday, then such waiting period will be extended until 11:59 P.M., Eastern Time, of the next day that is not a Saturday, Sunday or federal holiday. Alternatively, to provide the FTC or DOJ with additional time to review the proposed transactions, Lilly may withdraw and refile its HSR Notification Forms, following a procedure established pursuant to 16 CFR 803.12(c), starting a new 15-day waiting period. If within the 15-day waiting period, the FTC or the DOJ issue a Request for Additional Information and Documentary Materials (a “Second Request”), the waiting period with respect to the Offer would be extended to 11:59 P.M., Eastern Time, on the 15th day after certification of substantial compliance with such Second Request by Lilly (however, the parties could agree with the FTC or DOJ not to consummate the acquisition for some period of time after the waiting period expires). As a practical matter, if a Second Request were issued, it could take a significant period of time to achieve substantial compliance with such Second Request, which could delay the Offer.

The FTC and the DOJ frequently scrutinize the legality under the U.S. antitrust laws of transactions like the Offer and the Merger. At any time, the FTC or the DOJ could take any action under the antitrust laws that it considers necessary, including seeking (i) to enjoin the purchase of Shares pursuant to the Offer, (ii) to enjoin the Merger, (iii) divestiture of substantial assets of the parties, or (iv) to require the parties to license, or hold separate, assets, to terminate existing relationships and contractual rights, or to take other actions or agree to other restrictions limiting the freedom of action of the parties. Private parties, as well as state attorneys general, also may bring legal actions under the antitrust laws under certain circumstances. At any time before or after the consummation of the Merger, notwithstanding the termination or expiration of the applicable waiting period under the HSR Act, any state or private party may also bring legal action under the antitrust laws seeking similar relief or seeking conditions to the completion of the Offer. See Section 15 —“Conditions of the Offer.”

Neither Lilly nor DICE can be certain that a challenge to the Offer or the Merger on antitrust grounds will not be made, or, if such challenge is made, what the result will be. See Section 15 — “Conditions of the Offer.”

State Takeover Laws

DICE is incorporated under the laws of the State of Delaware. In general, Section 203 of the DGCL (“Section 203”) prevents a Delaware corporation from engaging in a “business combination” (defined to include mergers and certain other actions) with an “interested stockholder” (including a person who owns or has the right to acquire 15% or more of a corporation’s outstanding voting stock) for a period of three years following the date such person became an “interested stockholder” unless, among other things, the “business combination” is approved by the board of directors of such corporation before such person became an “interested stockholder.” The DICE Board approved the Merger Agreement and the Transactions, and the restrictions on “business combinations” described in Section 203 are inapplicable to the Merger Agreement and the Transactions.

DICE conducts business in a number of states throughout the United States, some of which have enacted takeover laws. We do not know whether any of these laws will, by their terms, apply to the Offer or the Merger and have not attempted to comply with any such laws. Should any person seek to apply any state takeover law, we will take such action as then appears desirable, which may include challenging the validity or applicability of any such statute in appropriate court proceedings. In the event any person asserts that the takeover laws of any state are applicable to the Offer or the Merger, and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the Merger, we may be required to file certain information with, or receive approvals from, the relevant state authorities. In addition, if enjoined, we may be unable to accept for payment any Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer and the Merger. In such case, we may not be obligated to accept for payment any Shares tendered in the Offer. See Section 15 — “Conditions of the Offer.”

Going Private Transactions

The SEC has adopted Rule 13e-3 under the Exchange Act, which is applicable to certain “going private” transactions, and which may under certain circumstances be applicable to the Merger or another business combination following the purchase of Shares pursuant to the Offer in which we seek to acquire the remaining Shares not then held by us. We believe that Rule 13e-3 under the Exchange Act will not be applicable to the Merger because (i) we were not, at the time the Merger Agreement was executed, and are not, an affiliate of DICE for purposes of the Exchange Act; (ii) we anticipate that the Merger will be effected as soon as practicable after the consummation of the Offer (and in any event within one year following the consummation of the Offer); and (iii) in the Merger, stockholders will receive the same price per Share as the Offer Price.

Stockholder Approval Not Required

Section 251(h) of the DGCL generally provides that stockholder approval of a merger is not required if certain requirements are met, including that (i) the acquiring company consummates a tender offer for any and all of the outstanding stock of the company to be acquired that, absent Section 251(h) of the DGCL, would be entitled to vote on the adoption of the merger agreement and (ii) following the consummation of such tender offer, the acquiring company owns at least such percentage of the stock of the company to be acquired that, absent Section 251(h) of the DGCL, would be required to adopt the merger. If the Minimum Tender Condition is satisfied and we accept Shares for payment pursuant to the Offer, we will hold a sufficient number of Shares to consummate the Merger under Section 251(h) of the DGCL without submitting the adoption of the Merger Agreement to a vote of the DICE stockholders. Following the consummation of the Offer and subject to the satisfaction of the remaining conditions set forth in the Merger Agreement, Lilly, Purchaser and DICE will take all necessary and appropriate action to effect the Merger as soon as practicable without a meeting of DICE stockholders in accordance with Section 251(h) of the DGCL.

17.	Appraisal Rights

No appraisal rights are available to holders of Shares who tender such Shares in connection with the Offer. However, if the Merger is consummated pursuant to Section 251(h) of the DGCL, stockholders and beneficial owners (i) whose Shares were not tendered in the Offer; (ii) who properly demand and perfect appraisal of their Shares pursuant to, and who comply in all respects with, Section 262 of the DGCL; and (iii) who do not thereafter lose their appraisal rights (by withdrawal, failure to perfect or otherwise), in each case in accordance with the DGCL, will be entitled to have their Shares appraised by the Delaware Court and to receive payment of the “fair value” of such Shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest thereon, if any, as determined by the Delaware Court. Unless the Delaware Court in its discretion determines otherwise for good cause shown, interest from the Effective Time through the date of payment of the judgment will be compounded quarterly and will accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the Effective Time and the date of payment of the judgment.

In determining the “fair value” of any Shares, the Delaware Court will take into account all relevant factors. Holders of Shares should recognize that “fair value” so determined could be higher or lower than, or the same as, the Offer Price and that an investment banking opinion as to the fairness, from a financial point of view, of the consideration payable in a sale transaction, such as the Offer and the Merger, is not an opinion as to, and does not otherwise address, “fair value” under Section 262 of the DGCL. Moreover, we may argue in an appraisal proceeding that, for purposes of such proceeding, the fair value of such Shares is less than such amount.

Section 262 of the DGCL provides that, if a merger was approved pursuant to Section 251(h) of the DGCL, either a constituent corporation before the effective date of the merger or the surviving corporation within 10 days thereafter will notify each holder of any class or series of stock of such constituent corporation who is entitled to appraisal rights of the approval of the merger and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and will include in such notice a copy of Section 262 of the DGCL or information directing such holders to a publicly available electronic resource at which Section 262 of the DGCL may be accessed without subscription or cost. The Schedule 14D-9 constitutes the formal notice by DICE to its stockholders of appraisal rights in connection with the Merger under Section 262 of the DGCL.

Any stockholder or beneficial owner who desires to exercise such appraisal rights or who wishes to preserve his, her or its right to do so should review the discussion of appraisal rights in the Schedule 14D-9 as well as Section 262 of the DGCL carefully because failure to timely and properly comply with the procedures of Section 262 of the DGCL will result in the loss of appraisal rights under the DGCL. All references in Section 262 of the DGCL and in this Section 17 to a “stockholder” are to the record holder of Shares unless otherwise expressly noted herein, and all such references to a “beneficial owner” mean a person who is the beneficial owner of Shares held either in voting trust or by a nominee on behalf of such person unless otherwise expressly noted herein.

As described more fully in the Schedule 14D-9, if a stockholder or beneficial owner elects to exercise appraisal rights under Section 262 of the DGCL and the Merger is consummated pursuant to Section 251(h) of the DGCL, such stockholder or beneficial owner must do all of the following:

•	within the later of the consummation of the Offer, which occurs when Purchaser has accepted for payment Shares tendered into the Offer following the Expiration Time, and 20 days after the date of mailing of the Schedule 14D-9, deliver to DICE a written demand for appraisal of Shares held, which demand will be sufficient if it reasonably informs DICE of the identity of such stockholder or beneficial owner and that such stockholder or beneficial owner intends thereby to demanding appraisal of such stockholder or beneficial owner’s Shares;

•	not tender such stockholder’s or beneficial owner’s Shares in the Offer;

•	continuously hold of record or beneficially own, as applicable, the Shares from the date on which the written demand for appraisal is made through the Effective Time; and

•	comply with the procedures of Section 262 of the DGCL.

In addition, one of the ownership thresholds must be met and a stockholder or beneficial owner or the Surviving Corporation must file a petition in the Delaware Court demanding a determination of the value of the stock of all persons entitled to appraisal within 120 days after the Effective Time. The Surviving Corporation is under no obligation to file any such petition and has no intention of doing so.

In the case of a demand for appraisal made by a beneficial owner, the demand must (i) reasonably identify the holder of record of the Shares for which the demand is made, (ii) be accompanied by documentary evidence of the beneficial owner’s ownership of stock and a statement that such documentary evidence is a true and correct copy of what it purports to be, and (iii) provide an address at which such beneficial owner consents to receive notices given by DICE and to be set forth on the verified list to be filed with the Delaware Register in the Delaware Court. If the Shares are owned of record or beneficially in a fiduciary capacity, such as by a trustee, guardian or custodian, the demand must be made in that capacity, and if the Shares are owned of record or beneficially by more than one person, as in a joint tenancy or tenancy in common, the demand must be made by or for all owners of record or beneficial owners.

The foregoing summary of the appraisal rights of stockholders and beneficial owners under the DGCL does not purport to be a complete statement of the procedures to be followed by the stockholders or beneficial owners desiring to exercise any appraisal rights, or to preserve the ability to do so, and is qualified in its entirety by reference to Section 262 of the DGCL. The preservation and proper exercise of appraisal rights requires strict and timely adherence to the applicable provisions of the DGCL. Failure to timely and properly comply with the procedures of Section 262 of the DGCL will result in the loss of appraisal rights. More information regarding Section 262 of the DGCL is set forth in the Schedule 14D-9, which is being mailed to DICE stockholders together with the Offer materials (including this Offer to Purchase and the related Letter of Transmittal). Additionally, the full text of Section 262 of the DGCL may be accessed without subscription or cost at the Delaware Code Online (available at delcode.delaware.gov/title8/c001/sc09/index.html#262).

The information provided above is for informational purposes only with respect to your alternatives if the Merger is consummated. If you tender your Shares into the Offer (and do not subsequently properly withdraw such Shares prior to the Acceptance Time), you will not be entitled to exercise appraisal rights with respect to such Shares, but, instead, upon the terms and subject to the conditions to the Offer, you will receive the Offer Price for such Shares. The foregoing summary does not constitute any legal or other advice, nor does it constitute a recommendation to exercise appraisal rights under Section 262 of the DGCL. Stockholders and beneficial owners who are considering exercising their appraisal rights are urged to consult their respective legal advisors before electing or attempting to exercise such rights.

18.	Fees and Expenses

Purchaser has retained Georgeson LLC to be the Information Agent and Computershare Trust Company, N.A. to be the Depositary in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone and personal interview and may request banks, brokers, dealers, commercial banks, trust companies and other nominees to forward materials relating to the Offer to beneficial owners of Shares.

The Information Agent and the Depositary will each receive reasonable and customary compensation for their respective services in connection with the Offer, will be reimbursed for reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection therewith, including certain liabilities under federal securities laws.

Neither Lilly nor Purchaser will pay any fees or commissions to any broker, dealer, commercial bank, trust company or to any other person (other than to the Depositary and the Information Agent) in connection with the solicitation of tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies will, upon request, be reimbursed by Purchaser for customary mailing and handling expenses incurred by them in forwarding offering materials to the beneficial owners of Shares. In those jurisdictions where applicable laws or regulations require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by Purchaser.

19.	Miscellaneous

The Offer is not being made to (nor will tenders be accepted from or on behalf of holders of) holders of Shares in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction. In those jurisdictions where applicable laws or regulations require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by Purchaser.

Purchaser has filed with the SEC the Schedule TO pursuant to Rule 14d-3 under the Exchange Act, together with exhibits furnishing certain additional information with respect to the Offer, and may file any amendments to the Schedule TO (including the exhibits to the Schedule TO, which include this Offer to Purchase and the related Letter of Transmittal). In addition, DICE has filed or will file, pursuant to Rule 14d-9 under the Exchange Act, the Schedule 14D-9 with the SEC, together with exhibits, setting forth the recommendation of the DICE Board with respect to the Offer and the reasons for such recommendation and furnishing certain additional related information. Copies of such documents, and any amendments thereto, are available free of charge at www.sec.gov.

No person has been authorized to give any information on behalf of Lilly or Purchaser not contained in the Schedule TO (including this Offer to Purchase or the related Letter of Transmittal). We have not authorized anyone to provide you with different or additional information and take no responsibility for, and can provide no assurance as to the reliability of, any information that others may give. No broker, dealer, commercial bank, trust company or other person will be deemed to be the agent of Lilly, Purchaser, the Depositary or the Information Agent for the purposes of the Offer.

Durning Acquisition Corporation

June 30, 2023

SCHEDULE I

DIRECTORS AND EXECUTIVE OFFICERS OF PURCHASER AND LILLY

1. PURCHASER

The name, business address, present principal occupation or employment and material occupations, positions, offices or employment for the past five years of the directors and executive officers of Purchaser are set forth below. The business address of Purchaser is Lilly Corporate Center, Indianapolis, IN 46285. The telephone number at such office is (317) 276-2000. Except as otherwise indicated, all directors and executive officers listed below are citizens of the United States. Directors are identified by an asterisk.

Name and Position	Present Principal Occupation or Employment; Material Positions Held During the Last Five Years; Citizenship (if not United States)
Philip L. Johnson*	Mr. Johnson has served as director and president of Purchaser since 2023. Mr. Johnson has served as group vice president and treasurer since 2018. Between 2007 and 2017, Mr. Johnson served as senior vice president of investor relations of Lilly.

Gordon J. Brooks*	Mr. Brooks has served as director of Purchaser since 2023. Mr. Brooks has held various positions at Lilly since 1995, including chief procurement officer of Lilly since 2022, chief procurement officer and chief financial officer, bio-medicines from 2019 to 2021, chief procurement officer and vice president, corporate finance and investment banking from 2018 to 2019 and chief financial officer, global manufacturing and bio-medicines in 2017.

Michael C. Thompson*	Mr. Thompson has served as director and treasurer of Purchaser since 2023. Mr. Thompson has held various positions at Lilly since 2009, including associate vice president of finance, assistant treasurer of Lilly since 2022, director of Eli Lilly Export and chief financial officer Alps (Switzerland and Austria) from 2020 to 2022, advisor in corporate finance and investment banking from 2018 to 2020 and consultant in debt capital markets from 2016 to 2018.

Chris Anderson	Mr. Anderson has served as secretary of Purchaser since 2023. Mr. Anderson has served as associate vice president, leader of corporate securities and assistant corporate secretary of Lilly since 2022. Prior to joining Lilly, Mr. Anderson served as general counsel and chief regulatory officer at Fluresh LLC from 2019 to 2022. Mr. Anderson also served as chief counsel, corporate and securities at GE Healthcare from 2018 to 2019. Between 2015 and 2018, Mr. Anderson held various positions at The Kraft Heinz Company, including assistant corporate secretary and deputy general counsel, corporate and securities in 2018 and assistant corporate secretary and chief counsel, corporate and securities from 2016 to 2018.

Jonathan Groff	Mr. Groff has served as assistant secretary of Purchaser since 2023. Mr. Groff has served as executive director and counsel, corporate securities and assistant secretary of Lilly since 2023 and director and then senior director and counsel, corporate securities and assistant secretary of Lilly from 2021 to 2023. Prior to joining Lilly, Mr. Groff was an associate and then of counsel at Ice Miller LLP from 2013 to 2021.

Katie Lodato	Ms. Lodato has served as assistant treasurer of Purchaser since 2023. Ms. Lodato has served as senior vice president of global tax for Lilly since 2018. Prior to this role, Ms. Lodato served in a variety of tax-related roles at Lilly, including senior director and tax counsel roles.

Sch I-1

2. LILLY

The name, business address, present principal occupation or employment and material occupations, positions, offices or employment for the past five years of each of the directors and executive officers of Lilly are set forth below. The business address of each such director and executive officer is Lilly Corporate Center, Indianapolis, IN 46285. The telephone number at such office is (317) 276-2000. Except as otherwise indicated, all directors and executive officers listed below are citizens of the United States. Directors are identified by an asterisk.

Name and Position	Present Principal Occupation or Employment; Material Positions Held During the Last Five Years; Citizenship (if not United States)
Ralph Alvarez*	Mr. Alvarez has served as a director of Lilly since 2009. Mr. Alvarez has been an operating partner at Advent International Corporation since 2017. Mr. Alvarez serves on the President’s Council for the University of Miami and is a member of the board of directors of Lowe’s Companies, Inc., Traeger, Inc., First Watch Restaurant Group, Inc. and several private companies. Mr. Alvarez has previously served on the boards of Dunkin’ Brands Group, Inc., McDonald’s Corporation, Realogy Holdings Corp., KeyCorp, and Skylark Co., Ltd.

Katherine Baicker, Ph.D.*	Dr. Baicker has served as a director of Lilly since 2011. Dr. Baicker has served as the Provost of the University of Chicago since 2023 and the Emmett Dedmon Professor of the Harris School of Public Policy at the University of Chicago since 2017. She also served as the Dean of the Harris School of Public Policy at the University of Chicago from 2017 to 2023. Prior to this, Dr. Baicker was the C. Boyden Gray Professor at the Harvard T.H. Chan School of Public Health from 2014 to 2017 and a professor of health economics from 2007 to 2017. Dr. Baicker previously served on the board of directors of HMS Holdings Corp. from 2019 to 2021. Dr. Baicker currently serves on the Panel of Health Advisers to the Congressional Budget Office, the Advisory Board of the National Institute for Health Care Management Foundation and the Editorial Board of Health Affairs. Dr. Baicker also serves as research associate of the National Bureau of Economic Research and as a trustee of the Mayo Clinic and of the National Opinion Research Center. Dr. Baicker is an elected member of the National Academy of Medicine, the National Academy of Social Insurance, the Council on Foreign Relations and the American Academy of Arts and Sciences.

J. Erik Fyrwald*	Mr. Fyrwald has served as a director of Lilly since 2005. Mr. Fyrwald has served as president and chief executive officer of Syngenta Group since 2016. Mr. Fyrwald serves on the boards of directors of Bunge Limited, Syngenta Group, the UN World Food Program Farm to Market Alliance, CropLife International, the Swiss-American Chamber of Commerce and the Syngenta Foundation for Sustainable Agriculture.

Mary Lynne Hedley, Ph.D.*	Dr. Hedley has served as director since 2022. Dr. Hedley has been a Senior Scientific Fellow at the Broad Institute of the Massachusetts Institute of Technology and Harvard University since 2021. From 2010 until 2020, Dr. Hedley served as director, president and chief operating officer at TESARO, Inc. Dr. Hedley sits on the boards of Helsinn Healthcare SA, Veeva Systems, Inc., Centessa Pharmaceuticals plc, Youville Assisted Living Communities, and the steering committee of WITH (Women Innovating Together in Healthcare).

Sch I-2

Name and Position	Present Principal Occupation or Employment; Material Positions Held During the Last Five Years; Citizenship (if not United States)
Jamere Jackson*	Mr. Jackson has served as director since 2016. Mr. Jackson has been executive vice president and chief financial officer of AutoZone, Inc. since 2020. From 2018 until 2020, Mr. Jackson was chief financial officer of Hertz Global Holdings Inc. From 2014 until 2018, he was the chief financial officer at Nielsen Holdings plc. Mr. Jackson served on the board of directors for Hibbett Sports, Inc. from 2020 until 2022.

Kimberly H. Johnson*	Ms. Johnson has served as a director of Lilly since 2021. Ms. Johnson has served as chief operating officer of T. Rowe Price Group, Inc. since 2022. Prior to Ms. Johnson’s service with T. Rowe, Ms. Johnson held various roles at the Federal National Mortgage Association, including executive vice president and chief operating officer from 2018 to 2022, executive vice president and chief risk officer from 2017 to 2018 and senior vice president and chief risk officer from 2015 to 2017. Ms. Johnson is a member of the board of directors for Share Our Strength and Planet Word.

William G. Kaelin, Jr., M.D.*	Dr. Kaelin has served as a director of Lilly since 2012. Dr. Kaelin has been the Sidney Farber Professor of Medicine at the Harvard Medical School since 2018. Dr. Kaelin has also been a professor at the Dana-Farber Cancer Institute and Brigham and Women’s Hospital since 2002. Dr. Kaelin has also been an investigator at the Howard Hughes Medical Institute since 2002. Dr. Kaelin was previously a professor of medicine at the Harvard Medical School from 2002 to 2018. Dr. Kaelin is a member of the National Academy of Medicine, the National Academy of Sciences, the American College of Physicians, the Association of American Physicians, the American Society of Clinical Investigation (ASCI) and the American Academy of Arts and Sciences.

Juan R. Luciano*	Mr. Luciano has served as a director of Lilly since 2016 and lead independent director since 2019. Mr. Luciano has served as chairman at the Archer Daniels Midland Company (ADM) since 2016 and chief executive officer and president since 2015. Mr. Luciano currently serves on the board of directors of ADM and Intersect Illinois. Mr. Luciano also serves on the Board of Trustees of the Rush University Medical Center. Mr. Luciano is a citizen of the U.S. and Argentina.

David A. Ricks*	Mr. Ricks has served as chair, president and chief executive officer of Lilly since 2017. Previously, Mr. Ricks held various leadership roles with Lilly, including senior vice president and president, Lilly Bio-Medicines. Mr. Ricks currently serves as a director on the board of Adobe Inc. Mr. Ricks has also previously served as the chair of the board of the Pharmaceutical Research and Manufacturers of America. Mr. Ricks is a member of the International Federation of Pharmaceutical Manufacturers & Association’s CEO Steering Committee, The Business Roundtable and the National Council for Expanding American Innovation.

Marschall S. Runge, M.D., Ph.D.*	Dr. Runge has served as a director of Lilly since 2013. Dr. Runge has served as Executive Vice President for Medical Affairs at the University of Michigan and chief executive officer of Michigan Medicine since 2015. Dr. Runge has also served as Dean of the Medical School at the University of Michigan since 2015. Dr. Runge currently serves as vice chair of University of Michigan Health and chair of the Michigan Health Corporation. Dr. Runge is a member of the

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Name and Position	Present Principal Occupation or Employment; Material Positions Held During the Last Five Years; Citizenship (if not United States)
American Association of Medical Colleges, the American College of Cardiology and the American Medical Association.

Gabrielle Sulzberger*	Ms. Sulzberger has served as a director of Lilly since 2021. Ms. Sulzberger has served as Chair of Global ESG Advisory at Teneo since 2021. Ms. Sulzberger has also served as strategic advisor to Two Sigma Impact and as senior advisor to Centerbridge Partners, each since 2021. Previously, Ms. Sulzberger served as general partner at Rustic Canyon/Fontis Partners L.P. from 2005 to 2018. Ms. Sulzberger currently serves on the board of Mastercard Incorporated, Cerevel Therapeutics and Warby Parker Inc. Ms. Sulzberger also serves on the boards of the Metropolitan Museum of Art, the Ford Foundation, Trinity Wall Street and Sesame Street Workshop. Previously, Ms. Sulzberger served on the boards of Whole Foods Markets, Inc., Teva Pharmaceuticals Industries Limited, Stage Stores, Inc., IndyMac Bancorp, Inc., Bright Horizons Family Solutions Inc. and Brixmor Property Group Inc.

Karen Walker*	Ms. Walker has served as a director of Lilly since 2018. Ms. Walker has served as an operating partner at The Goldman Sachs Group, Inc. since 2023. Previously, Ms. Walker served as senior vice president and chief marketing officer of Intel Corporation since 2019. Prior to joining Intel, Ms. Walker held various roles at Cisco Systems, Inc., including senior vice president and chief marketing officer from 2015 to 2019. Ms. Walker currently sits on the board of Sprout Social, Inc. and the Salvation Army Advisory Board of Silicon Valley. Ms. Walker is a citizen of the U.S. and the U.K.

Anat Ashkenazi	Ms. Ashkenazi has held the role of executive vice president and chief financial officer of Lilly since 2021. Ms. Ashkenazi has held various leadership roles with Lilly, including senior vice president, controller and chief financial officer of Lilly Research Laboratories from 2016 to 2021. Ms. Ashkenazi is a citizen of the U.S. and Israel.

Eric Dozier	Mr. Dozier has held the role of executive vice president, human resources and diversity of Lilly since 2022. Mr. Dozier has held various leadership roles with Lilly, including vice president, chief commercial officer for Loxo@Lilly from 2021 to 2022, vice president, North American oncology from 2018 and 2021, and vice president ethics and compliance from 2017 to 2018.

Anat Hakim	Ms. Hakim has held the role of executive vice president, general counsel and secretary of Lilly since 2020. Prior to joining Lilly, Ms. Hakim served as senior vice president, general counsel and secretary of WellCare Health Plans, Inc. (WellCare) from 2016 to 2018, and as executive vice president, general counsel and secretary of WellCare from 2018 to 2020. Ms. Hakim is a citizen of the U.S. and Israel.

Edgardo Hernandez	Mr. Hernandez has held the role of executive vice president and president of manufacturing operations of Lilly since 2021. Mr. Hernandez has held various leadership roles with Lilly, including as senior vice president of global parenteral drug product, delivery devices and regional manufacturing from 2017 until 2021. Mr. Hernandez was vice president of Fegersheim Operations for Lilly’s manufacturing site located in France from 2016 to 2017.

Patrik Jonsson	Mr. Jonsson has held the roles of executive vice president of Lilly, president of Lilly Immunology, president of Lilly USA and chief customer officer since

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Name and Position	Present Principal Occupation or Employment; Material Positions Held During the Last Five Years; Citizenship (if not United States)
2021. Mr. Jonsson has held various leadership roles with Lilly, including senior vice president and president of Lilly USA from 2020 to 2021, chief customer officer, senior vice president and president of Lilly Bio-Medicines from 2019 to 2020, and president and general manager of Lilly Japan from 2014 to 2019.

Michael B. Mason	Mr. Mason has held the role of executive vice president of Lilly and president of Lilly Diabetes since 2020. Since joining Lilly in 1989, Mr. Mason has held various leadership roles with Lilly, including roles in research and development, engineering, manufacturing, strategy, business development, marketing, sales and corporate leadership.

Johna L. Norton	Ms. Norton has held the role of executive vice president of global quality of Lilly since 2017. Ms. Norton has held various leadership roles with Lilly, including vice president, global quality assurance API manufacturing and product research and development.

Leigh Ann Pusey	Ms. Pusey has held the role of executive vice president of corporate affairs and communications of Lilly since 2017. Prior to joining Lilly, Ms. Pusey was president and chief executive officer of the American Insurance Association from 2009 to 2017.

Diogo Rau	Mr. Rau has held the role of executive vice president and chief information and digital officer of Lilly since 2021. Prior to joining Lilly, Mr. Rau was senior director of information systems and technology for retail and online stores of Apple Inc. from 2011 to 2021.

Daniel M. Skovronsky, M.D., Ph.D.	Dr. Skovronsky has held the role of chief scientific and medical officer of Lilly, and executive vice president of science and technology and president of Lilly Research Laboratories since 2021. Dr. Skovronsky has held various leadership roles with Lilly, including senior vice president, chief scientific officer, and president of Lilly Research Laboratories from 2018 to 2021 and, previously, as senior vice president, clinical and product development.

Jacob Van Naarden	Mr. Van Naarden has held the role of executive vice president of Lilly and president of Loxo@Lilly since 2021. Previously, Mr. Van Naarden served as chief executive officer-Loxo Oncology at Lilly in 2021 and chief operating officer-Loxo Oncology at Lilly from 2019 to 2021. Mr. Van Naarden joined Lilly in 2019 when Lilly acquired Loxo Oncology, Inc., where he was the chief operating officer.

Alonzo Weems	Mr. Weems has held the role of executive vice president, enterprise risk management and chief ethics and compliance officer of Lilly since 2021. Since joining Lilly in 1997, Mr. Weems has held various leadership roles with Lilly, including vice president and deputy general counsel for corporate legal functions from 2018 to 2021, and general counsel for Lilly USA and Diabetes Business Unit from 2017 to 2018.

Anne E. White	Ms. White has held the role of executive vice president of Lilly and president of Lilly Neuroscience since 2021. Since joining Lilly in 1991, Ms. White has held various leadership roles at Lilly, including senior vice president and president of Lilly Oncology from 2018 to 2021.

Ilya Yuffa	Mr. Yuffa has held the role of executive vice president of Lilly and president of Lilly International since 2021. Mr. Yuffa has held various leadership roles with

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Name and Position	Present Principal Occupation or Employment; Material Positions Held During the Last Five Years; Citizenship (if not United States)
Lilly, including senior vice president and president of Lilly Bio-Medicines from 2020 to 2021, vice president of U.S. Diabetes from 2018 to 2020 and general manager of Lilly’s Italy Hub from 2017 to 2018.

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The Letter of Transmittal and certificates evidencing Shares and any other required documents should be sent by each holder or such holder’s broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below:

The Depositary for the Offer is:

If delivering by mail:	If delivering by express mail, courier or any other expedited service:

Computershare c/o Voluntary Corporate Actions P.O. Box 43011 Providence, Rhode Island 02940-3011	Computershare c/o Voluntary Corporate Actions Suite V 150 Royall Street Canton, Massachusetts 02021

Questions or requests for assistance may be directed to the Information Agent at the address and telephone number listed below. Additional copies of this Offer to Purchase, the related Letter of Transmittal and other materials related to the Offer may be obtained at no cost to stockholders from the Information Agent. Additionally, copies of this Offer to Purchase, the related Letter of Transmittal and any other materials related to the Offer are available free of charge at www.sec.gov. Stockholders may also contact their brokers, dealers, commercial banks, trust companies or other nominees for assistance.

The Information Agent for the Offer is:

1290 Avenue of the Americas, 9th Floor

New York, NY 10104

Shareholders, Banks and Brokers

Call Toll Free: 1-866-431-2105

Via Email: DICETherapeutics@georgeson.com